    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1997
                                                    REGISTRATION NO. 333-21043
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                    ------
                               AMENDMENT NO. 2
                                      TO
                                  FORM SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                    ------
                       MARINE MANAGEMENT SYSTEMS, INC.
                (Name of small business issuer in its charter)


          Delaware                                      7300                         06-0886588
(State or other jurisdiction                 (Primary Standard Industry           (I.R.S. Employer
of incorporation or organization)           Classification Code Number)         Identification No.)

                               470 West Avenue
                         Stamford, Connecticut 06902
                                (203) 327-6404
                  (Address and telephone number of principal
              executive offices and principal place of business)
                                    ------
                               Eugene D. Story
                                  President
                       Marine Management Systems, Inc.
                               470 West Avenue
                         Stamford, Connecticut 06902
                                (203) 327-6404
          (Name, address and telephone number of agent for service)
                                    ------
                                  Copies to:
    Frank J. Marco, Esq.                      Robert J. Mittman, Esq.
    Shipman & Goodwin LLP                     Tenzer Greenblatt LLP
    One American Row                          405 Lexington Avenue
    Hartford, Connecticut 06103               New York, New York 10174
    Telephone No.: (860) 251-5000             Telephone No.: (212) 885-5000
    Facsimile No.: (860) 251-5900             Facsimile No.: (212) 885-5001
                                     ------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                    ------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   PRELIMINARY PROSPECTUS, DATED APRIL 8, 1997
                            SUBJECT TO COMPLETION

                       MARINE MANAGEMENT SYSTEMS, INC.

                     1,200,000 SHARES OF COMMON STOCK AND
       REDEEMABLE WARRANTS TO PURCHASE 1,200,000 SHARES OF COMMON STOCK


   Marine Management Systems, Inc. (the "Company") is offering hereby 1,200,000 shares (the "Shares") of the common stock, par value $.002 per share, of the Company (the "Common Stock") and redeemable warrants to purchase 1,200,000 shares of Common Stock (the "Warrants"). The Shares and Warrants may be purchased separately. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $5.50, subject to adjustment in certain circumstances, for a period of four years
commencing     , 1998. The Warrants are redeemable by the Company at any time
commencing     , 1998, upon notice of not less than 30 days, at a price of
$.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third trading day prior to the day on which the Company gives notice (the "Call Date") has been at least 150% (currently $8.25, subject to adjustment) of the then effective exercise price of the Warrants and the Company obtains the written consent of the Underwriter to such redemption prior to the Call Date. See "Description of Securities."

   Of the Shares and Warrants being sold in this offering, 200,000 Shares and 200,000 Warrants have been reserved for sale, at the initial public offering prices set forth below, to Sperry Marine Inc. ("Sperry") or one of its affiliates. Sperry, in addition to being a greater than 5% stockholder of the Company, has formed a strategic alliance with the Company for the marketing and distribution of the Company's products. See "Prospectus Summary," "Business -- Sales and Marketing," "Principal Stockholders" and "Certain Transactions."

   Prior to this offering, there has been no public market for the Common Stock or Warrants and there can be no assurance that such a market will develop. It is anticipated that the Shares and Warrants will be quoted on the Nasdaq SmallCap Market under the symbols "MMSY" and "MMSYW", respectively. The offering prices of the Shares and Warrants and the exercise price of the Warrants were determined pursuant to negotiations between the Company and the Underwriter and do not necessarily relate to the Company's book value or any other established criteria of value. For a discussion of the factors considered in determining the offering prices of the Shares and Warrants, see "Underwriting."
                                    ------


THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF
  RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY
    INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE
        "RISK FACTORS" COMMENCING ON PAGE 10 AND "DILUTION" ON PAGE 24.
                                    ------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================
                             Price           Underwriting         Proceeds
                               to            Discounts and           to
                             Public         Commissions(1)       Company(2)
------------------------------------------------------------------------------
Per Share ................   $5.00               $.50               $4.50
------------------------------------------------------------------------------
Per Warrant ..............    $.10               $.01               $.09
------------------------------------------------------------------------------
Total(3)  ................ $6,120,000          $612,000          $5,508,000
==============================================================================

(1) In addition, the Company has agreed to pay the Underwriter a 3% nonaccountable expense allowance, to grant the Underwriter warrants (the "Underwriter's Warrants") to purchase up to 120,000 shares of Common Stock and/or 120,000 warrants, to retain the Underwriter as a financial consultant and to grant the Underwriter a right of first refusal in connection with future financings. The Company has also agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, including the Underwriter's nonaccountable expense allowance in the amount of $183,600 ($211,140 if the Underwriter's over-allotment option is exercised in full), estimated at $833,600.

(3) The Company has granted the Underwriter an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 180,000 additional Shares and/or 180,000 additional Warrants on the same terms set forth above, solely for the purpose of covering over-allotments, if any. If the Underwriter's over-allotment option is exercised in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be $7,038,000, $703,800 and $6,334,200, respectively. See "Underwriting."
                                      ------

   The Shares and Warrants are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Shares and Warrants will be made against payment therefor at the offices of the Underwriter, 650 Fifth Avenue, New
York, New York 10019, on or about          , 1997.



                          WHALE SECURITIES CO., L.P.


               The date of this Prospectus is          , 1997.

                                 [Company LOGO]

Marine Management Systems, Inc.
Advanced Software Solutions
for the Marine Industry

[Photos of ships, ship's bridge and communications satellite dish]

MMS's software products are designed to enable its customers to operate their ocean-going ships in a safer and more efficient manner through the use of shipboard and shore-based computer applications and networks connected by wireless communications.



                            AVAILABLE INFORMATION

   As of the date of this Prospectus, the Company will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.
                                    ------

   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS, ON NASDAQ, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE, WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICES OF THE COMMON STOCK AND WARRANTS. SPECIFICALLY, THE UNDERWRITER MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK AND WARRANTS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Except as otherwise noted, all information contained in this Prospectus, including per share data and information relating to the number of shares outstanding, gives retroactive effect to the 1-for-2.7 reverse split of the Common Stock effected on August 20, 1996 and assumes no exercise of the Underwriter's over-allotment option to purchase up to 180,000 additional shares of Common Stock and/or 180,000 additional Warrants. See "Underwriting" and Note 9 of Notes to Financial Statements.

   This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                 THE COMPANY

   The Company develops, markets, sells and supports software systems, and sells and supports associated hardware and communications systems, for the management of commercial ships in the international maritime industry. The Company's products are designed to enable its customers to operate their ocean- going ships in a safer and more efficient manner through the use of shipboard and shore-based computer applications and networks connected by wireless communications. The Company sells its products in the international shipping market to operators of all types of ships, including crude oil and product tankers, gas carriers, container ships, cruise liners, bulk carriers and other specialty ships. The Company has 27 years of experience in the maritime industry and has an established international market presence and a significant installed customer base of over 1,500 installations at over 600 shipboard and shore-based sites worldwide.

   The international maritime market is primarily an open, free market, allowing ships of any country to compete for business. The broad nature of this market, coupled with the fact that there are over 80,000 vessels in the world's commercial fleet competing for business, has generated growing pressure on shipowners/operators to operate their ships more efficiently. In addition, a significant expansion of international maritime regulations has occurred in recent years requiring shipowners/operators to operate their ships in a safer and more environmentally protective manner or face major liability exposure. At the same time, however, the economic pressures of the industry are leading to smaller-sized crews on ships, which is increasing the burdens associated with efficient ship operation and safety and environmental regulation compliance. The Company believes that these factors have created an environment where productivity aids, such as those provided by the Company's information technology systems, can offer large benefits to shipowners/operators.

   The Company's core business currently centers around its existing Fleet Manager Series products, a multifaceted line of software applications for the management of ship operations. These applications include: FleetWORKS, a systems package for shipboard inventory and maintenance management; FleetLINK, a marine data communications and e-mail systems package for high speed data transmission over satellite, cellular and/or terrestrial links; and FleetWATCH, a shipboard reporting and administrative systems package. This suite of integrated applications allows shipowners/operators to manage costs, manage resources and comply with both internal and externally mandated safety and environmental issues, while combining ease of use and broad-based functionality with low implementation costs and full scalability. The Company has also developed services to support its Fleet Manager Series products, ranging from database development and validation to the supply of shipboard computer hardware, related engineering, integration and training services and maintenance support. The Fleet Manager Series versions currently being shipped are DOS-based; however, the Company is in the process of developing Windows- based versions. The initial modules of the Windows-based versions have been delivered to certain customers for beta testing, and these modules are expected to be commercially available during the second quarter of 1997, with the balance of modules expected to be commercially available by the end of 1997.

   While many shipowners/operators are just beginning to implement information technology systems within their enterprises, others have already made significant investment in their information technology infrastructures. Due to the increasing proliferation of available technology, more and more of these infrastructures are incorporating a variety of software environments, computing platforms and communications protocols and applications supplied by a variety of vendors, and such variety often results in incompatible systems and applications within and among an enterprise's many locations. As a result, demand is increasing for systems that offer shipowners/operators a standard interface, transparent communications and the ability to integrate enterprise and ship specific productivity applications for local and remote enterprise users. In response, the Company has designed, and is currently developing, an Integrated Shipboard Information Technology ("ISIT") platform (a computer operating environment standard) for the maritime industry. This platform is designed to permit the integration of a myriad of ship equipment and informational systems, including proposed ISIT-compliant versions of the Company's Fleet Manager Series products currently under development, under a common protocol and to provide a standard interface to shore-based systems. When completed, the ISIT platform is intended to provide users with a common communication path for all of their ISIT-compliant software applications, enabling them to use most satellite services and a variety of telephone networks and services, including the Internet. It is also intended to provide a means for collecting and storing a ship's operating data (for instance, the data found in the various control systems on the ship's bridge and engine room which operate with their own proprietary protocols) in a common database and format. The Company believes it is the only software company developing a systems operating environment compliant with recently created American Society for Testing and Materials ("ASTM") standards and proposed International Standards Organization ("ISO") standards, which standards are expected to dictate the software operating systems standard for the industry.

   The Company is developing the ISIT platform as part of a project chosen for shared expense funding by the United States government. Certain other companies involved in various technologies and services associated with international ship operations, design and information technologies are participating in various related aspects of the project. Upon completion of the project, the Company will retain all rights to the ISIT platform, subject only to a value added reseller agreement (and a sharing of a portion of any revenues derived from the commercialization of the ISIT platform) with the other project members and to agreements with certain of the Company's sales agents. The Company expects to complete initial development and to begin initial testing of the ISIT platform in the second quarter of 1997 and to commence initial marketing of the ISIT platform and ISIT-compliant versions of its Windows-based Fleet Manager Series products by the fourth quarter of 1997.


   As part of its strategic plan, the Company also intends to expand its operations in order to provide its customers with satellite communication services. Currently, the Company provides software solutions for ship-to-shore communications, but the actual wireless communications services must be procured by the Company's customers from other vendors. The Company intends to contract with communications service providers and to resell their communication services to shipowners/operators as part of a bundled offering with its other products and services, enabling it to serve as a single-source provider for ship-to-shore data communications.

   The Company believes that once it has completed the ISIT platform and its negotiation of reseller agreements with one or more satellite communication service providers, the Company will be in the unique position of being able to provide shipowners/operators with one-stop shopping for their fleet management requirements, including application software, platform software, hardware, systems integration and engineering services and associated communications services. In addition, the Company believes that the development of the ISIT platform could be a major breakthrough for the commercial shipping business and that it represents a strategic opportunity for the Company to significantly increase its market share position within the maritime industry. Thus, the Company intends to expand its marketing efforts to focus not only on direct sales of its products and services to shipowners/operators but also on the marketing of the ISIT platform to a variety of maritime organizations, including shipboard control system suppliers and hardware and software vendors, who will be able to bundle the ISIT platform with their respective product lines.

   In keeping with such strategy, in December 1996, the Company and Sperry Marine Inc. ("Sperry"), a worldwide leader in providing advanced electronic navigation and guidance systems to commercial and military customers for marine and aircraft applications and a wholly-owned subsidiary of Litton Industries Inc. ("Litton"), a $3.6 billion aerospace, defense and commercial electronics company publicly traded on the New York Stock Exchange, entered into a strategic alliance for the sale of the Company's products (the "Sperry Alliance"). Sperry has indicated to the Company that it intends to make its commercial marine electronic navigation and guidance systems compliant with the Company's proposed ISIT platform. As part of the Sperry Alliance, the Company and Sperry entered into a marketing and distribution agreement pursuant to which Sperry has: (i) the sole right to distribute the Company's proposed ISIT platform products as a part of and/or within a related Sperry product or system ("Bundled") and the Company's software application products, whether or not they are Bundled, to the United States government;
(ii) the sole right to distribute all of the Company's products which are Bundled and sold under the "Sperry" name; and (iii) the non-exclusive right to distribute the Company's products which are Bundled and sold under the Company's name, subject, in the case of (ii) and (iii), to certain territorial limitations. In addition, as part of the Sperry Alliance, Sperry provided the Company with $500,000 in financing (the "Sperry Financing"), for which Sperry received a 9% promissory note of the Company in the principal amount of $250,000, which note will convert upon the consummation of this offering into an aggregate of 100,000 shares of Common Stock (the "Sperry Convertible Note"), a 9% promissory note of the Company in the principal amount of $250,000, maturing upon the consummation, and payable out of the proceeds, of this offering (the "Sperry Non-Convertible Note" and, together with the Sperry Convertible Note, the "Sperry Notes"), and warrants to purchase 125,000 shares of Common Stock at an exercise price of $5.00 per share (the "Sperry Warrants"). As a result of the Sperry Financing, immediately prior to the consummation of this offering Sperry is the beneficial owner of 7.2% of the outstanding Common Stock of the Company. In addition, of the Shares and Warrants being sold in this offering, 200,000 Shares and 200,000 Warrants have been reserved for sale to Sperry. If Sperry purchases such securities, it will beneficially own approximately 9.8% of the outstanding Common Stock following the consummation of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Sales and Marketing," "Principal Stockholders" and "Certain Transactions."

   The Company incurred operating losses of $213,602 and $1,386,782 for the fiscal years ended December 31, 1995 and 1996, respectively, and, at December 31, 1996, had an accumulated deficit of $5,950,629. The Company expects that it will continue at a loss until, at the earliest, the Company generates sufficient revenues to offset the cost of its operations. There can be no assurance that the Company will ever achieve profitability. The report of independent certified public accountants on the Company's financial statements for all periods presented contains an explanatory paragraph stating that there is substantial doubt as to the Company's ability to continue as a going concern. See "Risk Factors."


   The Company was incorporated in Ohio in 1969 and reincorporated in Delaware in February 1996. The Company's principal executive offices are located at 470 West Avenue, Stamford, Connecticut 06902, and its telephone number is (203) 327-6404. Third-party trademarks or tradenames referred to in this Prospectus are the property of their respective owners.

                             RECENT DEVELOPMENTS

 BRIDGE FINANCING

   In January 1997, the Company completed the sale of seven investment units (the "Bridge Units") to six private investors at a price of $50,000 per Bridge Unit for total gross proceeds of $350,000 (the "Bridge Financing"). Each Bridge Unit consisted of a 9% promissory note of the Company in the principal amount of $50,000, maturing upon the consummation, and payable out of the proceeds, of this offering (each, a "Bridge Note") and 10,000 shares of Common Stock (the "Bridge Shares"). Immediately prior to the Bridge Financing, Eugene D. Story and Robert D. Ohmes, each an executive officer and director of the Company, contributed 45,000 and 25,000 of their shares of Common Stock, respectively, to the Company's treasury, which treasury shares were then issued by the Company to the investors in the Bridge Financing as the Bridge Shares. Messrs. Story and Ohmes contributed such shares to the Company's treasury for issuance as Bridge Shares in order to keep constant the number of outstanding shares of Common Stock. Messrs. Story and Ohmes treated such contribution of shares as a contribution to capital and did not, and will not, receive any consideration in exchange for such shares. After the payment of $35,000 in placement fees to the Underwriter, who acted as placement agent for the Company with respect to the sale of the Bridge Units, and other offering expenses of approximately $20,000, the Company received net proceeds of approximately $295,000 in connection with the Bridge Financing. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Securities -- Registration Rights."

 EXECUTIVE STOCK REPURCHASE

   Immediately prior to the date of this Prospectus, Eugene D. Story, Robert
D. Ohmes, Donald F. Logan, Jr. and Mark E. Story (each an executive officer and director of the Company) delivered and transferred to the Company for cancellation 27,085, 26,910, 14,627 and 9,145 shares of Common Stock, respectively, and the Company accepted such shares, in full payment and satisfaction of the Company's outstanding loans to such officers in the amounts of $135,426, $134,550, $73,137 and $45,724, respectively (the
"Executive Stock Repurchase"). Because it was expected that such loan amounts would be satisfied with shares of Common Stock prior to the date of this Prospectus, the $388,837 in loans receivable was presented as a component of stockholders' equity in the Company's financial statements commencing as of December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Certain Transactions" and Note 15(b) of Notes to Financial Statements.

 PENDING CII TRANSACTIONS


   The Company and Connecticut Innovations, Incorporated ("CII"), an agency of the State of Connecticut and a principal stockholder of the Company, have agreed that, immediately prior to the consummation of this offering, all 7,500 shares of the redeemable preferred stock, par value $100 per share, of the Company (the "Preferred Stock") will convert into an aggregate of 277,777 shares of Common Stock (the "Preferred Stock Conversion"). All of such shares of Preferred Stock were purchased from the Company by CII in August 1996. In addition, the remaining $236,924 principal amount plus accrued interest outstanding under the Company's March 1995 promissory note to CII (the "Senior Note") is due upon, and will be paid out of the proceeds of, this offering. Simultaneous with the consummation of this offering, the Company will also use $95,000 of the proceeds from this offering to buy back from CII warrants (the "CII Warrants") currently exercisable to purchase 129,944 shares of Common Stock at an exercise price of $2.31 per share (the "CII Warrant Redemption") and such amount will be charged to operations. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Certain Transactions" and "Description of Securities."

                                    ------

   Notice to California Investors. Each purchaser of Common Stock and Warrants in California must be an "accredited investor," as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or satisfy one of the following suitability standards: (i) minimum actual gross income of $65,000 and a net worth (exclusive of home, home furnishings and automobiles) of $250,000; or
(ii) minimum net worth (exclusive of home, home furnishings and automobiles) of $500,000.

   Notice to Washington Investors. Each purchaser of Common Stock and Warrants in Washington must be an "accredited investor," as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                                 THE OFFERING

Securities offered.............  1,200,000 shares of Common Stock and warrants to purchase 1,200,000 shares of
                                 Common Stock. See "Description of
                                 Securities."
Common Stock to be outstanding
   after this offering ........  4,201,120 shares (1) (2)

Warrants (3)
   Number to be outstanding
    after this offering........  1,200,000 Warrants

  Exercise terms...............  Exercisable for a period of four years
                                 commencing      , 1998, each to purchase one
                                 share of Common Stock at a price of $5.50, subject to adjustment in certain circumstances. See "Description of Securities -- Public Warrants."

  Expiration date..............           , 2002 (five years following the
                                 date of this Prospectus).

  Redemption...................  Redeemable by the Company, at any time commencing one year following the date of this Prospectus, upon notice of at least 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock has been at least 150% (currently $8.25, subject to adjustment) of the then effective exercise price of the Warrants on all 20 trading days ending on the third trading day prior to the day on which the Company gives notice of redemption (the "Call Date") and the Company obtains the written consent of the Underwriter to such redemption prior to the Call Date. The Warrants will be exercisable until the close of business on the date fixed for redemption. See "Description of Securities -- Public Warrants."

Use of Proceeds................  The Company intends to apply the net proceeds of this offering for the repayment of debt and retirement of warrants, software development, sales and marketing, entrance into the communications business, capital equipment and the balance for working capital and general corporate purposes. See "Use of Proceeds."

Risk Factors...................  The securities offered hereby are speculative and involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" and "Dilution."

Proposed Nasdaq SmallCap
  Market symbols...............  Common Stock -- MMSY
                                 Warrants -- MMSYW

------
(1) Includes (i) the 70,000 Bridge Shares (which were previously contributed back to the Company's treasury by two of its officers for issuance in the Bridge Financing) and (ii) an aggregate of 377,777 shares of Common Stock which will be issued in connection with the Preferred Stock Conversion and the conversion of the Sperry Convertible Note (the "Sperry Note Conversion") immediately prior to the consummation of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Does not include (i) 1,200,000 shares of Common Stock reserved for issuance upon exercise of the Warrants, (ii) an aggregate of 240,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants and the warrants included therein, (iii) the 77,767 shares of Common Stock which were cancelled by the Company in connection with the Executive Stock Repurchase, (iv) 129,944 shares of Common Stock reserved for issuance upon exercise of the CII Warrants which are being relinquished by CII in connection with the CII Warrant Redemption, (v) 347,219 shares of Common Stock reserved for issuance upon exercise of other outstanding warrants, (vi) 67,587 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the Company's 1996 Key Employees' Stock Option Plan (the "Stock Option Plan"), (vii) up to 157,453 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Stock Option Plan, and (viii) an indeterminable number of shares of Common Stock reserved for issuance in the event the Company fails under certain circumstances to register, or to maintain an effective registration statement with respect to, the Bridge Shares issued in the Bridge Financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Management -- Stock Option Plan," "Certain Transactions," "Description of Securities" and "Underwriting."

(3) Does not include any of the warrants referred to in clauses (ii), (iv) and (v) of footnote (2) above.

                        SUMMARY FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

   Set forth below is certain summary financial information for the periods and as of the dates indicated. This information is derived from and should be read in conjunction with, the financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

STATEMENT OF OPERATIONS DATA:

                                                   Years Ended December 31,
                                               ------------------------------
                                                  1995                 1996
                                                --------             ---------
Revenues  ..........................             $4,329              $ 4,350
Gross profit  ......................              1,114                1,332
Loss from operations  ..............               (214)              (1,387)
Net loss  ..........................               (326)              (1,842)
Net loss per share  ................               (.12)                (.67)

Weighted average shares outstanding               2,497                2,759

BALANCE SHEET DATA:

                                                December 31, 1996
                                 ----------------------------------------------
                                                                   As Adjusted
                                     Actual      Pro Forma (2)       (2)(3)
                                  ------------   -------------    --------------
Working capital (deficit)  ....     $(1,851)        $(1,703)         $2,834
Total assets  .................       3,612           3,935           6,995
Total liabilities  ............       3,863           4,038           2,530
Redeemable Preferred Stock  ...         750             750              --
Stockholders' equity (deficit)       (1,001)(1)        (853)          4,465

------
(1) As of December 31, 1996, (i) the 77,767 shares of Common Stock returned for cancellation to the Company by certain executive officers (in satisfaction of $388,837 in loans outstanding from the Company to such officers) immediately prior to the date of this Prospectus in connection with the Executive Stock Repurchase were not included in the weighted average shares outstanding and (ii) the $388,837 in loans receivable from such officers which were satisfied in connection with the Executive Stock Repurchase were included as a component of stockholders' equity, since it was expected that such Executive Stock Repurchase would be consummated immediately prior to the date of this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Certain Transactions" and Note 15(b) of Notes to Financial Statements.

(2) Adjusted to give retroactive effect to (i) the Bridge Financing and (ii) the Executive Stock Repurchase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(3) Adjusted to give retroactive effect to the Preferred Stock Conversion and the Sperry Note Conversion which will occur immediately prior to the consummation of this offering and to the sale of the 1,200,000 Shares and 1,200,000 Warrants offered hereby and the anticipated application of the estimated net proceeds therefrom, including for the repayment of (i) the Sperry Non-Convertible Note, (ii) an aggregate of $410,000 in principal amount plus interest which the Company borrowed from six persons in October and November 1996 (the "Fall 1996 Borrowings"), (iii) the Bridge Notes, and (iv) the Senior Note to CII and for the purchase of the CII Warrants in connection with the CII Warrant Redemption. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 RISK FACTORS

   The securities offered hereby are speculative and involve a high degree of risk including, but not necessarily limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering prior to making an investment decision.

   Qualification in the Report of Independent Certified Public Accountants Relating to the Company's Ability to Continue as a Going Concern; Accumulated Deficit and History of Operating Losses; Anticipated Future Losses. The report of independent certified public accountants on the Company's financial statements for all periods presented contains an explanatory paragraph stating that there is substantial doubt as to the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of such uncertainty. The Company incurred operating losses of $213,602 and $1,386,782 for the fiscal years ended December 31, 1995 and 1996, respectively, and, at December 31, 1996, had an accumulated deficit of $5,950,629. The Company expects that it will continue at a loss until, at the earliest, the Company generates sufficient revenues to offset the cost of its operations, including its continuing product development efforts. Although the Company's sales during the fiscal years ended December 31, 1995 and 1996 were significantly greater than in prior years, approximately 34% and 27%, respectively, of its revenues for fiscal 1995 and 1996 were generated from sales of computer hardware to non-industry related customers and approximately 9% and 21%, respectively, of its revenues for such periods represented government contract revenues relating to the Company's ISIT platform development project, which funding is expected to terminate by the end of 1997. The Company's future level of sales and potential profitability depend on many factors, including an increased demand for the Company's existing products, the ability of the Company to develop and sell new products and product versions to meet customers' needs, the ability of management to control costs and successfully implement the Company's strategy and the ability of the Company to develop and deliver products in a timely manner. There can be no assurance that the Company will experience any significant growth in sales (or even sustain historic sales levels) in the future or that the Company will ever achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.


   Significant Capital Requirements; Working Capital Deficit; Continuing Need for Additional Financing. The Company's capital requirements have been and will continue to be significant, and recently its cash requirements have been exceeding its cash flow from operations (at December 31, 1996, the Company had a working capital deficit of $1,851,082) due to, among other things, costs associated with its product development efforts. Since July 1, 1996, the Company has raised capital of approximately $1,926,000 through the private placement of its debt and equity securities and has been dependent on those private financings to fund a portion of its capital requirements. In addition, based on the Company's current product development plans and its anticipated expansion into the satellite communications services business, the Company's capital requirements are expected to increase. As a result, the Company is dependent upon the proceeds of this offering to complete the development of its proposed products and fund its business strategies. Although the Company anticipates, based on its currently proposed plans and assumptions relating to its operations (including assumptions regarding the progress and timing of its new product development efforts), that the net proceeds of this offering, together with anticipated revenues from operations and its current cash and cash equivalent balances, will be sufficient to fund the Company's operations and capital requirements for at least 18 months following the consummation of this offering, there can be no assurance that such funds will not be expended prior thereto due to unanticipated changes in economic conditions or other unforeseen circumstances. In the event the Company's plans change or its assumptions change or prove to be inaccurate, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to, or potential sources of, any additional financing, and it is not anticipated that existing stockholders will provide any portion of the Company's future financing requirements. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed would have a material adverse effect on the Company. In addition, any additional equity financing may involve substantial dilution to the interests of the Company's then existing stockholders. See "Use of Proceeds," "Capitalization," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Significant Outstanding Indebtedness; Consequences of Default and Covenants Under Loans. As of December 31, 1996, the Company had a term loan of approximately $205,000, an additional loan of $75,000 and a $400,000 demand line of credit with a bank, all of which bear interest at 1 1/2% over the bank's prime rate. The term loan is payable in equal monthly installments of $5,833, plus interest, until June 1998, at which time the balance of approximately $100,000, plus interest, will be due in full. The $75,000 loan and the demand line of credit each mature on April 1, 1998, provided that, in the case of the demand line of credit, the Company maintains an account with the bank with a minimum balance of $800,000 as additional security for repayment of the Company's loans from the bank. As of December 31, 1996, the Company had no further availability under the line of credit. All of the foregoing indebtedness is subject to various financial and operating covenants, including requirements to maintain certain financial ratios and a minimum net worth. Following the consummation of this offering, the Company will still have, in addition to its bank indebtedness, an aggregate of $666,000 principal amount of indebtedness outstanding under notes issued by the Company to certain of its affiliates, some of which notes bear interest at the rate of 9% per annum and some at 2% over prime. The Company's ability to meet its debt service obligations will depend on the Company's future operations, which are subject to prevailing industry conditions and other factors, many of which are beyond the Company's control. Because most of the Company's indebtedness will bear interest at rates that fluctuate with prevailing interest rates, increases in such prevailing rates would increase the Company's interest payment obligations and could adversely effect the Company's financial condition and results of operations. Further, the Company's bank indebtedness is secured by substantially all of the Company's assets. In the event of a violation by the Company of any of its loan covenants or any other default by the Company on its obligations relating to its indebtedness, the lenders could declare such indebtedness to be immediately due and payable and, in certain cases, the bank could then foreclose on the Company's assets. The Company was in violation of certain of its bank loan covenants during 1996, including covenants regarding its net worth and cash flow ratios, but was able to secure waivers from the bank relating to such violations until May 15, 1997. In addition, during 1996, the Company defaulted in payment under its Senior Note to CII, but CII waived all payments of principal and interest under the Senior Note through the earlier of the consummation of this offering, at which time the Senior Note is to be repaid in full, or May 15, 1997, at which time payments of principal and interest will be resumed as set forth in the Senior Note. Although the Company expects that it will be in compliance with all of its loan covenants upon the consummation of this offering, there can be no assurance that the Company will be able to maintain such compliance in the future. There can also be no assurance that, in the event the Company either fails to achieve compliance prior to the expiration of its current waivers or violates its loan covenants in the future, the Company will be able to secure additional waivers from the bank. A default relating to the Company's indebtedness, in the absence of a waiver, could have a material adverse effect upon the Company's business and financial condition. Moreover, to the extent that all of the Company's assets continue to be pledged to secure its outstanding bank indebtedness, such assets will not be available to secure additional indebtedness, which may adversely affect the Company's ability to borrow in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and Notes 4 and 6 of Notes to Financial Statements.

   Dependence on Fleet Manager Series; Need to Develop Windows-Based Product Versions. A majority of the Company's revenues to date have been derived from its Fleet Manager Series software applications products and from the related computer hardware and system integration and engineering services provided by the Company to its Fleet Manager Series customers. Further, the Company anticipates that these products and services will, and is in fact relying upon them to, continue to account for a significant portion of its revenues for the foreseeable future. If sales of the Fleet Manager Series were to decline significantly for any reason, the Company's business, results of operations and financial condition would be materially adversely affected. Consequently, potential investors should be aware that the Fleet Manager Series is currently comprised solely of DOS-based applications and that the market for marine software applications products has recently begun to shift from DOS-based applications toward Windows-based applications. The Company, in response to the shifting trend, is in the midst of developing Windows-based versions of all of its Fleet Manager Series products (the initial modules of which have been delivered to certain customers for beta testing and which the Company expects to have commercially available during the second quarter of 1997, with the balance of modules expected to be commercially available by the end of 1997). Nonetheless, previous introductions of Windows-based products by the Company's competitors or additional such introductions prior to the Company's completion of its new product versions, could exert downward price pressure on the Company's existing Fleet Manager Series products or could render them obsolete and unmarketable. Moreover, there can be no assurance that the Company will be able to successfully develop its proposed Windows-based products within anticipated time-frames, or at all, or that, if developed, its new Windows-based versions will achieve market acceptance. See "Business -- The Fleet Manager Series," "-- Research and Development" and "-- Competition."


   Uncertainties Relating to Development and Commercialization of the Company's ISIT Platform and ISIT- Compliant Products; Dependence Upon ISIT Platform Development Project Members. The Company's ISIT platform development project was chosen for shared expense funding under the United States government's DARPA/MARITECH program in July 1995. Pursuant to the cooperative agreement between the government and the project members (the "Cooperative Agreement"), the Company is responsible for the development of the ISIT platform while certain other companies involved in various technologies and services associated with international ship operations, design and information technologies are responsible for various related aspects of the project. The success of the ISIT platform development effort is dependent upon the project members working together to complete the development project within scheduled timeframes as the government has the right to terminate the Cooperative Agreement in the event certain milestones are not met by designated dates. Pursuant to the Cooperative Agreement, development of the ISIT platform was originally to be completed by the end of 1996, but it was recently amended to provide for a completion date of November 1997. To date, eleven out of seventeen milestones established for the ISIT platform development project have been satisfied. The remaining six milestones are based upon a time phase rollout of the activities associated with completion of the development of the ISIT platform, land-based testing of the platform and the installation and testing of the platform on a demonstration vessel. In keeping with the new schedule, the Company expects to begin initial testing of the platform in the second quarter of 1997 and to commence marketing of the platform by the fourth quarter of 1997. There can be no assurance, however, that these revised timetables will be met or that the government will grant any further extensions. Thus, any further delays in the project's completion could have a material adverse effect on the Company's business. The Company is also engaged in the development of upgrades of its Fleet Manager Series software products to make them ISIT-compliant, and its future operating results will likely depend to a considerable extent upon its ability to also develop and implement additional ISIT-compliant products. There can be no assurance that the development of the ISIT platform or of ISIT-compliant versions of the Fleet Manager Series or other products will be completed, or that any product resulting from such development will adequately meet the requirements of the marketplace, be of acceptable quality or achieve market acceptance. The success of the Company in developing, introducing, selling and supporting the ISIT platform, ISIT-compliant versions of the Fleet Manager Series or additional ISIT platform-related products will depend on a variety of factors in addition to the timely and successful completion of product design and development, including timely and efficient implementation of manufacturing processes, effective sales, marketing and customer support service, and the absence of performance problems or other difficulties that may require design modifications and related expenses and hinder or damage market acceptance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- The ISIT Platform Development Project."

   Uncertainty of Market Acceptance for the Company's ISIT Platform; Need to Overcome Industry Bias. The Company's future growth and profitability will depend, in large part, on the success of its personnel and agents in fostering acceptance among maritime companies of the ISIT platform and ISIT-compliant versions of the Fleet Manager Series, the demand and market acceptance for which are currently untested. Such acceptance will be substantially dependent on educating these companies as to the distinctive characteristics and perceived benefits of the ISIT platform. While the Company believes that there exists a strong industry interest in the ISIT platform, the Company also believes that many maritime companies have a bias against the use of any information technology on ships. Accordingly, even if the Company is successful in demonstrating the efficacy of the ISIT platform, future revenues from the ISIT platform and the Company's ISIT-compliant products will be dependent upon the Company overcoming such biases. The Company believes that in order for the ISIT platform, ISIT- compliant versions of the Fleet Manager Series and additional ISIT platform-related products to meet with widespread market acceptance, the ISIT platform must become the industry standard. In other words, additional application software must be developed by the Company and by third-party software vendors to interface with the ISIT platform. The creation of an industrial standard is difficult even for companies with substantially greater resources than the Company and, accordingly, there can be no assurance that the ISIT platform will become accepted as the industry standard or that application software which is ISIT-compliant will become commercially available. Moreover, the potential market for the ISIT platform is a developing market subject to a high degree of uncertainty. There can be no assurance that the ISIT platform will receive the necessary acceptance by the maritime community. If the market for the ISIT platform fails to develop, develops more slowly than anticipated, or if ISIT-compliant products do not achieve market acceptance, the Company's business, results of operations and financial condition will be materially adversely affected. See "Business -- The ISIT Platform Development Project."

   Broad Discretion in Application of Proceeds; Substantial Use of Proceeds to Repay Indebtedness; Benefits to Related Parties. Approximately $1,174,150 (25.1%) of the estimated net proceeds of this offering has been allocated to working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. In addition, the Company intends to use approximately $1,400,250 (30.0%) of the estimated net proceeds of this offering to repay certain outstanding indebtedness and to retire the CII Warrants. Therefore, such proceeds will be unavailable to fund future growth. In addition to the $95,000 in proceeds to be paid to CII, a principal stockholder of the Company, in connection with the CII Warrant Redemption, the indebtedness to be repaid with proceeds from this offering includes, among other things, approximately $259,850 due to CII in repayment of the Senior Note, approximately $263,400 due to Sperry, a greater than 5% stockholder of the Company, in repayment of the Sperry Non-Convertible Note and the interest on the Sperry Convertible Note, and approximately $104,200, $52,100, $5,200 and $5,200, respectively, due to Lyman C. Hamilton, Jr., a director of the Company, a trust for the benefit of the mother of Donald F. Logan, Jr., an executive officer and director of the Company, and the brother and niece of Eugene D. Story, an executive officer and director of the Company, in connection with the repayment of the Fall 1996 Borrowings. See "Use of Proceeds" and "Certain Transactions."

   Rapid Technological Changes. The market for the Company's products and products under development is relatively new and is characterized by rapid technological change, evolving industry standards, changes in end-user requirements and new product introductions and enhancements. As a result, the Company and others may, from time to time, announce new or planned products, capabilities or technologies that have the potential to replace or shorten the life cycle of, and cause customers to defer purchasing, existing Company products. In addition, the introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products and products currently under development obsolete and unmarketable. For instance, while the Company believes that the Windows NT and Windows 95 operating systems (which will be used by both the ISIT platform and the new versions of the Fleet Manager Series products currently under development) will become and remain the industry's operating standards for the next several years, there can be no assurance that they will not be replaced by new or enhanced operating systems that obviate the need for the products currently under development by the Company. If any new or enhanced operating systems were to gain widespread use and the Company failed to develop and/or adapt its products for these operating systems on a timely basis, the Company's competitive position, sales and operating results would be materially adversely affected. Moreover, the Company's future success will depend, in general, upon its ability to continually enhance its products and to develop and introduce new products that keep pace with technological developments and respond to evolving end-user requirements. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely basis or that any new products or product enhancements developed by the Company will achieve market acceptance. See "Business -- Research and Development."

   Potential for Undetected Errors. Software products as complex as those offered and being developed by the Company may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite significant testing by the Company and by current and potential customers, errors will not be found in new products after commencement of commercial shipments. In addition, the third-party products upon which the Company's products and products under development are, or are expected to be, dependent, such as the Windows 95 and Windows NT operating systems, as well as certain software pro- ducts licensed from others and offered by the Company as system choices with its Fleet Manager Series products, such as the Cargomax System for ship loading and the Orion and Polaris weather routing software, and the various computer hardware components used by the Company's customers in connection with their computer operations, may contain defects which could reduce the performance of the Company's products or render them useless. Although the Company has not experienced material adverse effects resulting from any such errors or defects to date, there can be no assurance that errors or defects will not be discovered in the future, causing delays in product introduction and shipments or requiring design modifications that could materially adversely affect the Company's competitive position, business, results of operations and financial condition. The Company currently does not maintain errors and omissions insurance. See "Business -- Research and Development" and "-- Intellectual Property."

   Risks Relating to Establishment of Satellite Communications Services Business. The Company intends to use approximately $200,000 of the proceeds from this offering and to expend significant personnel resources to establish a satellite communications services business and expects to begin offering satellite communications services to its customers (bundled with the software products, hardware components and associated integration and engineering services already provided by the Company) by the end of 1997. However, although the Company was one of the first companies to use satellite communications for ship-to-shore fleet management systems, it has no prior experience relating to the establishment and operation of a satellite communications services business. Consequently, there can be no assurance that the Company will be able to successfully negotiate required reseller agreements with service providers by such date, or at all, or that it will be able to effectively package its proposed satellite communications services with its existing products and services or successfully market and sell these services to its customer base. There can also be no assurance that, in an industry such as the satellite communications services industry, which is, in general, characterized by low margins, the Company will be able to achieve acceptable margins relating to its proposed services. The Company's prospects relating to its new business venture must, therefore, be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in an evolving industry characterized by an increasing number of market entrants and intense competition. In addition, the satellite communications industry is subject to extensive international and domestic regulation, is rapidly changing and is dominated by large competitors with significantly greater resources than the Company. Further, if, after its initial start-up in the satellite communications services business, the Company, in an effort to reduce its costs, determines to act as a bulk reseller, the Company will be required to purchase a significant minimum number of satellite hours from one or more service providers. If, after the Company's expenditure of significant funds and resources to establish its proposed satellite communications services business or, subsequently, to establish itself as a bulk reseller, such venture does not achieve market acceptance, the Company's business, results of operations and financial condition could be materially adversely affected. See "Business -- Proposed Satellite Communications Services Business."

   Competition. The Company has a number of significant competitors for its existing line of Fleet Manager Series products, including SpecTec, a division of Visma ASA, Marinor, Computer Expert Systems LTD and Nautical Technology Corporation. As markets for these products continue to develop, additional companies, including companies in the computer hardware, software and networking industries with significant market presence, may enter the markets in which the Company competes and further intensify competition. Many of these competitors and potential competitors have significantly greater financial, technical, sales and marketing and other resources than the Company. The Company is unaware of any company in this country or internationally that is currently producing or marketing a standard shipboard computing platform similar to the ISIT platform. However, there are numerous other companies that could enter this new market, many of which have substantially greater financial, technical, production, marketing and other resources than the Company. In the case of an entity with such resources, the Company does not believe that there currently are, or likely to be in the foreseeable future, prohibitive barriers to entry into the business of developing and marketing a standard shipboard computing platform. The Company expects that competitors for its new satellite communications services will include the same land-earth station providers with whom the Company intends to enter into reseller agreements, including COMSAT Corporation ("COMSAT"), Teleglobe, British Telecom, PLC and PTT Telecom Netherlands, among others. In addition, the Company believes that it will face competition from other satellite communications resellers. Many of these competitors have substantially greater financial, technical, production, marketing and other resources than the Company. There can be no assurance that existing or future competition will not have a material adverse effect upon the Company's operations. See "Business -- Competition."

   Limited Assurances as to Protection of Proprietary Technology. The Company has no patents relating to proprietary technology, but instead relies primarily on trade secret laws, confidentiality procedures and contractual provisions, including confidentiality and/or non-disclosure agreements with its employees and consultants, to protect its proprietary rights. There can be no assurance that such measures will be adequate to protect the

Company from infringement by others of its technologies. Despite the Company's efforts to protect its proprietary rights, it may be possible for, and attempts may be made by, unauthorized third parties to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's intellectual property to the same extent as do the laws of the United States. The loss of any material service mark, trademark, trade name, trade secret or copyright could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, while the Company does not believe that its products infringe on the rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in costly litigation and/or a determination adverse to the Company's interests. In the event the Company's products are ever deemed to infringe on the proprietary rights of others, the Company could be required to modify the design of its products or obtain licenses from third parties relating to technology used in its products. There can be no assurance that the Company would be able to do so, either in a timely manner, upon acceptable terms and conditions or at all, and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Intellectual Property."


   Potential Fluctuations in Quarterly Operating Results. The Company's quarterly operating results have varied in the past and will vary significantly in the future depending on factors such as the size and timing of significant orders and their fulfillment; demand for the Company's products; the successful development and market acceptance of new products; changes in pricing policies by the Company or its competitors; the number, timing and significance of product enhancements and new product announcements by the Company and its competitors; changes in the Company's level of operating expenses; customer order deferrals in anticipation of new products or otherwise; fluctuations in foreign currency exchange rates, in warranty and customer support expenses and in the financial condition and budgetary processes of the Company's customers; software bugs and other product quality problems; the timing and volume of sales discounts provided by the Company; and the nonrenewal of maintenance agreements. In addition, a significant portion of the Company's expenses are relatively fixed in the short term. Accordingly, if revenue levels fall below expectations, operating results are likely to be disproportionately adversely affected. As a result of these and other factors, the Company believes that its quarterly operating results will vary in the future and period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Furthermore, due to all of the foregoing factors, in the event the Company consummates this offering, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Lengthy Sales and Installation Cycles. The sales cycle for the Company's Fleet Manager Series software products, which generally commences at the time of the Company's initial contact with a prospective customer and ends upon the execution of a purchase order with that customer, varies by customer but often extends for periods of six months or more, depending on a number of factors, including the prospective customer's familiarity with and acceptance of shipboard information technology systems. (The sales cycle for existing or repeat customers, which customers have historically represented over one-third of the Company's annual sales, typically runs shorter.) As a result of the Company's lengthy sales cycle, the sales process for the Company's pro- ducts and services generally requires substantial time commitments, effort and expense, and there can be no assurance that the Company, after expending such resources, will obtain a significant contract or order from such efforts. In addition, the Company's installation cycle, which is the period from the execution of a purchase order until actual shipboard installation of the software, will significantly vary by customer, depending on the scope of work, number of sites and geographical location of the installation, and could, like the Company's sales cycle, extend for periods of six months or more. The Company does not recognize revenue from the sale of its software products or from the sale of any associated hardware until the time of shipment and does not recognize revenue for its installation and initial training services (representing about 40% of its software revenues) until such installation and training is completed, and in some cases, as much as one-third of the installation/training fees may be deferred by the customer until the completion of the one-year warranty period while the installed products' efficacy is tested. Consequently, for larger orders, a significant period of time may pass, and significant up-front capital and resources may be expended by the Company, between the execution of a purchase order and the recognition of all revenue associated with such sale. See "Management's Discussion and Analysis of

Financial Condition and Results of Operations -- Overview," "Business -- Sales and Marketing" and "-- Installation, Service and Support."

   Control by Current Management. Upon the consummation of this offering, the Company's directors and officers as a group will beneficially own approximately 38.7% of the outstanding shares of Common Stock. As a result of their ownership of Common Stock, the Company's directors and officers acting together will be able to continue to exert significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions (such as acquisitions of the Company or its assets). See "Principal Stockholders" and "Description of Securities."

   Dependence on Key Personnel; Dependence on Continuing Ability to Retain Employees. The Company's success depends to a significant extent on the continued active participation of a number of key employees, including Eugene
D. Story, its President and Chief Executive Officer, Robert D. Ohmes, its Executive Vice President and Chief Financial Officer, Donald F. Logan, Jr., its Senior Vice President - Operations, Mark E. Story, its Vice President - Technical and Michael P. Barney, its Vice President - Corporate Development and Marketing. Although the Company has entered into two-year employment agreements with these individuals, effective upon the consummation of this offering, which restrict these individuals from competing with the Company during the term of the agreements and for a period of one year following any termination of such agreements, any incapacity or inability of such individuals to perform their services could have a material adverse effect on the Company. Moreover, the Company maintains only limited amounts of key person life insurance on the lives of any of such employees, including $200,000 on each of Eugene Story and Robert Ohmes and $500,000 on each of Donald Logan, Mark Story and Michael Barney. The Company believes that its success also depends on its continuing ability to attract and retain highly qualified technical, managerial and sales personnel. Competition for such qualified personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Business -- Employees" and "Management."

   Dependence on International Revenues; Risks Associated with International Operations. International revenues represented approximately 31% and 21% of the Company's revenues in fiscal 1995 and 1996, respectively. The Company believes that its continued growth and future profitability will require expansion of its international operations. To successfully expand international sales, the Company will need to recruit additional international sales agents and distributors. There can be no assurance that the Company will be able to maintain or increase international sales of its products or that the Company's international distribution channels will be able to adequately service and support the Company's products. International operations generally are subject to certain risks, including fluctuations in foreign economic conditions, compliance with foreign regulatory and market requirements, variability of foreign economic conditions and changing restrictions imposed by United States export laws. Additional risks inherent in the Company's international business activities include unexpected changes in tariffs and other trade barriers, costs of localizing products for foreign countries, longer accounts receivable payment cycles, currency fluctuations, potentially adverse tax consequences (including restrictions on the repatriation of earnings) and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, the Company's business, results of operations and financial condition. All of the Company's sales are made in United States dollars. The Company does not engage in any hedging transactions through the purchase of derivative securities. See "Business -- Sales and Marketing."

   Dependence Upon Independent Sales Agents. The Company is dependent upon independent sales agents for substantially all of its international sales. Accordingly, the Company is dependent upon the continued viability of such agents. The Company's relationship with its agents is usually established through a formal sales agency agreement, which generally may be terminated by either party without cause at the end of each year of the agreement. There can be no assurance that any of the Company's current agents will continue to represent the Company's products, and any inability of the Company to retain or replace its agents could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, three of the Company's agents have territorial exclusives (one in Greece, one in Singapore, Malaysia and Indonesia, and one in Hong Kong, each of which is a major territory in the maritime industry), and, under the marketing and distribution agreement with Sperry, Sperry has the sole right to sell to the United States government all of the Company's software application products and the Bundled ISIT platform products. None of these arrangements is subject to any minimum performance or payment levels, and some of the Company's agents may offer the products of several different companies, including, in a few cases, products that are competitive with those of the Company. There can be no assurance that the Company's agents will not devote greater resources to marketing and selling the products of other companies or that economic conditions or industry demand will not adversely affect the ability of such agents to market and sell the Company's products. The loss of, or a significant reduction in revenue from, the Company's agents would have a material adverse effect on the Company. See "Business -- Sales and Marketing."

   Dependence Upon Principal Customers. During the fiscal year ended December 31, 1995, Business Information and Development Corp. and Phillips Medical Systems North America Co. ("Phillips Medical") each accounted for over 10% of the Company's revenues, and in the aggregate accounted for 23% of the Company's revenues. During the fiscal year ended December 31, 1996, Phillips Medical and the United States government each accounted for over 10% of the Company's revenues and in the aggregate accounted for 38% of the Company's revenues. Significant sales of computer hardware to Phillips Medical (a non-industry customer) generated 26% of the Company's revenues in fiscal 1996. Although the Company sells its products to a large number of customers and while typically no single customer consistently accounts for a significant portion of the Com- pany's revenues, the inability to replace certain customers could cause the Company's revenues and operating results to fluctuate from period to period and the loss of certain customers could have a material adverse impact on the Company's business. See "Business -- Customers."

   Reliance Upon Certain Licensed Third-Party Software. The Company is dependent on third-party suppliers for certain software included with certain of its products, such as the Cargomax System for ship loading from Herbert Engineering Corp., the Orion and Polaris weather routing software from Weathernews, Inc. and the SNAPS purchasing software product from ShipNet AS. Although the Company believes that the functionality provided by software which is licensed from third parties is obtainable from multiple sources or could be developed by the Company, if any such third-party licenses were terminated or not renewed or if these third parties fail to develop new products in a timely manner, the Company could be required to develop an alternative approach to developing its products which could require payment of substantial fees to third parties, create internal development costs and delays and which might not be successful in providing the same level of functionality. Such delays, increased costs and reduced functionality could materially adversely affect the Company's business, results of operations and financial condition. See "Business -- Intellectual Property."

   Potential Conflicts of Interest. Michael C. Hughes, a director of the Company, is Vice President of Finance and Planning of COMSAT International Communications, a unit of COMSAT, a provider of satellite communications. Mr. Hughes serves on the Board of Directors of the Company pursuant to the terms of a Stock Purchase, Option and Shareholder Agreement dated as of June 20, 1990 (the "Shareholder Agreement") which gives a subsidiary of COMSAT, COMSAT Mobile Investments, Inc. ("COMSAT Mobile"), the right to designate such percentage of the members of the Company's Board of Directors as is equal to COMSAT Mobile's percentage ownership of the Company's outstanding Common Stock (subject to COMSAT Mobile's right to designate a minimum of one member during such time as it continues to own at least 5% of the outstanding Common Stock). COMSAT Mobile currently owns 8.8% of the outstanding Common Stock and, upon completion of this offering, will own 6.3% of the outstanding Common Stock. The right to representation on the Company's Board of Directors was originally granted to COMSAT Investments, Inc. ("COMSAT Investments") as a condition to the purchase by COMSAT Investments of 265,537 shares of the Company's Common Stock pursuant to the Shareholder Agreement. COMSAT Investments subsequently transferred such 265,537 shares and assigned its rights under the Shareholder Agreement to COMSAT Mobile. In connection with the Company's intended expansion into the satellite communications services business, the Company intends to enter into reseller agreements with one or more satellite communications service providers, which providers may be direct competitors of COMSAT. Such agreements may give rise to conflicts of interest for Mr. Hughes. There can be no assurance that if conflicts do arise, they will be resolved in a manner favorable to the Company. The Company does not currently have a formal policy to address any conflicts of interest that may arise. See "Management."

   Possible Exposure to Product Liability Claims; No Product Liability Insurance. The Company's software license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of existing or future international, federal, state or local laws or ordinances or unfavorable judicial decisions. Although the Company has never had a pro-duct liability claim asserted against it, the sale and support of the Fleet Manager Series and the ISIT platform by the Company may involve the risk of such claims, any of which may be substantial in light of the use of the Fleet Manager Series and the anticipated use of the ISIT platform in high-end applications. The Company maintains no product liability insurance; consequently, a successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, results of operations and financial condition.

   No Assurance of Public Trading Market; Arbitrary Determination of Offering Price; Possible Volatility of Market Price. Prior to this offering, there has been no public trading market for any of the Company's securities, including the Shares and Warrants offered hereby. There can be no assurance that a regular trading market for either the Shares or the Warrants will develop or be sustained after this offering. The initial public offering prices of the Shares and Warrants and the exercise price of the Warrants have been determined arbitrarily by negotiation between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth, results of operations or any other established criteria of value and may not be indicative of the prices that may prevail in the public market. In addition, the market prices of the Shares and Warrants may be highly volatile as has been the case with the securities of other companies in emerging growth businesses. Factors such as the Company's operating results, the introduction of new products by the Company or its competitors, changes in financial estimates by securities analysts, changes in stock prices of the Company's competitors or computer software companies generally, and factors affecting the computer software industry generally, may have a significant impact on the market price of the Company's securities. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies, particularly of small and emerging growth companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. See "Underwriting."

   Immediate and Substantial Dilution to New Investors Exceeding 80%. A purchaser in this offering will experience an immediate and substantial dilution of approximately $4.41 (88%) per share between the adjusted net tangible book value per share after the consummation of this offering and the initial public offering price of $5.00 per Share. See "Dilution."


   Benefits of Offering to Existing Stockholders. Upon the consummation of this offering, the existing stockholders of the Company will receive substantial benefits, including the creation of a public trading market for their securities (although substantially all of such shares are subject to a 12-month lock-up agreement with the Underwriter and will not be registered for sale under the Securities Act and will thus be "restricted securities" as defined in Rule 144 promulgated under the Securities Act) and the corresponding facilitation of sales by such stockholders of their shares of Common Stock in the secondary market, as well as an immediate increase in net tangible book value of $1.31 per share to such stockholders based upon the adjusted net tangible book value per share after this offering and the initial public offering price per share offered hereby. If, at the time the existing stockholders are able to sell their shares of Common Stock in the public market, the market price per share remains at the $5.00 initial public offering price (of which there can be no assurance) such stockholders would realize an aggregate gain of $8,913,326 ($2.97 per share) on the sale of all of their existing shares. See "Use of Proceeds," "Dilution," "Underwriting" and "Shares Eligible for Future Sale."

   Current Prospectus and State Registration Required to Exercise Warrants. Holders of the Warrants will be able to exercise the Warrants only if (i) a current prospectus under the Securities Act, relating to the securities underlying the Warrants, is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the securities underlying the Warrants following the consummation of this offering, to the extent required by federal securities laws, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the Warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside. Persons holding Warrants who reside in jurisdictions in which such securities are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants in the open market or allow them to expire unexercised. See "Description of Securities -- Public Warrants."

   Potential Adverse Effect of Redemption of Warrants. The Warrants may be redeemed by the Company, commencing one year following the date of this Prospectus, at a redemption price of $.10 per Warrant, upon notice of not less than 30 days, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third trading day prior to the date on which the Company gives notice (the "Call Date"), has been at least 150% (currently $8.25, subject to adjustment) of the then effective exercise price of the Warrants and the Company obtains the written consent of the Underwriter to such redemption prior to the Call Date. Redemption of the Warrants could force the holders (i) to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or (iii) to accept the redemption price which is likely to be substantially less than the market value of the Warrants at the time of redemption. Although the Company is required to have in effect, as of the date of redemption (if and when the Warrants become redeemable by the terms thereof), a current prospectus under the Securities Act relating to the securities underlying the Warrants, the Company will not be required to qualify the underlying securities for sale under all applicable state securities laws prior to exercising its redemption rights. See "Description of Securities -- Public Warrants."

   Delaware Anti-Takeover Statute. Section 203 of Delaware's General Corporation Law prohibits the Company, once public, from entering into certain business combinations without the approval of its Board of Directors and, as such, could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company. Such provisions, accordingly, may discourage attempts to acquire the Company. See "Description of Securities -- Anti-Takeover Provisions of Delaware Law."

   Shares Eligible for Future Sale; Registration Rights. Upon consummation of this offering, the Company will have 4,201,120 shares of Common Stock outstanding, of which the 1,200,000 Shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act. All of the remaining 3,001,120 shares of Common Stock are "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act, and in the future may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Subject to the contractual restriction described below, 529,914 of these restricted securities will be freely tradeable under Rule 144 commencing as of the date of this Prospectus, and the balance will be eligible for sale under Rule 144, subject to certain volume and manner of sale limitations described in Rule 144, at various times commencing 90 days following the date of this Prospectus. An aggregate of 946,640 of such restricted securities and 125,000 shares of Common Stock issuable upon the exercise of warrants are subject to certain demand and piggyback registration rights, and the Company has granted the Underwriter demand and piggyback registration rights with respect to the securities issuable upon exercise of the Underwriter's Warrants. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. While all of the Company's officers and directors and substantially all of the Company's stockholders have agreed not to sell, assign or transfer any of their securities of the Company for a period of 12 months following the date of this Prospectus without the Underwriter's prior written consent, the possibility that substantial amounts of Common Stock and/or Warrants may be sold in the public market subsequent to the offering, pursuant to Rule 144 or otherwise, could adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."

   Possible Restrictions on Market-Making Activities in the Company's Securities. The Company believes that the Underwriter intends to make a market in the Company's securities and may be responsible for a substantial portion of the market making activities in such securities. Regulation M under the Exchange Act may prohibit the Underwriter from engaging in any market-making activities with regard to the Company's securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Underwriter of the exercise of outstanding Warrants until the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of the Warrants follow-ing such solicitation; and any period during which the Underwriter, or any affiliated parties, participate in a distribution of any securities of the Company for the account of the Underwriter or any such affiliate. As a result, the Underwriter may be unable to provide a market for the Company's securities during certain periods, including while the Warrants are exercisable. Any temporary cessation of such market-making activities could have an adverse effect on the liquidity for the Company's securities. See "Underwriting."


   Possible Delisting of Securities from Nasdaq System; Risks Relating to Penny Stocks. It is currently anticipated that the Common Stock and Warrants will be eligible for listing on the Nasdaq SmallCap Market upon the completion of this offering. In order to continue to be listed on the Nasdaq SmallCap Market, however, the Company must maintain $2,000,000 in total assets, a $200,000 market value on the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share; provided, however, that if the Company falls below such minimum bid price it will remain eligible for continued inclusion in the Nasdaq SmallCap Market if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. The Nasdaq SmallCap Market has recently proposed new maintenance criteria which, if implemented, would eliminate the exception to the minimum bid price of $1.00 per share and require, among other things, $2,000,000 in net tangible assets, $1,000,000 market value on the public float and adherence to certain corporate governance provisions. The failure to meet these maintenance criteria in the future may result in the delisting of the Common Stock and Warrants from the Nasdaq SmallCap Market, and trading, if any, in the Common Stock and Warrants would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock and Warrants.


   In addition, if the Common Stock and Warrants were to become delisted from trading on the Nasdaq SmallCap Market and the trading price of the Common Stock were to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these type of transactions, the broker- dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market- maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could, in the event the Common Stock were deemed to be a penny stock, discourage broker-dealers from effecting transactions in the Common Stock which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

   No Dividends. The Company has never paid cash dividends on its Common Stock and does not intend to pay any dividends in the foreseeable future. In addition, certain of the Company's financing agreements contain prohibitions on the payment of dividends without the lender's consent. See "Dividend Policy."

   Limitations on Liability of Directors and Officers. The Company's Certificate of Incorporation includes provisions to eliminate, to the full extent permitted by Delaware General Corporation Law as in effect from time to time, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The Certificate of Incorporation also includes provisions to the effect that the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to any director or officer to the extent that such indemnification and advancement of expense is permitted under such law, as it may from time to time be in effect. See "Management -- Limitation of Liability and Indemnification."

   Tax Loss Carryforward. The Company's net operating loss carryforwards ("NOLs") expire in the years 1999 to 2011. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior NOLs is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term exempt tax rate. The additional equity financing obtained by the Company since its inception may have resulted in an ownership change and, thus, in a limitation on the Company's use of its prior NOLs. In the event the Company achieves profitable operations, any significant limitation on the utilization of its NOLs would have the effect of increasing the Company's tax liability and reducing net income and available cash resources. See Note 11 of Notes to Financial Statements.

   Ongoing Contractual Obligations to the Underwriter. The Company has agreed that, if it is requested to do so by the Underwriter, it will use its best efforts, for a period of three (3) years from the date of this Prospectus, to elect a designee of the Underwriter as a director of the Company, or, at the Underwriter's option, as a non-voting advisor to the Company's Board of Directors. While the Underwriter has advised the Company that it has no current intention to make such a request, if it were to exercise its right to designate such a person and such designee were to serve on the Board, potential conflicts could arise between the Company and the Underwriter because the Company will also have certain other ongoing contractual obligations to the Underwriter following the consummation of this offering. Such obligations include the Company's agreement (i) to pay to the Underwriter a fee equal to 5% of the Warrant exercise price for each Warrant exercised (provided the Warrant exercise is solicited by the Underwriter and certain other conditions are met) commencing one year after the date of this Prospectus; (ii) to register the Underwriter's Warrants, and the securities underlying the Underwriter's Warrants, under the Securities Act on one occasion during their exercise term, upon the demand of the Underwriter (subject to certain limitations and exclusions), and to include such securities in any appropriate registration statement which is filed by the Company during the seven years following the date of this Prospectus; and (iii) to grant to the Underwriter a three- year right of first refusal to underwrite or place any public or private sale of the Company's securities. In addition, the Company has agreed to retain the Underwriter as a financial consultant for a period of two years, at an annual fee of $12,500, the entire $25,000 payable in advance upon the consummation of this offering. In connection with such consulting arrangement, the Underwriter will also be entitled to receive a finder's fee in the event that it originates a financing or a merger, acquisition, joint venture or other similar transaction to which the Company is a party. See "Underwriting."

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 1,200,000 Shares and 1,200,000 Warrants offered hereby are estimated to be approximately $4,674,400 ($5,473,060 if the Underwriter's over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company expects to use the net proceeds (assuming no exercise of the Underwriter's over-allotment option) approximately as follows:

                                                                       Approximate
                                                       Approximate     Percentage
                                                         Dollar          of Net
Application of Proceeds                                  Amount         Proceeds
 ----------------------                              -------------   -------------
Repayment of debt and retirement of warrants (1)  .    $1,400,250          30.0%
Software development (2)  .........................     1,200,000          25.7
Sales and marketing (3)  ..........................       600,000          12.8
Entrance into communications business (4)  ........       200,000           4.3
Capital equipment (5)  ............................       100,000           2.1
Working capital and general corporate purposes (6)      1,174,150          25.1
                                                      -------------   -------------
                                                       $4,674,400         100.0%
                                                      =============   =============

------
(1) Represents the repayment of (i) the Fall 1996 Borrowings in the aggregate principal amount of $410,000, including $100,000 to Lyman C. Hamilton, Jr., a director of the Company; $50,000 to a trust for the benefit of the mother of Donald F. Logan, Jr., an executive officer and director of the Company; and $5,000 each to the brother and niece of Eugene D. Story, an executive officer and director of the Company; (ii) the Sperry Non-Convertible Note, in the principal amount of $250,000, to Sperry, a greater than 5% stockholder of the Company; (iii) the Bridge Notes in the aggregate principal amount of $350,000; (iv) the Senior Note to CII, a principal stockholder of the Company, in the principal amount of $236,924; and (v) interest accrued on all of the foregoing, at the rate of 10% per annum in the case of (i) and (iv) and at the rate of 9% per annum in the case of (ii) and (iii), through and until the anticipated date of repayment, in the estimated aggregate amount of $58,326, and the retirement of the CII Warrants in connection with the CII Warrant Redemption for $95,000. The proceeds from the Company's recent Fall 1996 Borrowings, Sperry Financing and Bridge Financing were used in connection with the Company's operations, for pre-offering expenses payable in connection with this offering and for working capital and general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Principal Stockholders," "Certain Transactions" and "Description of Securities -- Existing Warrants."

(2) Represents the costs associated with the development of Windows-based versions of the Company's Fleet Manager Series products, extended ISIT platform development and communications interfaces. See "Business -- The ISIT Platform Development Project" and "-- Research and Development."

(3) Represents the costs associated with advertising, seminars, promotional presentations, marketing materials and presentation software. See "Business -- Sales and Marketing."

(4) Represents equipment costs of $25,000, initial business development personnel costs of $75,000, marketing and sales costs of $50,000, contingency costs of $25,000 and miscellaneous expenses of $25,000. See "Business -- Proposed Satellite Communications Services Business."

(5) Represents the costs of computer equipment and furniture and fixtures associated with the expansion of personnel.

(6) A portion of the proceeds allocated to working capital may be utilized to pay the salaries of the Company's seven executive officers which salaries are anticipated to aggregate $750,000 for the twelve months following the date of this offering. See "Management."

   If the Underwriter exercises its over-allotment option in full, the Company will realize additional net proceeds of $798,660. If the 1,200,000 Warrants offered hereby are exercised, the Company will realize proceeds relating thereto of $6,600,000, before any solicitation fees which may be paid in connection therewith. Such additional proceeds, if received, are expected to be used for working capital and general corporate purposes. See "Underwriting."

   The allocation of the net proceeds from this offering as set forth above represents the Company's best estimates based upon its currently proposed plans and assumptions relating to its operations and certain assumptions regarding general economic conditions. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories. The Company anticipates, based on its currently proposed plans and assumptions relating to its operations (including assumptions regarding the progress and timing of its new product development efforts), that the net proceeds of this offering, together with anticipated revenues from operations and its current cash and cash equivalent balances, will be sufficient to satisfy the Company's operations and capital requirements for at least 18 months following the consummation of this offering. In the event the Company's plans change or its assumptions change or prove to be inaccurate, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to, or potential sources of, any additional financing, and there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed would have a material adverse effect on the Company.

   Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

                               DIVIDEND POLICY

   The Company has never paid any cash dividends on its capital stock. The Company currently intends to retain all available earnings (if any) for the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The Company's financing agreement with a bank governing the terms of the Company's term loan and demand line of credit with the bank prohibits the Company from declaring or paying dividends to its stockholders without the bank's prior review and written consent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                   DILUTION

   The difference between the initial public offering price per share of Common Stock and the net tangible book value per share of Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share on any given date is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) on such date by the number of then outstanding shares of Common Stock.


   As of December 31, 1996, the net tangible book value (deficit) of the Company was $(3,317,011) or $(1.23) per share. Giving retroactive effect to the Executive Stock Repurchase, the Bridge Financing and to the issuance, immediately prior to the consummation of this offering, of 377,777 shares of Common Stock in connection with the Preferred Stock Conversion and the Sperry Note Conversion, the pro forma net tangible book value (deficit) of the Company at December 31, 1996 would have been $(2,169,011) or $(.72) per share. After also giving effect to the sale of the 1,200,000 Shares and the 1,200,000 Warrants offered hereby and the receipt and application of the net proceeds therefrom (less underwriting discounts and commissions and estimated expenses of this offering), the as adjusted net tangible book value of the Company as of December 31, 1996 would have been $2,463,204 or $.59 per share. This represents an immediate increase in net tangible book value of $1.31 per share to existing stockholders and an immediate dilution of $4.41 (88%) per share to new investors in this offering.


   The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:

 Initial public offering price per share  .......................               $5.00
   Net tangible book value (deficit) before pro forma
     adjustments  ..............................................    $(1.23)
   Increase attributable to pro forma adjustments ..............       .51
                                                                   ---------
   Pro forma net tangible book value (deficit) before this
     offering  .................................................      (.72)
   Increase attributable to investors in this offering .........      1.31
                                                                   ---------
Adjusted net tangible book value after this offering  ..........                  .59
                                                                               -------
Dilution to investors in this offering  ........................                $4.41
                                                                               =======


   The following table sets forth, with respect to existing stockholders (giving effect to the Preferred Stock Conversion and the Sperry Note Conversion) and new investors in this offering, a comparison of the number of shares of Common Stock purchased from the Company, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid, and the average price paid per share:

                            Shares Purchased          Total Consideration        Average Price
                        ------------------------   --------------------------   ---------------
                           Number       Percent        Amount       Percent        Per Share
                         -----------   ---------    -------------   ---------   ---------------
Existing stockholders     3,001,120       71.4%     $ 6,098,040       50.4%          $2.03
New investors  .......    1,200,000       28.6        6,000,000       49.6           $5.00
                         -----------   ---------    -------------   ---------
          Total  .....    4,201,120      100.0%     $12,098,040      100.0%
                         ===========   =========    =============   =========



   The above table assumes no exercise of the Underwriter's over-allotment option. If such option is exercised in full, the new investors will have paid $6,900,000 for 1,380,000 shares of Common Stock, representing approximately 53.1% of the total consideration for 31.5% of the total number of shares outstanding. In addition, the above table also assumes no exercise of outstanding stock options and warrants. As of the date of this Prospectus (assuming the consummation of the CII Warrant Redemption), there are outstanding warrants to purchase 347,219 shares of Common Stock at exercise prices ranging from $3.38 to $5.00 per share and options under the Stock Option Plan to purchase 67,587 shares of Common Stock at an exercise price of $3.38 per share. To the extent that options or warrants are exercised at prices below the public offering prices per share, there will be further dilution to new investors. See "Management -- Stock Option Plan," "Description of Securities" and "Underwriting."

                                CAPITALIZATION

   The following table sets forth the Company's short-term debt and capitalization as of December 31, 1996 (i) on a historical basis, (ii) on a pro forma basis to give effect to the Executive Stock Repurchase and the Bridge Financing, and (iii) as further adjusted to give effect to the Preferred Stock Conversion, the Sperry Note Conversion and the sale of the 1,200,000 Shares and 1,200,000 Warrants offered hereby and the anticipated application of the estimated net proceeds therefrom (including for the repayment of the Sperry Non-Convertible Note, the Senior Note to CII, the Fall 1996 Borrowings and the Bridge Notes and for the CII Warrant Redemption):

                                                                      December 31, 1996
                                                      ------------------------------------------------
                                                           Actual         Pro Forma       As Adjusted
                                                       --------------   -------------    --------------
Short-term debt:
   Short-term borrowings and subordinated debt-
     related parties  ..............................    $ 1,385,000      $ 1,580,000      $        --(1)
   Current portion of long-term debt and capital
     lease obligations  ............................        296,767          296,767          111,767
                                                       --------------   -------------    --------------
        Total short-term debt ......................    $ 1,681,767      $ 1,876,767      $   111,767
                                                       ==============   =============    ==============
Long-term debt:
   Long-term debt and capital lease obligations less
     current portion  ..............................    $   266,292      $   266,292      $   689,368
   Subordinated debt-related parties ...............        666,000          666,000          666,000
                                                       --------------   -------------    --------------
        Total long-term debt .......................        932,292          932,292        1,355,368
                                                       --------------   -------------    --------------
Redeemable Preferred Stock, par value $100; 7,500
   shares authorized; 7,500 shares issued and
   outstanding (actual and pro forma); none issued
   and outstanding (as adjusted) ...................        750,000          750,000               --
                                                       --------------   -------------    --------------
Stockholders' equity:
   Common Stock, par value $.002; 9,000,000 shares
     authorized; 2,701,110 shares issued and
     outstanding (actual); 2,623,343 shares issued
     and outstanding (pro forma); 4,201,120 shares
     issued and outstanding (as adjusted)(2)  ......          5,402            5,247            8,402
   Additional paid-in capital ......................      5,333,475        5,092,793       10,764,038(3)
   Accumulated deficit .............................     (5,950,629)      (5,950,629)      (6,306,955)(3)
   Loans receivable officers .......................       (388,837)(4)           --               --
                                                       --------------   -------------    --------------
        Total stockholders' equity (deficit) .......     (1,000,589)        (852,589)       4,465,485
                                                       --------------   -------------    --------------
          Total capitalization  ....................    $   681,703      $   829,703      $ 5,820,853
                                                       ==============   =============    ==============

------
(1) Reflects a reclassification from short-term debt to long-term debt of a $400,000 demand line of credit, a $75,000 loan and $146,670 of a term loan, each from a bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(2) Does not include (i) 1,200,000 shares of Common Stock reserved for issuance upon exercise of the Warrants, (ii) an aggregate of 240,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants and the warrants included therein, (iii) 129,944 shares of Common Stock reserved for issuance upon exercise of the CII Warrants which are being relinquished by CII in connection with the CII Warrant Redemption, (iv) 347,219 shares of Common Stock reserved for issuance upon exercise of other outstanding warrants, (v) 67,587 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the Stock Option Plan, (vi) up to 157,453 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Stock Option Plan, and (vii) an indeterminable number of shares of Common Stock reserved for issuance in the event the Company fails under certain circumstances to register, or to maintain an effective registration statement with respect to, the Bridge Shares issued in the Bridge Financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management -- Stock Option Plan" and "Description of Securities."


(3) Assumes approximately $58,326 of interest expense on the Sperry Notes, the Bridge Notes, the Fall 1996 Borrowings and the Senior Note to CII and a related credit to additional paid-in capital and $95,000 for the CII Warrant Redemption, all of which is expected to be paid from the proceeds of this offering. Also reflects a charge to operations of $203,000 related to the loan discount and debt issuance costs of the Bridge Financing.


(4) The $388,837 in loans receivable from certain executive officers of the Company was included as a component of stockholders' equity as it was expected that such loans would be satisfied via the return to the Company of 77,767 shares of Common Stock by such officers in connection with the Executive Stock Repurchase. See Note 15(b) of Notes to Financial Statements.

                           SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

   The following selected financial data for each of the two years in the period ended December 31, 1996 and at December 31, 1996 are derived from, and should be read in conjunction with, the Company's Financial Statements and Notes thereto, audited by BDO Seidman, LLP, independent certified public accountants, included elsewhere in this Prospectus. The auditor's report on the financial statements at December 31, 1996 and each of the two years in the period ended December 31, 1996, contains an explanatory paragraph stating that there is substantial doubt as to the Company's ability to continue as a going concern.

STATEMENT OF OPERATIONS DATA:

                                                Years Ended December 31,
                                            ----------------------------------
                                                  1995                 1996
                                            -----------------        ---------
Revenues  ..........................        $   4,329                $ 4,350
Gross profit  ......................            1,114                  1,332
Loss from operations  ..............             (214)                (1,387)
Net loss  ..........................             (326)                (1,842)
Net loss per share  ................             (.12)                  (.67)

Weighted average shares outstanding             2,497                  2,759

Balance Sheet Data:
                                             December 31, 1996
                                            -----------------
Working capital (deficit)  .........        $  (1,851)
Total assets  ......................            3,612
Total liabilities  .................            3,863
Redeemable Preferred Stock  ........              750
Stockholders' equity (deficit)(1)  .           (1,001)

------
(1) As of December 31, 1996, (i) the 77,767 shares of Common Stock returned for cancellation to the Company by certain executive officers (in satisfaction of $388,837 in loans outstanding from the Company to such officers) immediately prior to the date of this Prospectus in connection with the Executive Stock Repurchase were not included in the weighted average shares outstanding and (ii) the $388,837 in loans receivable from such officers which were satisfied in connection with the Executive Stock Repurchase were included as a component of stockholders' equity, since it was expected that such Executive Stock Repurchase would be consummated immediately prior to the date of this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 15(b) of Notes to Financial Statements.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

   The Company, founded in 1969, develops, markets, sells and supports software systems, and sells and supports associated hardware and communications systems, for the management of commercial ships in the international maritime industry. The Company's products are designed to enable its customers to operate their ocean- going ships in a safer and more efficient manner through the use of shipboard and shore-based computer applications and networks connected by wireless communications. The Company's revenues are primarily derived from software license fees, hardware sales, and service revenues. License fees include revenues from noncancelable software license agreements entered into between the Company and its customers with respect to both the Company's products and third-party products distributed by the Company. Such revenues are recognized upon shipment only if no significant Company obligations remain and collection of the resulting receivable is deemed probable. Hardware sales consist of revenues from the configuration and resale of computer hardware systems in connection with the Company's system product sales and from the resale of hardware components. For instance, the Company acts as a distributor for a variety of hardware components and has derived significant revenues from sales of such products to a limited number of non-maritime customers. Revenues from hardware sales are recognized when the products are delivered. Service revenues include revenues from installation (including integration and engineering) services, customer training, on-going customer support, hardware maintenance and product updates. The Company's installation cycle varies significantly by customer depending on the scope of work, the number of installation sites and the geographical location of the installations and can extend for periods of six months or more. Installation and training fees (representing about 40% of the Company's software revenues) are recognized when such services are completed; however, in a limited number of cases, as much as one-third of the installation/training fees may be deferred by the customer until the completion of the one-year warranty period. Service fees for on-going customer support, hardware maintenance and product updates are recognized ratably over the term of the contract, which is typically twelve months.

   The Company has devoted substantial resources in connection with the research and development of new and enhanced software products. Costs incurred for research and development are charged to operations in the period incurred. Upon the establishment of technological feasibility, the Company begins to capitalize certain costs associated with the product which will be available for sale. Once the product is available for sale, the Company ceases to capitalize these costs. Upon completion of such products, these costs are amortized and charged to operations over the estimated economic life of the product. A major portion of the Company's current capitalized costs relate to products which are not as yet available for sale. The establishment of technological feasibility and the estimated economic life of the product requires considerable judgment by management. Any changes to the estimates made by management may result in more rapid amortization of the capitalized costs.

   The Company's strategy is to aggressively market its existing and future products both directly and through the use of sales agents around the world. During 1995 and 1996, the Company significantly increased the number of sales and marketing personnel and also substantially increased the number of production and development personnel. In addition, in December 1996, as part of the Sperry Alliance, the Company entered into a five-year marketing and distribution agreement with Sperry (the "Sperry Agreement"), pursuant to which the Company granted Sperry, among other things, certain sole rights relating to the distribution of the Company's software application products and ISIT platform products to the United States government and non-exclusive rights relating to the distribution of all the Company's products elsewhere, subject to certain territorial limitations.


   The Company incurred operating losses of $213,602 and $1,386,782 for the fiscal years ended December 31, 1995 and 1996, respectively, and, at December 31, 1996, had an accumulated deficit of $5,950,629. The Company expects that it will continue at a loss until, at the earliest, the Company generates sufficient revenues to offset the cost of its operations. The report of independent auditors on the Company's financial statements for all periods presented contains an explanatory paragraph stating that there is substantial doubt as to the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of such uncertainty. The Company's future level of sales and potential profitabil-ity will depend on many factors including an increased demand for the Company's existing products, the ability of the Company to develop and sell new products and product versions to meet customers' needs, the ability of management to control costs and successfully implement the Company's strategy and the ability of the Company to develop and deliver products in a timely manner.

RESULTS OF OPERATIONS

   The following table sets forth for the periods indicated selected items of the Company's operations as a percentage of its net revenues:

                                                        Years Ended
                                                       December 31,
                                            ---------------------------------
                                               1995                    1996
                                             --------                ---------
Revenues  ....................                100.0%                  100.0%
Cost of revenues  ............                 74.3                    69.4
                                             --------                ---------
Gross profit  ................                 25.7                    30.6
Operating expenses:
     Research and development                   5.7                     9.2
     Selling and
        administrative .......                 24.1                    51.7
     Depreciation and
        amortization .........                  0.8                     1.6
                                             --------                ---------
          Total operating
             expenses ........                 30.6                    62.5
Loss from operations  ........                 (4.9)                  (31.9)
Other income (expense):
     Interest income  ........                  0.6                    --
     Interest expense  .......                 (3.2)                  (10.4)
                                             --------                ---------
          Total other expense                  (2.6)                  (10.4)
Net loss  ....................                 (7.5)%                 (42.3)%
                                             ========                =========


YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

   Revenues. Total revenues increased 0.5% from $4,329,270 for the year ended December 31, 1995 to $4,350,282 for the year ended December 31, 1996. Hardware revenues decreased 33% from $2,042,384 for the year ended December 31, 1995 to $1,370,447 for the year ended December 31, 1996 consisting of a reduction of sales of hardware components to non-maritime and maritime customers of approximately $230,000 and $435,000, respectively. The reduction was due partially to the unavailability of product at the end of 1996, plus the completion of a major hardware sale to a large customer in 1995. Software revenues increased 7% from $1,896,129 for the year ended December 31, 1995 to $2,024,388 for the year ended December 31, 1996, predominantly as the result of the addition of new customers. Contract revenues increased 244% from $390,757 for the year ended December 31, 1995 to $955,444 for the year ended December 31, 1996. The increase in contract revenues was primarily attributed to the increase in revenues from Federal and State agencies associated with the development of the ISIT platform.

   Cost of Revenues. Cost of revenues decreased 6% from $3,215,259 for the year ended December 31, 1995 to $3,017,950 for the year ended December 31, 1996. Cost of hardware revenues decreased 31% from $1,607,316 for the year ended December 31, 1995 to $1,105,238 for the year ended December 31, 1996. The reduction was due to a reduction in sales of hardware components to non-maritime and maritime customers. Cost of software revenues, including software amortization, increased 16% from $1,217,186 for the year ended December 31, 1995 to $1,406,817 for the year ended December 31, 1996. This reflects a significant increase of approximately $380,000 in software services and support revenues without a corresponding increase in support personnel offset by an increase in software amortization of approximately $260,000 primarily attributed to the Company recognizing a $228,000 charge due to a change in the estimated economic life of its products. The cost of software revenues, excluding software amortization, decreased by approximately $70,000 from the year ended December 31, 1995 to the year ended December 31, 1996. Cost of contract revenues increased 29% from $390,757 for the year ended December 31, 1995 to $505,895 for the year ended December 31, 1996. The increase in costs of contract revenues was primarily attributed to the increase in revenues from Federal and State agencies associated with the development of the ISIT platform.

   Operating Expenses. Operating expenses increased 104.8% from $1,327,613 for the year ended December 31, 1995 to $2,719,114 for the year ended December 31, 1996. The increase was attributable primarily to an increase in selling and marketing expenses, as well as a significant increase in research and development costs.


   Net Loss. As a result of the foregoing, the Company's net loss increased from $325,700 for the year ended December 31, 1995 to $1,842,314 for the year ended December 31, 1996.


LIQUIDITY AND CAPITAL RESOURCES

   Since inception, the Company has financed its operations with private placements of equity, government funding, cash from operations, subordinated debt, bank term loans, bank credit lines and inventory "floor plan" financing.

   For the years ended December 31, 1995 and 1996, the Company had net cash used in operations of $250,760 and $607,513, respectively. The cash used in operations during these periods was primarily attributed to the increase in the Company's payroll, marketing and sales expenses, technical consulting costs and an increase in trade accounts receivable associated with an increase in revenues.

   In July 1995, the Company, on behalf of itself and certain other companies involved in the ISIT platform development project, entered into the Cooperative Agreement relating to such project with the United States Department of Transportation, Maritime Administration under the Federal DARPA/MARITECH program. Pursuant to the Cooperative Agreement, the government has committed to fund one-half of the actual expenses of the project (currently budgeted at approximately $3.9 million, of which the Company's expenses have been estimated at approximately $2 million), up to a maximum of $1,912,763, upon the achievement of project milestones defined in the Cooperative Agreement. To date, eleven out of seventeen milestones established for the ISIT platform development project have been satisfied. The remaining six milestones are based upon a time phase rollout of the activities associated with completion of the development of the ISIT platform, land-based testing of the platform and installation and testing of the platform on a demonstration vessel. The Company and other project members are required to supply the government with documentation that the milestones have been accomplished, but the government does not comment on or contribute to such documentation and payment is based only upon the government's receipt and acceptance of such documentation. The Company and the other project members are not required to deliver any product to the government. The Company, as the financial manager for the development project, allocates and distributes the government's reimbursement payments to the project members according to the project budget and their expenditures thereunder. The Company's potential share of the funding is $1,014,562. Through December 31, 1996, the Company had expended a total of $1,825,162 in connection with the project and recognized contract revenues from the government for such project in the amount of $912,518.

   In July 1995, the Company and CII entered into an agreement whereby CII agreed to fund $487,433 of the ISIT project costs. Such funding was provided pursuant to the State of Connecticut's Federal Technology Partnership Program under which the State matches 50% of the funding provided by the United States government under a recognized Federal cooperative funding program, such as DARPA/MARITECH. CII provided the first installment of the funding in the amount of $240,033 in August 1995. The remaining $247,400 was provided in June 1996 upon the Company's successful completion of the required project milestones. The Company is not obligated to repay any of the contract revenues received pursuant to the Cooperative Agreement or pursuant to the agreement with CII, regardless of the final outcome of the ISIT project.

   Net cash used in investing activities for the years ended December 31, 1995 and 1996 of $517,081 and $1,317,729, respectively, was primarily attributed to an increase in capitalized software costs.

   Net cash provided by financing activities for the year ended December 31, 1995 of $778,166 was primarily attributed to increases in outstanding indebtedness. Net cash provided by financing activities for the year ended December 31, 1996 of $1,968,029 was primarily attributed to increases in outstanding indebtedness and to the sale of Common Stock and Preferred Stock.

   The Company currently has a $205,000 term loan and a $400,000 demand line of credit with a bank, both of which bear interest at 1 1/2% over the bank's prime rate and are secured by substantially all of assets of the

Company. The term loan is payable in equal monthly installments of $5,833 plus interest until June 1998, at which time the balance of approximately $100,000, plus interest, will be due in full. The demand line of credit matures on April 1, 1998, provided that the Company maintains an account with the bank with a minimum balance of $800,000 as additional security for repayment of the Company's loans from the bank. As of December 31, 1996, the Company had no further availability under such facility. The agreement under which the term loan and the demand line of credit were established contains certain covenants, including provisions requiring the Company to maintain specified financial ratios and a minimum net worth. The Company was in violation of certain of its bank loan covenants during 1996, including covenants (i) to maintain a zero balance under the $400,000 line of credit for a period of thirty consecutive days during 1995 and 1996, (ii) to supply the bank with copies of quarterly and annual financial statements, (iii) not to issue any indebtedness without the written consent of the bank, (iv) not to make loans or advances to any officer, employee, stockholder or director of the Company without the written consent of the bank, (v) not to permit the ratio of unsubordinated liabilities to net worth plus subordinated liabilities to exceed 3.25 to 1, (vi) not to permit minimum cash flows on an annual basis to be less than 1.2 times the annual scheduled principal and interest payments on the term loan and line of credit, and (vii) not to make certain capital expenditures without the written consent of the bank. The Company was able to secure waivers with respect to (i) above for 1995 and 1996, with respect to (ii) through (iv) above for 1996 and with respect to
(v) through (vii) above for 1996 and through May 15, 1997. In addition, the Company obtained a $150,000 letter of credit from the bank in October 1995 to secure landlord improvements to the Company's offices, which letter of credit is guaranteed by the Connecticut Development Authority, an agency of the State of Connecticut. The letter of credit became self- amortizing at the rate of $7,500 per month on May 31, 1996, and, as of December 31, 1996, there was a total of $90,000 outstanding under this facility.


   In March 1995, the Company obtained a $500,000 loan from CII bearing interest at the rate of 10% per annum, evidenced by the Senior Note. In connection with this loan, the Company issued warrants to CII to purchase an aggregate of 259,888 shares of Common Stock at an initial exercise price of $2.31 per share. In August 1996, the Company sold 7,500 shares of its Preferred Stock to CII in exchange for (i) CII's payment of $500,000 in cash;
(ii) the cancellation of $236,924 of the $473,848 principal amount of indebtedness then outstanding under the Senior Note, the balance of which is repayable, together with accrued interest, in aggregate monthly installments of $10,624 (subject to payment in full upon the consummation of this offering); and (iii) CII's relinquishment of one-half of its warrants, leaving CII with the CII Warrants to purchase 129,944 shares of Common Stock. Immediately prior to the consummation of this offering, the 7,500 shares of Preferred Stock held by CII will be converted into an aggregate of 277,777 shares of Common Stock. In addition, upon the consummation of this offering, the Company intends to use a portion of proceeds from this offering to repay the balance of the Senior Note ($236,924 plus approximately $23,000 in accrued interest) and to redeem the CII Warrants (approximately $95,000). During 1996, the Company was in default in payment under the Senior Note, but was able to secure a waiver from CII of all payments of principal and interest under the Senior Note through the earlier of the consummation of this offering, at which time the Senior Note is to be repaid in full, or May 15, 1997, at which time payments of principal and interest will be resumed as set forth in the Senior Note. See "Certain Transactions."

   In February through July 1996, the Company sold to 16 accredited investors an aggregate of 233,326 shares of Common Stock at a purchase price of $3.38 per share, for an aggregate purchase price of $787,500 (the "1996 Private Placement"). The net proceeds from this financing were used to fund working capital requirements for further software development of the Fleet Manager Series and of the ISIT platform and for additional marketing and sales expenses related to the Fleet Manager Series.

   During 1995, Robert D. Ohmes, the Executive Vice President, Chief Financial Officer and a director of the Company and Scott R. Ohmes, son of Robert D. Ohmes and a principal stockholder of the Company, advanced a total of $225,000 to the Company. In June 1996, these advances were converted into 66,666 shares of Common Stock. See "Certain Transactions."

   In June 1996, Robert D. Ohmes acquired a $75,000 loan from a bank, the proceeds of which he, in turn, loaned to the Company. Subsequently, in November 1996, such loans were amended to reflect the Company as the bank's borrower and eliminating Mr. Ohmes as a lender. The Company's note to the bank evidencing such indebtedness bears interest at 1 1/2% over the bank's prime rate and the note matures on April 1, 1998. See "Certain Transactions."

   In connection with the Fall 1996 Borrowings, the Company borrowed an aggregate of $410,000 from Lyman C. Hamilton, Jr., a director of the Company, a trust for the benefit of the mother of Donald F. Logan, Jr., a Senior Vice President and director of the Company, Christopher Story, the brother of Eugene D. Story, the President, Chief Executive Officer and a director of the Company, and Tiffany Story, the niece of Eugene D. Story, and two other persons in October and November 1996. These loans bear interest at 10% per annum and are due and payable on the earlier of the consummation of this offering and six months from the date of issuance of the promissory notes representing such loans. Such loans are subordinated to all other indebtedness of the Company except for an aggregate of $500,000 payable to Eugene D. Story and Robert D. Ohmes. Upon the consummation of this offering, the Company intends to use approximately $426,100 of the proceeds from this offering to repay, in full, the principal amount of, and accrued interest on, these notes. See "Certain Transactions."

   From September through December 1996, the Company borrowed an aggregate of $166,000 from Eugene D. Story, Robert D. Ohmes, Mark E. Story, a Vice President and director of the Company, Donald F. Logan, Jr. and Scott R. Ohmes. These loans bear interest at 9% per annum and are due and payable on December 2, 1998. Such loans are subordinated to all other indebtedness of the Company except for an aggregate of $500,000 payable to Eugene D. Story and Robert D. Ohmes. See "Certain Transactions."

   In connection with the Sperry Financing, the Company borrowed an aggregate of $500,000 from Sperry in December 1996, in return for which the Company issued to Sperry (i) the Sperry Convertible Note in the principal amount of $250,000, convertible into an aggregate of 100,000 shares of Common Stock upon the consummation of this offering, (ii) the Sperry Non-Convertible Note in the principal amount of $250,000, and (iii) the Sperry Warrants to purchase 125,000 shares of Common Stock at an exercise price of $5.00 per share. The Sperry Notes bear interest at the rate of 9% per annum and are due and payable on the earlier of the consummation of this offering and January 31, 1998. The Company intends, upon consummation of this offering, to use approximately $263,400 of the proceeds from this offering to repay the Sperry Non-Convertible Note, including interest accrued thereon through and until such repayment date, and to pay interest accrued on the Sperry Convertible Note. See "Certain Transactions."

   In connection with the Bridge Financing, the Company borrowed an aggregate of $350,000 from six private investors in January 1997, in return for which the Company issued to such investors Bridge Notes in the aggregate principal amount of $350,000 and an aggregate of 70,000 Bridge Shares from its treasury stock. Immediately prior to the consummation of the Bridge Financing, Eugene
D. Story and Robert D. Ohmes contributed an aggregate of 70,000 shares of Common Stock to the Company's treasury for issuance by the Company as Bridge Shares to the investors in the Bridge Financing. After payment of $35,000 in placement fees to the Underwriter, which acted as placement agent for the Company in connection with the Bridge Financing, and other offering expenses of approximately $20,000, the Company received net proceeds of approximately $295,000 in connection with the Bridge Financing. The Company intends, upon consummation of this offering, to use approximately $355,900 of the proceeds from this offering to repay the Bridge Notes, including interest accrued thereon through and until such repayment date.

   Immediately prior to the date of this Prospectus, Eugene D. Story, Robert
D. Ohmes, Mark E. Story and Donald F. Logan, Jr. delivered and transferred to the Company for cancellation an aggregate of 77,767 shares of Common Stock and the Company accepted such shares in full payment and satisfaction of the Company's outstanding loans to such parties in the aggregate amount of $388,837. Because it was expected that such loan amounts would be satisfied with shares of Common Stock prior to the date of this Prospectus, the $388,837 in loans receivable was presented as a component of stockholders' equity in the Company's financial statements commencing as of December 31, 1995. See "Certain Transactions."

   As of December 31, 1996, the Company had cash of $58,117 and a working capital deficit of $1,851,082. Although the Company anticipates that the net proceeds of this offering, together with anticipated revenues from operations and its current cash and cash equivalent balances, will be sufficient to fund the Company's operations and capital requirements for at least 18 months following the consummation of this offering, there can be no assurance that such funds will not be expended prior thereto due to unanticipated changes in economic conditions or other unforeseen circumstances. In the event the Company's plans change or its assumptions change or prove to be inaccurate, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to, or potential sources of, any additional financing, and it is not anticipated that existing stockholders will provide any portion of the Company's future financing requirements. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all.

                                   BUSINESS

THE COMPANY

   The Company develops, markets, sells and supports software systems, and sells and supports associated hardware and communications systems, for the management of commercial ships in the international maritime industry. The Company's products are designed to enable its customers to operate their ocean-going ships in a safer and more efficient manner through the use of shipboard and shore-based computer applications and networks connected by wireless communications. The Company sells its products in the international shipping market to operators of all types of ships, including crude oil and product tankers, gas carriers, container ships, cruise liners, bulk carriers and other specialty ships. The Company has 27 years of experience in the maritime industry and has an established international market presence and a significant installed customer base.

INDUSTRY BACKGROUND

   There are over 80,000 vessels in the world's commercial fleet. The primary target market for the Comp- any's integrated fleet management systems and services consists of the 22,500 vessels over 5,000 dead weight tons in the international "deep sea" trade. The types of vessels in this group include oil tankers, liquefied natural gas carriers, chemical carriers, bulk carriers, container ships, roll-on/roll-off carriers and passenger ships. The ownership of these vessels includes high concentrations in Greece, Japan, China, Russia and the United States. Estimates of market penetration indicate that only approximately 15% of the Company's primary target market currently has integrated fleet management systems. The secondary target market for the Company's products is the coastal and inland waterway vessels which represent the other 57,500 vessels in the world's commercial fleet. However, these vessels are of various sizes and often have limited resources available for shipboard technology. Consequently, while this secondary market represents significant potential based on the number of vessels included in such market, the average sale per vessel in this secondary market will typically be smaller than the average sale per vessel in the Company's primary target market.

   The international maritime industry is responsible for the transportation of over 95% of the cargo moving in intercontinental trade and no known means of transportation or technology currently exists which will permit any significant change from this transportation format. The market for cargo shipping is primarily an open, free market, allowing ships of any country to compete for business. The broad nature of this market, coupled with the fact that there are over 80,000 vessels in the world's commercial fleet competing for business, has generated growing pressure on shipowners/operators to operate their ships more efficiently. In addition, a significant expansion of international maritime regulations has occurred in recent years requiring shipowners/operators to operate their ships in a safer and more environmentally protective manner or face major liability exposure. At the same time, however, the economic pressures of the industry are leading to smaller-sized crews on ships which is increasing the burdens associated with efficient ship operation and safety and environmental regulation compliance. The Company believes that these factors have created an environment where productivity aids, such as those provided by information technology systems, can offer large benefits to shipowners/operators.

   Information technology systems enable ships' crews to access and perform planned maintenance schedules, keep a more accurate inventory of critical parts, communicate with shore support facilities and access needed information to operate their ships in a safer and more efficient manner. While many shipowners/operators are just beginning to implement such systems within their enterprises, others have already made significant investment in their information technology infrastructures, frequently incorporating within them a variety of software environments, computing platforms and communications protocols. These business critical enterprise applications and personal productivity tools have also historically been supplied by a variety of vendors, often resulting in incompatible systems and applications within and among an enterprise's many locations. As a result of this proliferation of technology, demand is increasing for systems that offer shipowners/operators a standard interface, transparent communications and the ability to integrate enterprise and ship specific productivity applications for local and remote enterprise users.

   Current challenges faced by shipowners/operators employing information technology systems include:

   o Platform Diversity. In addition to Windows, desktop computing systems within an enterprise may include DOS systems, UNIX workstations, X-Terminals, Macintosh systems and OS/2 workstations, many of which do not support 32-bit Windows applications.

   o Remote Users. The diversity of network connection types, protocols and communication services limits the ability of shipowners/operators and other organizations to deploy applications on a cost-effective and efficient basis among remote shipboard users.

   o Extended Enterprise. The extension of enterprise information systems to ships, suppliers, technical support activities and regulatory bodies creates application deployment issues that are outside the control of information systems managers, such as the quality and security of the network connection, the client platform involved and the technical expertise of the remote user.

   o Diverse Shipboard Control Systems. Data residing on diverse, non-integrated control systems aboard ship which is required for ship management purposes is currently inaccessible to the ship management applications software. Enterprise system managers must cope with this non-compatibility problem existing on remote mobile systems.

   o Non-Compatible Satellite Communications. While over the past 15 years the international shipping industry has operated as a monopoly with satellite analog data communications provided by the International Marine Satellite consortium ("INMARSAT"), the delivery of communications services to ships is expected to change drastically in the next five years. New lower cost satellite communications services are being offered using digital data technology. At the present time, no standard protocol to send data through an earth station into the public telephone networks exists. System providers and information technology managers are therefore faced with a difficult operational problem of locating and acquiring the best communications solutions for any given situation.

STRATEGY


   In order to address the challenges currently associated with the use of information technology by the maritime industry, the Company has adopted a strategic plan focused on three distinct, yet interrelated, areas of the maritime information technology market, including: (i) the continuation and enhancement of the Company's core business which centers around its existing Fleet Manager Series of software products for the management of ship operations and includes applications ranging from shipboard inventory and maintenance management to ship-to- shore e-mail; (ii) the development of the Integrated Shipboard Information Technology ("ISIT") platform, which is designed to become the first industry standard for computer operating environments to integrate a myriad of ship equipment and informational systems, including proposed ISIT-compliant versions of the Company's existing Fleet Manager Series products, which are currently under development; and
(iii) its expansion into the satellite communication services business as a reseller of satellite communications services, which expansion the Company expects will allow it to provide its customers with a single source service for ship-to-shore data communications. The Company intends to focus on these three strategic areas in order to become a leading supplier of integrated management and communications systems to the international maritime industry.


   In keeping with its goal, the Company is employing the following strategies:

   Deliver Easy-to-Use, High-End Fleet Management Solutions. The Company believes that today's maritime requirements dictate high levels of usability due to crews of varying nationalities, training, sizes and experience levels. In addition, in order for the systems to be effective at managing operating costs, the systems must have high levels of functionality in order to encompass a broad spectrum of international customers. The Company's unique suite of application software products, the Fleet Manager Series, addresses these needs by providing ease of use and broad-based functionality with low implementation costs and full scalability. The Company provides solutions for customers seeking to preserve existing information technology investments and minimize the costs and complexity of integrating with existing management systems.

   Establish Broad-Based Acceptance of the ISIT Platform. In order to establish broad-based acceptance of the ISIT platform, the Company intends to expand its marketing efforts to focus not only on direct sales to shipowners/operators but also on the marketing of the ISIT platform to a variety of maritime organizations, including shipboard control system suppliers and hardware and software vendors, who will be able to bundle the ISIT platform with their respective product lines. In addition, the Company, both on its own and through a distribution agreement with Sperry, plans to market the ISIT platform through shipyards for newbuild ship constructions, with the intention that the ISIT platform will become the default information technology system for newbuild ships. In order to better understand the needs of the maritime industry and to facilitate market acceptance of the ISIT platform, the Company has created an Industry Advisory Board for the ISIT platform project, which includes 30 firms representing a broad cross-section of the maritime industry, including shipowners/operators, communications organizations, shipyards, regulatory bodies and suppliers of marine equipment.

   Develop Strategic Alliances. The Company believes that entering into strategic alliances for the development and sales of its products will allow for a broader-based acceptance of such products and a corresponding increase in its overall sales. To this end, the Company: (i) as the leader of the ISIT platform development project, formed the ISIT Platform Development Team (consisting of a group of the leading companies involved in various technologies and services associated with international ship operations, design and information technologies) to specifically address the problem of standards for shipboard/shoreside data access, handling and communications; and (ii) entered into the Sperry Alliance in December 1996, pursuant to which the Company granted Sperry, among other things, certain sole rights relating to the distribution of the Company's software application products and ISIT platform products to the United States government and non-exclusive rights relating to the distribution of the Company's products elsewhere, subject to certain territorial limitations.


   Capitalize on Large Installed Customer Base. The Company plans to continue to leverage its installed base of over 1,500 application system installations at over 600 shipboard and shore-based sites worldwide. The Company's strategy is to sell new products, as well as future, enhanced generations of the current Fleet Manager Series, into this customer base. The additional products intended to be added to the product line include the ISIT platform, satellite communications services, Windows-based versions of the Fleet Manager Series, ISIT- compliant versions of the Fleet Manager Series, and applications within the Fleet Manager Series. The Company continues to devote significant resources to enhance its products and services.


   Develop Industry Standards. The Company has taken a leadership role in the development of standards in the area of shipboard information technology applications. Executives of the Company currently chair two task groups at the American Society of Testing and Materials ("ASTM") in the F-25 Committee on Ships and Marine Technology. This Committee has established a liaison with the International Standards Organization ("ISO") Technical Committee 8, Ships and Marine Technologies, and has reached consensus that any standards adopted by ASTM will be submitted to the ISO. The Company believes that taking a leadership role in the development of relevant industry standards reinforces the industry perception of the Company as a leader in its field.

   Support International Safety. The international regulations for both ship safety and environmental protection are formulated through the United Nations' International Maritime Organization ("IMO"). This organization develops regulations through a treaty process of the United Nations. These regulations are enforced by the port states through local inspectors. An active effort within the IMO exists to develop technology applications which will promote regulation enforcement. Currently, this enforcement is primarily a manual and labor intensive effort. The Company is working to apply its ISIT platform technology as the base technology for such technology developments including vessel traffic services similar to air traffic control and voyage data recorders similar to flight recorders.

   Leverage Worldwide Infrastructure. The Company has developed an extensive international network of agents to provide direct and indirect sales and support. The Company's products are designed and built for an international marketplace. The Company has significant resources allocated to the selection and development of this agent network, and expects those investments to continue. International sales represented 31% of revenues in fiscal 1995 and 21% in fiscal 1996. The Company believes that this network will be an important competitive factor in taking advantage of the growing use of technology in the maritime industry.

   Differentiate Through Superior Customer Support. The Company believes that superior customer support is critical for customers to successfully implement high-end technology solutions. Due to the complexity and logistics of the maritime environment, support services must be designed to address issues remotely, in a cost efficient manner, and on a timely basis. The Company has 27 years of experience in supporting the maritime customer base and six years experience supporting the current Fleet Manager Series. Because each customer has unique needs, the Company offers modular customer support programs that match each customer's requirements.

THE FLEET MANAGER SERIES

   The Company's Fleet Manager Series is a multi-faceted line of software products, including: (i) FleetWORKS, a systems package for the control of the equipment and spare parts inventory onboard a ship; (ii) FleetLINK, a marine data communications and e-mail systems package providing data compression and high speed data transmission over satellites, cellular and/or terrestrial links; and (iii) FleetWATCH, a shipboard reporting and administrative systems package. The Fleet Manager Series was developed through several years of industry use and feedback and is currently in its fifth generation. This suite of integrated applications allows shipowners/operators to manage costs, manage resources, and comply with both internal and externally mandated safety and environmental issues.

   The benefits of the Fleet Manager Series include:

   o An integrated suite of applications which allows more robust communication of data between applications and reduces user workload by preventing multiple data entries.

   o Associated systems integration and engineering services which develop fleet-wide equipment and parts numbering mechanisms and initialize system operations.

   o The ability to dramatically reduce ship-to-shore satellite communications costs.

   The Fleet Manager Series software applications have been designed to offer ease-of-use and an integration of information for a multitude of ship management operations using a single user interface. In addition, the Company has developed services to support these systems, from database development and validation to the supply of shipboard computer hardware, related engineering, integration and training services and maintenance support. Thus, in addition to its sale of the software products themselves, the Company may, for instance, pre- load the Fleet Manager Series software products on personal computers and sell the bundled product. Consequently, although individual modules list for between $1,500 and $9,000, a typical customer may buy multiple modules for multiple ships in a fleet resulting in a sale to a customer that could approach $50,000, including hardware and integration and engineering services. Moreover, by offering standardized PC and LAN configurations, the Company provides an added value to clients. All these computer hardware configurations include the Company's MarineCare "exchange-basis" warranty, providing a blanket coverage for all components supplied by the Company, regardless of manufacturer, with all individual warranties extended to one full year.

   The Fleet Manager Series is designed to provide information about ship operations in order to assist the shipowner/operator in meeting safety and environmental requirements. On July 1, 1998, almost all commercial ships over 500 gross tons will be required to comply with the International Safety Management ("ISM") Code, developed and mandated by the IMO. The ISM Code includes new procedures which must be followed and requirements which must be met in order to achieve certification for a ship. The Fleet Manager Series currently provides shipowners/operators with a substantial portion of the information required in order to achieve ISM certification.

   The Fleet Manager Series versions currently being shipped are DOS-based; however, the Company is in the process of developing Windows-based versions (which will be Windows 3.1, Windows95 and Windows NT compliant) of all of its existing products. The initial modules of the Windows-based versions have been delivered to certain customers for beta testing, and these modules are expected to be commercially available during the second quarter of 1997, with the balance of modules expected to be commercially available by the end of 1997. The Company's application software for Windows will require modification in order to utilize such software on the ISIT platform being developed. Initial ISIT-compliant modules of the Fleet Manager Series are expected to be released in mid-1997.

   The Company develops its software using modern systems development tools and techniques, including a rigorous system development methodology. Such methodology, or process, includes design, development and quality assurance steps. The software is duplicated and packaged, along with supporting documentation, at the Company's offices in Stamford, Connecticut.

   The following lists the modules which are included in each of the applications in the Fleet Manager Series:

 FleetWORKS                              FleetLINK
 -----------                             ----------
o  Equipment Management                  o  Fleet Wide E-Mail
o  Spare Parts Inventory Management      o  Satellite and Cellular Data Communications
o  Consumables Management                o  Global E-Mail Interface
o  Requisitioning/Budgeting
o  Bar Coding Inventory                  FleetWATCH
                                         -----------
o  Purchasing Interface                  o  Vessel Reporting
o  Maintenance Scheduling                o  Cargo Loading
o  Equipment History Tracking            o  Personnel/Payroll Management
o  Predictive Maintenance Interface      o  Weather Reporting


 FLEETWORKS

   FleetWORKS is a fully integrated inventory and maintenance systems package. Starting with basic management of equipment name plate status and details, FleetWORKS may be expanded to include systems for inventory control, requisitioning, purchase orders, budgeting, consumables ordering, planned maintenance, predictive maintenance, bar coding and equipment history tracking. Management believes that FleetWORKS allows the most comprehensive configuration of software solutions on the market today, offering marine operators the benefits of a custom-tailored system, while providing the reliability and economy of standardized software. The Company's proprietary distributed database technology allows FleetWORKS to operate independently on each ship, while maintaining an accurate record of each ship's machinery, spare parts and maintenance databases on the complete fleet-wide shore system. In addition to fleet-wide control, the software reduces paperwork by automatically transmitting requisitions to the shore office via satellite. The system also schedules planned and predictive maintenance which improves maintenance quality, provides a better overview of machinery condition and creates a detailed equipment history. Modules list for between $2,000 and $4,000.

 FLEETLINK

   FleetLINK is a marine data communications and e-mail systems package. FleetLINK provides data compression and high speed data transmission over satellites, cellular and/or terrestrial links. FleetLINK achieves effective throughput of up to approximately 30,000 bits per second over INMARSAT A and approximately 19,000 bits per second with cellular services. In addition to reliable, error-free ship-to-shore connections, FleetLINK provides full-featured "paperless forms" to streamline fleet-wide information processing. The software can transfer most file types between ship and shore computers with interfaces to commercial e-mail software including cc: Mail, DaVinci e-Mail and a number of other packages. In addition, FleetLINK exchanges mail and files with X.400 services. FleetLINK is a cost-saving alternative to telex and fax for shipboard operations. Designed to maximize existing satellite and cellular services, FleetLINK is intended to meet the needs of the Company's customers in the future as communications technology rapidly evolves. The data communications and messaging module lists for approximately $2,000.

 FLEETWATCH

   FleetWATCH is a shipboard reporting and administrative systems package. FleetWATCH provides consolidated fleet-wide voyage activity data, including vessel status and position reporting and tracking. This information can be used by an operations office to evaluate voyage performance and plan subsequent voyages with a view to maximizing ship efficiency. FleetWATCH also offers a cargo loading module which provides accurate loading, trim and stability calculations and maximization loading safety for tankers, container and bulk carriers. The systems offers fleet personnel and crew information reports and payroll management in order to streamline personnel management. FleetWATCH supports quality initiatives such as ISO9000 and ISM by providing an automated mechanism to deliver safety and quality procedures to ships. Modules list for between $2,000 and $6,000.

THE ISIT PLATFORM DEVELOPMENT PROJECT

   Utilizing its core technologies and strategic relationships with leaders in the maritime industry, the Company has taken the premier role in designing, and is currently developing, the ISIT platform, a software operat-ing environment standard for the maritime industry. The Company believes that the development of the ISIT platform could be a major breakthrough for the commercial shipping business and that it represents a strategic opportunity for the Company to significantly increase its market share position within the maritime industry, as the ISIT platform is intended to permit the integration, under a common protocol, of a myriad of ship equipment and informational systems and to provide a common computing environment for shipboard systems to share data and communicate with shore-based management. In addition, the ISIT platform will reside on top of Microsoft Corporation's Windows NT in order to provide enterprise-wide distributed processing and is intended to serve as an open architecture to make data from different sources and vendors available and accessible in one database. Because it will be an advanced technology application, the ISIT platform will also have the potential to integrate information requirements for other industries using any client/server applications on the Windows NT operating system.

   When completed, the ISIT platform is intended to provide three primary services for any shipboard application. First, it is designed to provide a stable platform on which software applications which are ISIT-compliant can run and to include a layer of standard services necessary to permit remote support of such applications. ISIT-compliant software applications are expected to include new versions of the Company's Fleet Manager Series products, software applications currently under development by other members of the ISIT Platform Development Team (described below), which will not be competitive with the Fleet Manager Series, and software applications which are expected to be developed by third parties, some of which may be competitive with the Fleet Manager Series. Second, the ISIT platform is designed to provide a common communication path for any ISIT-compliant application using most available communication services. Of the numerous new digital satellite services coming on the market, each will require its own data protocols. The ISIT platform is intended to provide the common communications interface for most satellite services, as well as an optional shore-based hub to interface with various telephone networks and services, including the Internet. Third, the ISIT platform is designed to allow for the collection and storing of a ship's operating data in a common database and in a common format. This data collection function provides an interface into the various shipboard control systems on the bridge and the engine room that operate with their own proprietary protocols. The ISIT platform is designed to convert these different protocols into a common protocol and make the data available for other applications, such as diagnostics. As a result of the foregoing, the Company anticipates that the ISIT platform will address a number of key maritime industry issues, including:

   o The ability to provide a common, remotely-controllable environment for any shipboard management system. This capability, the core of the ISIT platform, is intended to allow shipowners/operators to manage the increasingly complex shipboard information technology environment aboard their world-wide fleet from a centralized shore location.

   o The ability to capitalize on rapidly evolving wireless communications technologies and to provide shipowners/operators tools to automatically select wireless service providers.

   o The ability to collect data from any of the traditionally closed shipboard control systems (such as machinery control, navigation control, or cargo control) for use by other shipboard systems or analysis by management ashore.

   The Company's ISIT platform development project was chosen in July 1995 for shared expense funding under the United States government's DARPA/MARITECH program (a program formed to, among other things, promote the development and application of technology to and for the maritime industry as part of the government's effort to revitalize United States shipyards). The Company, as the leader of the ISIT platform project, formed the ISIT Platform Development Team (consisting of a group of the leading companies involved in various technologies and services associated with international ship operations, design and information technologies) to specifically address the problem of standards for shipboard/shoreside data access, handling and communications. Pursuant to their Cooperative Agreement with the government, the Company and certain other members of the ISIT Platform Development Team (the "Project Participants") are responsible for the ISIT platform development project. The Company is responsible for the development of the ISIT platform itself while the other Project Participants have responsibility for various related aspects of the project. The costs relating to the ISIT platform project have been budgeted at approximately $3.9 million, of which the Company's expenses have been estimated at approximately $2 million (before giving effect to the government's reimbursement funding). The government has agreed to reimburse the expenses of the Project Participants in an amount equal to the lower of approximately $2 million and 50% of their actual expenses. The government makes payments upon the completion of various defined project milestones, which payments are allocated among the Project Participants by the Company, according to the project budget and each participant's expenditures thereunder. Upon completion of the project, the Company will retain the rights to the ISIT platform, subject to a value added reseller agreement (and a sharing of a portion of any revenues derived from the commercialization of the ISIT platform) with the other Project Participants. Such agreement is currently under negotiation.

   The following is a list of the members of the ISIT Platform Development Team and their specialized fields:

                        ISIT PLATFORM DEVELOPMENT TEAM

Marine Management Systems, Inc.*  ...........  ISIT Platform
Sperry Marine Inc.  .........................  Integration of Bridge Control Systems
GE Marine Systems  ..........................  Integration of Machinery Control Systems
Radix Systems, Inc.*  .......................  System Integration and Project Management
Ultimateast Data Communications Limited*  ...  Satellite Services and Communications Hub
ABS Marine Services, Inc.  ..................  Classification/Standards
M. Rosenblatt & Son, Inc.*  .................  Naval Architects and Marine Engineers-Installation
Sinteff Marine Controls  ....................  Control System Interfaces

------
*Also a Project Participant.

   There is also an ISIT Platform Advisory Board which has been put in place in order to advise the ISIT Platform Development Team on the developments and implementation of the ISIT platform. The ISIT Platform Advisory Board includes shipowners/operators, communication companies, shipyards, and classification societies and government entities.

                     ISIT PLATFORM PROJECT ADVISORY BOARD

 Shipowners/Operators                          Ship Builders
 --------------------------------------------   ----------------------------------------------
o   Chevron Shipping Company                   o   Alabama Shipbuilding
o   Coscol Marine Corporation                  o   Avondale Industries, Inc.
o   Eletson Corporation                        o   Bath Iron Works Corporation
o   Marine Transport Lines, Inc.               o   Ingalls Shipbuilding
o   Osprey-Acomarit Ship Management, Inc.      o   McDermott Shipbuilding, Inc.
o   Sea-Land Service, Inc.                     o   National Steel and Shipbuilding Company
o   Stolt Parcel Tankers Inc.                  o   Newport News Shipbuilding
o   U.S. Military Sealift Command              o   Trinity Marine Group, Inc.


 Communication Companies                       Classification Society/Government Entities
 --------------------------------------------   ----------------------------------------------
o   American Mobile Satellite Corporation      o   American Bureau of Shipping
o   COMSAT Mobile Corporation                  o   Canadian Coast Guard
o   Iridium, Inc.                              o   Canadian Navy
o   Mobile Datacom Corp.                       o   Det Norske Veritas
o   NewEast Wireless Telecom, Inc.             o   Lloyd's Register
o   Orbital Communications Corporation         o   U.S. Coast Guard
                                               o   U.S. Military Sealift Command



   The Company expects to complete initial development and to begin initial testing of the ISIT platform in the second quarter of 1997. This initial testing of the ISIT platform is intended to validate its ability to connect shipboard systems with each other and with management ashore. Thereafter, the Company expects to commence initial marketing of the ISIT platform as well as ISIT-compliant versions of its Windows-based Fleet Manager Series products by the fourth quarter of 1997.

PROPOSED SATELLITE COMMUNICATIONS SERVICES BUSINESS

   The Company currently provides software solutions for ship-to-shore communications, but shipowners/operators must still contract with another vendor for the actual wireless communications services. The Company intends to contract with communications service providers and to resell those communication services to shipowners/operators as part of a bundled offering with the other products and services of the Company. This will provide shipowners/operators with one-stop shopping for their fleet management requirements, including application software, platform software, hardware, systems integration and engineering services, and associated communications services. The Company believes that significant technical advantages to bundling the ISIT platform with the associated communications services exist which will allow shipowners/operators to improve the return from those communications expenses. The Company's system could provide a least-cost-routing controller on the ship which would automatically choose the lowest cost communications routing. In addition, the Company could route the call through lower cost cellular services when in range. When satellite usage is at a high enough level, the Company will have the opportunity to implement a virtual earth station ("VES") or communications hub that can link a ship's communications to terrestrial services. The Company expects to expand this to other communication services using a VES developed under the ISIT platform project.

SALES AND MARKETING

   The Company's marketing efforts are primarily directed at broadening the market for the Fleet Manager Series by increasing the awareness of the importance of information systems for the efficient management of ship operations. The Company's marketing is divided between advertising, seminars and trade shows, and promotional presentations. The Company advertises primarily in industry magazines.

   The Company sells its Fleet Manager Series products both directly and through the use of independent sales agents located in many of the largest maritime centers in the world. Currently, the Company has approximately 25 sales agents all of which are subject to written agreements, which generally are non-exclusive and may be terminated by either party at the end of each year of the agreement. Three of the Company's current sales agents, however, have territorial exclusives (one in Greece, one in Singapore, Malaysia and Indonesia and one in Hong Kong, each of which is a major territory in the maritime industry). None of the Company's agents are subject to any minimum performance levels. The Company supports its agents with product documentation, marketing materials, demonstration software and training sessions.

   In December 1996, as part of the Sperry Alliance, the Company entered into the Sperry Agreement with Sperry, a worldwide leader in providing advanced electronic navigation and guidance systems to commercial and military customers for marine and aircraft applications and a wholly-owned subsidiary of Litton, a $3.6 billion aerospace, defense and commercial electronics company publicly traded on the New York Stock Exchange. Sperry has indicated to the Company that it intends to make its commercial marine electronic navigation and guidance systems compliant with the Company's proposed ISIT platform. Pursuant to the Sperry Agreement, Sperry has the sole right to distribute to the United States Government, under Sperry's name or under the Company's name, the Company's ISIT platform products, as part of and/or within a related Sperry product or system ("Bundled"), and the Company's software application products, whether or not they are Bundled. Sperry also has the sole right to otherwise distribute the Company's ISIT platform and software application products which are Bundled and sold under the Sperry name, provided, however, that Sperry may not sell such software application products in Greece until June 1997. Sperry is not required to make any minimum payments or sales under the Sperry Agreement in order to retain such sole distribution rights. In addition, Sperry has the non- exclusive right to otherwise distribute the Company's software application and ISIT platform products which are Bundled and sold under the Company's name, provided, however, that Sperry may not sell such software application products in Greece, Singapore, Malaysia, Indonesia or Hong Kong for various periods extending until January 1998. Sperry shall purchase the software application products from the Company at a discount and will be entitled to a commission if it introduces the Company to a customer that purchases software application products from the Company. Sperry's discounts and commissions relating to ISIT platform products will reflect the Company's most favorable pricing terms then in effect.

   The sales cycle for the Company's Fleet Manager Series software products, which generally commences at the time of the Company's or the agent's initial contact with a prospective customer and ends upon the execu-tion of a purchase order with that customer, varies by customer but often extends for periods of six months or more, depending on a number of factors, including the prospective customer's familiarity with and acceptance of shipboard information technology systems. (The sales cycle for existing customers, which customers have historically represented over one-third of the Company's annual sales, is typically much shorter.)

   For the years ended December 31, 1995 and 1996, sales in the international market represented approximately 31% and 21%, respectively, of the Company's revenues. The Company believes that its continued growth and future profitability will require expansion of its international operations, and, accordingly, the Company intends to recruit additional international sales agents and distributors.

CUSTOMERS

   The Company has installed over 1,500 software modules for over 60 active companies with over 600 ship and shore-based operational sites. The Company's target customers are primarily companies with ocean-going or "deep sea" vessels weighing over 5,000 dead weight tons. These medium and large-sized vessels have more sophisticated fleet operations and are more likely to employ information technology systems than the smaller coastal and inland waterway vessels. The Company's largest groups of customers are commercial vessels including oil and chemical tankers, bulk carriers, container ships and passenger ships. The following is a representative list of the Company's customers:

Algoma Central Marine                                        Canada
Amerada Hess                                                 New York
Arco Marine                                                  California
Armada Shipping                                              Denmark
BP Exploration                                               England
BP Shipping                                                  Ohio
Canartic Shipping                                            Canada
Chevron Shipping                                             California
Coastal Corporation                                          Texas
Cunard Line (Queen Elizabeth II)                             New York
Denholm Ship Management                                      Scotland
Essar Shipping                                               India
Esso Canada                                                  Canada
Inland Steel                                                 Indiana
Marine Transport Lines                                       New Jersey
Maritrans GP                                                 Pennsylvania
Military Sealift Command                                     Virginia
Mitsubishi Heavy Industries                                  Japan
Mobil Shipping Company                                       England
Navigo Management Company                                    Cyprus
National Maritime Foundation                                 Philippines
National Shipping Company                                    Saudi Arabia
North West Shelf Shipping Services                           Australia
Pan Ocean Shipping                                           Korea
P&O Bulk Carriers                                            England
Princess Cruises                                             California
Sea-Land Services                                            New Jersey
Stolt Parcel Tankers                                         Texas
Thraki Shipping                                              Greece
Torm A/S                                                     Denmark
Transoceanic Cable (AT&T)                                    New Jersey
United Arab Shipping                                         Kuwait
Wilderness Cruises                                           Washington
Yukong Line                                                  Korea


   During the fiscal year ended December 31, 1995, Business Information and Development Corp. and Phillips Medical each accounted for over 10% of the Company's revenues, and in the aggregate accounted for 23% of the Company's revenues. During the fiscal year ended December 31, 1996, Phillips Medical and the United States government each accounted for over 10% of the Company's revenues and in the aggregate accounted for 38% of the Company's revenues. Significant sales of computer hardware to Phillips Medical (a non-industry customer) generated 26% of the Company revenues in fiscal 1996.

INSTALLATION, SERVICE AND SUPPORT

   The Company believes that superior customer service and support, including system integration and engineering services, customer support and customer training, are critical for achieving and maintaining customer satisfaction and for assisting customers to utilize successfully the Company's software applications. Due to the complexity of the implementation of the Company's software products, the Company's service and support are vital to the growth in customer satisfaction with the Company's products.

 SYSTEM INSTALLATION, INTEGRATION AND ENGINEERING SERVICES

   The Company offers installation, integration and engineering services for customers who have purchased the Company's software and/or hardware products. Such services facilitate the integration of the Company's systems with the customer's shipboard operations (with an emphasis on the integration of inventory and maintenance systems) and provide the customer with a turn-key solution. These services provide a greater likelihood of success to the Company's clients in the use of the Company's Fleet Manager Series software products. Services include development of coding schemes for fleet-wide equipment nameplates, spare parts and consumable inventory, onboard engineering ship check and validation services, detailed data development for equipment/inventory items, maintenance procedures/schedules and personnel payroll.

 CUSTOMER SUPPORT

   The Company offers a full range of customer support services to ensure proper and continuing operation of software and hardware systems. Customer support includes initial warranty support which lasts one year and which includes taking appropriate action to maintain software operation, and extended warranty services for an additional annual fee. If an extended warranty is not purchased, support is provided after the initial warranty period on a time and materials basis. Hardware support is offered on an extended warranty basis or on a time and materials basis.

 CUSTOMER TRAINING

   The Company provides client personnel training sessions, including hands-on training in the Company's training facility at its corporate offices. The Company is committed to offering its customers a range of training courses and materials. Customers may attend training sessions which include lectures, demonstrations and extensive hands-on exercises in basic computer hardware and operation of the Company's software.

RESEARCH AND DEVELOPMENT

   Since its inception, the Company has made substantial investments in product development, and the Company anticipates that it will continue to commit substantial resources to product development in the future. The Company's principal development projects include the development of the ISIT platform, the complete reengineering of the Fleet Manager Series for integration into the ISIT platform, the conversion of the DOS-based Fleet Manager Series to Microsoft Windows and enhancements to the DOS-based Fleet Manager Series. The Fleet Manager Series for Windows applications are being developed to feature a full backend compatibility with the DOS-based product line, thereby providing clients with a clear upgrade path where the two product lines can operate side by side within the same corporate and network environment. The Company's goal is to have all of its products ISIT-compliant while retaining simplicity and reliability of operation, as well as retaining the capability of operating outside the ISIT platform environment.

   The Company's product development activities are conducted at its Stamford, Connecticut facility. As of February 28, 1997, the Company had a total of 26 employees and contractors in product development. The

Company's product development expenditures for fiscal 1995 and 1996 were $0.7 million and $1.6 million, respectively, net of contract revenues from CII and the federal government during such periods in the aggregate amounts of $390,757 and $483,990, respectively. The Company expects that product development expenses will continue to increase through 1997.

COMPETITION

   The Company has a number of significant competitors for its existing line of Fleet Manager Series products, including SpecTec, a division of Visma ASA, Marinor, Computer Expert Systems LTD and Nautical Technology Corporation. While there are currently no dominant players in the marine systems markets, the markets for the Company's Fleet Manager Series products are characterized by intense competition. As markets for these products continue to develop, additional companies, including companies in the computer hardware, software and networking industries with significant market presence, may enter the markets in which the Company competes and further intensify competition. Many of these competitors and potential competitors have significantly greater financial, technical, sales and marketing and other resources than the Company. Moreover, some of the Company's competitors, including Marinor, Computer Expert Systems LTD and Nautical Technology Corporation, currently offer some Windows-based applications. While the Company is currently in the process of migrating its Fleet Manager Series software products from DOS to Windows, all of its products are currently DOS-based.

   The Company believes that the most significant competitive factors of the Fleet Manager Series software products include ease of use, performance to industry standards, system functionality, product performance and quality, customer support and price. The Company believes it presently competes favorably with respect to each of these factors. However, the Company's market is still evolving and there can be no assurance that the Company will be able to compete successfully against current and future competitors and the failure to do so successfully will have a material adverse effect upon the Company's business.

   The Company is unaware of any company in this country or internationally that is currently producing or marketing a standard shipboard computing platform similar to the ISIT platform. However, there are numerous other companies that could enter this new market, many of which have substantially greater financial, technical, production, marketing and other resources than the Company. In the case of an entity with such resources, the Company does not believe that there currently are, or likely to be in the foreseeable future, prohibitive barriers to entry into the business of developing and marketing a standard shipboard computing platform.


   The Company expects that competitors for its proposed satellite communications services will include the same land-earth station providers with whom the Company intends to enter into reseller agreements, including COMSAT, Teleglobe, British Telecom, PLC and PTT Telecom Netherlands, among others. In addition, the Company believes that it will face competition from other satellite communications resellers. Many of these competitors have substantially greater financial, technical, production, marketing and other resources than the Company.


   There can be no assurance that existing or future competition will not have a material adverse effect upon the Company's operations.

INTELLECTUAL PROPERTY


   The Company has successfully applied for and obtained federal registration for the service mark "MMS." The Company has also applied for federal registration for the MMS design logo and the trademark "ISIT," which applications are currently pending. The Company has no patents relating to proprietary technology, but instead relies primarily on trade secret laws, confidentiality procedures and contractual provisions, including confidentiality and/or non-disclosure agreements with its employees and consultants, to protect its proprietary rights. There can be no assurance that such measures will be adequate to protect the Company from the infringement by others of its technologies. Despite the Company's efforts to protect its proprietary rights, it may be possible for, and attempts may be made by, unauthorized third parties to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's intellectual property to the same extent as do the laws of the United States. The loss of any material service mark, trademark, trade name, trade secret or copyright could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, while the Company does not believe that its products infringe on the rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in costly litigation and/or a determination adverse to the Company's interests. In the event the Company's products are ever deemed to infringe on the proprietary rights of others, the Company could be required to modify the design of its products or obtain licenses from third parties relating to technology used in its products. There can be no assurance that the Company would be able to do either in a timely manner, upon acceptable terms and conditions or at all, and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

   While the Company's competitive position may be affected by its ability to protect its proprietary information, the Company believes that because of the rapid pace of technological change in the industry, factors such as technical expertise, knowledge and innovative skill of the Company's management and technical personnel, its strategic relationships, name recognition, the timeliness and quality support services provided by the Company and its ability to rapidly develop, enhance and market software products may be more significant in maintaining the Company's competitive position.


   The Company is dependent on third-party suppliers for certain software included with certain of its products, such as the Cargomax System for ship loading from Herbert Engineering Corp., the Orion and Polaris weather routing software from Weathernews, Inc. and the SNAPS purchasing software product from ShipNet AS. Although the Company believes that the functionality provided by software which is licensed from third parties is obtainable from multiple sources or could be developed by the Company, if any such third-party licenses were terminated or not renewed or if these third parties fail to develop new products in a timely manner, the Company could be required to develop an alternative approach to developing its products which could require payment of substantial fees to third parties, create internal development costs and delays and which might not be successful in providing the same level of functionality. Such delays, increased costs or reduced functionality could materially adversely affect the Company's business, operating results and financial condition.


EMPLOYEES

   As of February 28, 1997, the Company had 56 full-time employees, all of which were based in the United States. Of the total, 22 were engaged in development, 15 were engaged in sales and marketing, 9 were engaged in support and 10 were engaged in administration and finance. In addition, the Company engages a number of temporary and contract personnel to augment departmental employees and work on selected projects. The Company is not a party to any labor agreements and none of its employees are represented by a labor union. The Company believes its employee relations are good.

FACILITIES

   The Company leases 13,355 square feet for its executive offices in Stamford, Connecticut, for a base rent of approximately $13,000 per month. The Company has an option for an additional 4,000 square feet at the same location. The lease expires in 2002. The Company believes that its present facilities including the option space are adequate for its current level of operations. The Company will need to increase its space in the event of any substantial increase in demand for its products. The Company believes that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed. Nevertheless, any move to new facilities or expansion could be disruptive and could have a material adverse effect on the Company's business, results of operations and financial condition.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The executive officers and directors of the Company are as follows:

          Name             Age                             Position
 ----------------------   -----   -----------------------------------------------------------
Eugene D. Story            69    President, Chief Executive Officer and Director
Robert D. Ohmes            61    Executive Vice President, Chief Financial Officer, Secretary
                                 and Director
Donald F. Logan, Jr.       42    Senior Vice President -- Operations and Director
Mark E. Story              41    Vice President -- Technical and Director
Michael P. Barney          44    Vice President -- Corporate Development and Marketing
Arie Slot                  53    Vice President -- Sales
Susan C. Rodricks          51    Controller
Donald W. Forster          58    Director
Lyman C. Hamilton, Jr.     70    Director
Michael C. Hughes          41    Director


   Eugene D. Story, a founder of the Company, has served as President and Chief Executive Officer of the Company since 1970 and as a director since 1969. Mr. Story has over 40 years of experience in the shipping business. His past positions include Manager of Project Development and Design in the Marine Transportation Department for Mobil Oil Corporation, President of Stal-Laval Turbine Company, Supervisor of Marine Construction for California-Texas Oil Corporation and Naval Architect at Gibbs and Cox, Inc. He has written over a dozen papers on topics ranging from a 1974 paper entitled Advanced Applications of Management Computers in the Marine Industry to a 1993 paper for INMARSAT entitled Integrating the Shipboard and Shore Office Management Systems. Mr. Story received a B.S. in Marine Engineering from the U.S. Merchant Marine Academy and B.S. in Naval Architecture and Marine Engineering from the University of Michigan. Mr. Story is the father of Mark E. Story, the Vice President -- Technical and a director of the Company.

   Robert D. Ohmes, a founder of the Company, has served as Executive Vice President and Chief Financial Officer of the Company since 1974 and as a director since 1969. His past positions have included Vice President of W.R. Grace, Director of Business Development of Olin Corporation, Director of Investment Analysis at ITT Corporation, and attorney for the marine law division of Mobil Oil Corporation. He has also authored papers including the four volumes of Shipboard Management Information Systems Feasibility Study for the U.S. Marine Administration. Mr. Ohmes received a B.A. from Williams College, an LLB and J.D. from Fordham Law School and an M.B.A. from New York University. Mr. Ohmes is the father of Scott R. Ohmes, a beneficial owner of 7.4% of the Company's Common Stock upon the consummation of this offering.

   Donald F. Logan, Jr. has served as Senior Vice President -- Operations since December 1996 and as a director since January 1987. From January 1995 through November 1996, Mr. Logan was Vice President -- Marketing and Sales of the Company. From January 1991 through December 1994, Mr. Logan was Vice President -- Marine Systems of the Company, and from January 1985 through December 1990, he was Vice President -- Microsystems of the Company. Prior to joining the Company in 1979, Mr. Logan served in the Marine Department of Exxon Company with responsibility for navigation and supervision of cargo operations. Mr. Logan received a B.S. from the U.S. Merchant Marine Academy.

   Mark E. Story has served as Vice President -- Technical of the Company since January 1995 and as a director since February 1994. From January 1992 through December 1994, Mr. Story was Director of Software Services of the Company. From April 1989 to December 1992, he was Manager, Technical Division of the Company. Mr. Story is the principal architect of the Company's distributed management system with satellite link between ship and shore offices, including the communications data transfer protocols. Mr. Story received a B.S. in Computer Science from the University of Vermont. Mr. Story is the son of Eugene D. Story, the President, Chief Executive Officer and a director of the Company.

   Michael P. Barney has served as Vice President -- Corporate Development and Marketing since December 1996. From July 1995 through November 1996, Mr. Barney was Vice President-Corporate Development of the

Company. From March 1990 to May 1995, Mr. Barney was General Manager of Administration at Seer Technologies, Inc., a high technology software/consulting firm. From June 1986 to February 1990, Mr. Barney was Vice President of Information Systems at First Boston Corporation. Mr. Barney graduated summa cum laude from the University of Connecticut with a B.S. in Finance and an MBA.

   Arie Slot has served as Vice President -- Sales of the Company since joining the Company in January 1997. From May 1991 to December 1996, Mr. Slot was an area sales director for Hyperion Software, a developer of enterprise-wide financial software applications. From October 1989 to May 1991, Mr. Slot was a regional director for Execucom Systems Corporation, a provider of decision support software, and from September 1984 to October 1989 he held various sales manager positions with Boeing Computer Services, a division of the Boeing Company.

   Susan C. Rodricks has served as Controller of the Company since July 1996. Ms. Rodricks served as Director of Finance and Accounting of the Company from September 1995 to July 1996. Prior to joining the Company, Ms. Rodricks was a regional controller of Corporate Express, Inc., a supplier of office products, from October 1994 to May 1995, and controller of International Marine Holdings, Inc., a manufacturer and distributor of marine equipment, from September 1978 to June 1994.

   Donald W. Forster has served as a director of the Company since June 1995. Mr. Forster has been President of Marine & Industrial Power, Inc., a consulting company to the maritime industry, since March 1995. From February 1990 to March 1995, Mr. Forster was with General Electric Company as Manager -- Navy and Marine Sales with responsibility for General Electric's marine field sales force. Mr. Forster is a member of the Board of Directors of the U.S. Merchant Marine Academy Alumni Association.

   Lyman C. Hamilton, Jr. has served as a director of the Company since January 1990. Mr. Hamilton is currently an investment manager. From October 1994 to May 1995, he served as Chief Executive Officer of InterDigital Communications Corporation, a specialized communications corporation. Previously, he served as Chairman of Alpine PolyVision, Inc., a flat panel display manufacturer, during 1993, and as President and Chief Executive Officer from January 1991 to December 1992. He was Chairman and President of Imperial Corporation of America, a financial services company, from July 1989 to February 1990, and Chairman and President of Tamco Enterprises, Inc. a private investment company, from November 1979 to January 1989. Mr. Hamilton was employed by ITT Corporation from 1962 until 1979 in a number of executive positions, including as President and Chief Operating Officer during 1977 and as President and Chief Executive Officer from 1978 until 1979. Mr. Hamilton is a director of ScanOptics, Inc.

   Michael C. Hughes has served as a director of the Company since October 1995. Mr. Hughes has been Vice President of Finance and Planning for COMSAT International Communications, a unit of COMSAT, a provider of satellite communications, since June 1996. Mr. Hughes has been employed by COMSAT in various financial capacities since 1980, including serving as controller of COMSAT International Communications from September 1995 to June 1996. Mr. Hughes is a C.P.A. and received a B.S.B.A. in Accounting from Georgetown University.

   Mr. Hughes currently serves on the Board of Directors pursuant to the terms of a certain Stock Purchase, Option and Shareholder Agreement (the "Shareholder Agreement") dated as of June 20, 1990 by and among COMSAT Investments, the Company and Eugene D. Story, Robert D. Ohmes and Donald F. Logan, Jr. COMSAT Investments is a subsidiary of COMSAT. This agreement provides that so long as COMSAT Investments owns at least five percent of the outstanding shares of Common Stock of the Company, COMSAT Investments has the right to designate the number of members of the Board of Directors as is proportionate to its holdings of Common Stock, with a minimum of one member. Messrs. Story, Ohmes and Logan are obligated to vote their shares in favor of the person or persons designated by COMSAT Investments. The Shareholder Agreement has since been assigned to COMSAT Mobile, another subsidiary of COMSAT.

   All directors currently hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Executive officers serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

   The following table sets forth the compensation paid by the Company to Eugene D. Story, the Company's President and Chief Executive Officer, and to the Company's only other executive officer whose total salary and bonus exceeded $100,000 for services rendered in all capacities to the Company during the fiscal year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                                   Annual Compensation
                                                          -------------------------------------
                                                                                    All Other
Name and Principal Position                                 Year    Salary($) Compensation($)(1)
---------------------------                                ------   --------- ------------------
Eugene D. Story, President and Chief Executive Officer      1996     $107,000        $3,325
Robert D. Ohmes, Executive Vice President, Chief
  Financial Officer and Secretary ......................    1996     $107,000        $3,325


------
(1) Represents the Company's contribution under the Company's 401(k) Plan.

EMPLOYMENT AGREEMENTS

   The Company has entered into employment agreements, effective upon the consummation of this offering, with each of Eugene D. Story, Robert D. Ohmes, Mark E. Story, Michael P. Barney and Donald F. Logan, Jr., pursuant to which they will act as President, Executive Vice President, Vice President, Vice President and Vice President of the Company, respectively. The agreements provide for an annual base salary of $130,000 in the case of Eugene Story and Mr. Ohmes and $105,000 in the case of Mark Story and Messrs. Barney and Logan, subject to salary increases on an annual basis equal to the percentage increase, if any, in the consumer price index for the Metropolitan New York area, and bonus as may be determined by the Compensation Committee of the Board of Directors from time to time, such bonus not to exceed 50% of the annual base salary then in effect. The agreements expire on the earliest to occur of (i) the second anniversary date of the consummation of this offering, (ii) the death of the employee, and (iii) the termination of the employee for incapacity, upon written notice from the Company and according to specified conditions, and are subject to automatic renewal on an annual basis unless either party gives 90 days prior notice of termination with respect to any renewal. Under the terms of the agreements, if the Company terminates the agreements at the end of any term or terminates the employee for incapacity, the employee shall be entitled to receive his annual base salary then in effect for a period of nine months after termination in the case of Eugene Story and Mr. Ohmes and for a period of six months after termination in the case of Mark Story and Messrs. Barney and Logan. The agreements restrict each employee from competing with the Company during the term of the agreement and for a period of one year following any termination of the agreement; provided that if the agreements are terminated for any reason other than for cause, the Company shall pay to each employee 60% of his annual base salary then in effect for a period of two years following the termination in consideration of such agreement not to compete. In the event the Company should seek to enforce such non-competition provisions in court, a state court, may, in exercising its discretionary authority, determine not to enforce, or to limit enforcement of, such provisions against an employee.

DIRECTOR COMPENSATION

   The Company's directors do not receive any cash compensation for service on the Board of Directors or any committee thereof, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors and any committee thereof.

LIMITATION OF LIABILITY AND INDEMNIFICATION

   The Company's Certificate of Incorporation provides that the personal liability of the directors of the Company shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivatives suits on behalf of the Company) to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

   In addition, the Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL.
Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


MANAGEMENT WARRANTS

   In April and June 1996, the Company issued to certain executive officers of the Company and their affiliates warrants to purchase an aggregate of 222,219 shares of Common Stock at a purchase price of $3.38 per share (the "Management Warrants"). The Management Warrants are exercisable for a ten-year period commencing on the date of grant. The following table sets forth information regarding the Management Warrants issued in April and June of 1996.

                                 Number of Shares
         Name                   Underlying Warrants           Expiration Date
 --------------------           -------------------            ---------------
Eugene D. Story                       19,259                       6/3/06
Robert D. Ohmes                       19,259                       6/3/06
Donald F. Logan, Jr.                  10,370                       6/3/06
Mark E. Story                         92,592                       4/1/06
Mark E. Story                          6,666                       6/3/06
Michael P. Barney                     18,518                       4/1/06
Robert F. Ohmes (1)                   18,518                       4/1/06
Scott R. Ohmes (1)                    37,037                       4/1/06


------
(1)  Robert F. Ohmes and Scott R. Ohmes are the sons of Robert D. Ohmes.

STOCK OPTION PLAN


   In March 1996, the Company adopted the Stock Option Plan. The purposes of the Stock Option Plan are to encourage stock ownership by key employees of the Company, to provide an incentive for such key employees to promote the financial interests of the Company and to assist the Company in attracting and retaining key employees. Under the terms of the Stock Option Plan, the Company is authorized to grant non-qualified stock options to key employees of the Company (including employees who are officers or directors) as determined by the Board of Directors. An aggregate of 225,040 shares of Common Stock may be issued under the Stock Option Plan. The Stock Option Plan provides that all options granted pursuant to the Stock Option Plan shall vest 25% per year commencing one year after the date of grant. As of the date of this Prospectus, options to purchase an aggregate of 67,587 shares of Common Stock at a purchase price of $3.38 per share are outstanding under the Stock Option Plan, including options held by Susan C. Rodricks, an executive officer of the Company, to purchase 5,555 shares of Common Stock. Options to purchase 16,901 shares of Common Stock are currently exercisable.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth, as of the date of this Prospectus (giving effect to the Preferred Stock Conversion, the Sperry Note Conversion and the CII Warrant Redemption), and as adjusted to reflect the sale of the 1,200,000 Shares offered hereby, certain information known to the Company regarding the beneficial ownership of the Company's Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company; (ii) each director of the Company; (iii) each executive officer of the Company named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group:

                                                                                         Percentage of
                                                                                       Outstanding Shares
                                                                                     Beneficially Owned (2)
                                                                                   ------------------------
                     Name and Address of                        Number of Shares      Before        After
                    Beneficial Owner (1)                       Beneficially Owned    Offering     Offering
                    --------------------                       ------------------   ----------    ----------
Eugene D. Story  ...........................................         887,883(3)        29.4%        21.0%

Robert D. Ohmes  ...........................................         492,649(4)        16.3%        11.7%

Scott R. Ohmes
41 Briar Oak Drive
Weston, CT 06883  ..........................................         313,830(5)        10.3%         7.4%

Connecticut Innovations, Incorporated
40 Cold Spring Road
Rocky Hill, CT 06067  ......................................         277,777            9.3%         6.6%

COMSAT Mobile Investments, Inc.
6560 Rock Spring Drive
Bethesda, MD 20817  ........................................         265,537(6)         8.8%         6.3%

Sperry Marine Inc.
1070 Seminole Trail
Charlottesville, VA 22901  .................................         225,000(7)         7.2%         5.2%(8)

Donald F. Logan, Jr.  ......................................         105,890(9)         3.5%         2.5%

Mark E. Story  .............................................          99,258(10)        3.2%         2.3%

Lyman C. Hamilton, Jr.
69 Byron Drive
Avon, CT 06001  ............................................          72,074            2.4%         1.7%

Donald W. Forster
192 Helena Street, Suite 2
Leominster, MA 01453  ......................................              --           --           --

Michael C. Hughes
6560 Rock Spring Drive
Bethesda, MD 20817  ........................................              --(11)       --           --

All directors and executive officers as a group
  (10 persons) .............................................       1,688,770(12)       53.3%        38.7%


------
 (1) Unless otherwise indicated, the address of each beneficial owner is c/o the Company, 470 West Avenue, Stamford, CT 06902.

 (2) Except as indicated in the footnotes to this table, the Company believes that all the persons named in the table have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them, subject to community property laws where applicable. In accordance with the rules of the Commission, a person or entity is deemed to be the beneficial owner of Common Stock that can be acquired by such person or entity within 60 days from the date of this Prospectus upon the exercise of options or warrants or other rights to acquire Common Stock. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Prospectus have been exercised. The inclusion herein of such shares listed as beneficially owned does not constitute an admission of beneficial ownership. Percentages herein assume a base of 3,001,120 shares of Common Stock outstanding as of the date of this Prospectus and a base of 4,201,120 shares of Common Stock outstanding immediately after the consummation of this offering.

 (3) Includes 19,259 shares issuable upon the exercise of Management
     Warrants.

 (4) Includes 3,703 shares owned by Evelyn Ohmes, Robert D. Ohmes' wife, and 19,259 shares issuable upon the exercise of Management Warrants. Mr. Ohmes disclaims beneficial ownership of the shares owned by his wife.

 (5) Includes 37,037 shares issuable upon the exercise of Management
     Warrants.

 (6) Michael C. Hughes, a director of the Company, is the Vice President of Finance and Planning for a unit of COMSAT, the parent corporation of COMSAT Mobile Investments, Inc.

 (7) Includes 125,000 shares issuable upon the exercise of the Sperry Warrants. Does not include the 200,000 Shares reserved for sale to Sperry in this offering at the initial public offering price.

 (8) If Sperry purchases the 200,000 Shares which have been reserved for sale to Sperry in this offering, Sperry will beneficially own approximately 9.8% of the outstanding Common Stock following the consummation of this offering.

 (9) Includes 10,370 shares issuable upon the exercise of Management
     Warrants.

(10) Consists of 99,258 shares issuable upon the exercise of Management
     Warrants.

(11) Mr. Hughes disclaims beneficial ownership of the 265,537 shares owned by COMSAT Mobile Investments, Inc.

(12) Includes 166,664 shares issuable to executive officers upon the exercise of Management Warrants and 1,389 shares issuable to an executive officer upon exercise of options that are exercisable within 60 days of the date of this Prospectus. Does not include 265,537 shares as to which a director disclaims beneficial ownership (see footnote (6) above).

                             CERTAIN TRANSACTIONS

   On October 17, 1988, Christopher Story, the brother of Eugene D. Story, the President, Chief Executive Officer and a director of the Company, loaned the Company $25,000 in exchange for a convertible subordinated note of the Company bearing interest at 1% over prime and convertible into 10,018 shares of Common Stock. On June 30, 1996, Christopher Story exercised his right to convert such note into 10,018 shares of Common Stock.

   On July 1, 1994, Eugene D. Story loaned the Company $300,000 and Robert D. Ohmes, the Executive Vice President, Chief Financial Officer and a director of the Company, loaned the Company $200,000. In exchange, the Company issued to Eugene D. Story and Robert D. Ohmes notes bearing interest at 2% over prime. These notes were subordinated to other indebtedness of the Company existing at the time of the loans.

   On July 28, 1994, Scott R. Ohmes, son of Robert D. Ohmes, loaned the Company $70,000 in exchange for a ten-year convertible subordinated debenture bearing interest at 8% and convertible into 259,259 shares of Common Stock. On June 30, 1996, Scott Ohmes converted the subordinated note into 259,259 shares of Common Stock. Over the period from November 1994 through December 1995, Scott Ohmes made loans to the Company totaling $150,000, which the Company agreed to repay with interest accruing at approximately 12%. On June 1, 1996, Scott Ohmes exchanged the $150,000 of loans for 44,444 shares of Common Stock.

   On January 3, 1995, Lyman C. Hamilton, Jr., a director of the Company, exchanged two existing convertible subordinated notes in the amount of $50,000 (dated October 31, 1988) and $12,500 (dated April 1, 1989), including accrued interest thereon, for a new convertible subordinated note bearing interest at 10% and convertible into 62,074 shares of Common Stock. On June 30, 1996, Mr. Hamilton exercised his right to convert such note.

   On December 5, 1995, Robert D. Ohmes loaned to the Company $75,000, which the Company agreed to repay with interest accruing at approximately 12%. On June 1, 1996, Robert D. Ohmes exchanged the $75,000 of loans for 22,222 shares of Common Stock.

   In April and June 1996, the Company issued to certain executive officers Management Warrants to purchase an aggregate of 222,219 shares of Common Stock at a purchase price of $3.38 per share. At the request of Robert D. Ohmes, Management Warrants to purchase 55,555 shares issuable to him were issued to his sons, Robert F. Ohmes and Scott R. Ohmes. See "Description of Securities -- Existing Warrants."

   In May 1990, Eugene D. Story, Robert D. Ohmes and Donald F. Logan, Jr., a Senior Vice President and director of the Company, received 840, 793, and 466 shares, respectively, of the Company's 6% Non-Cumulative Preferred Stock, par value $100 per share, as part of their compensation for services rendered to the Company. On June 1, 1996, Messrs. Story, Ohmes and Logan exchanged such shares of 6% Non-Cumulative Preferred Stock for 25,337, 23,151 and 13,703 shares, respectively, of Common Stock.

   During the period from 1987 through 1994, the Company made loans to Eugene
D. Story, Robert D. Ohmes, Donald F. Logan, Jr. and Mark E. Story, a Vice President and director of the Company. Interest accrued on such loans over the period at rates ranging from 6% to 10%. The total outstanding loans and accrued interest thereon as of September 30, 1996 was $135,426 for Eugene D. Story, $134,550 for Robert D. Ohmes, $73,137 for Donald F. Logan, Jr. and $45,724 for Mark E. Story. In connection with the Executive Stock Repurchase, the loans were repaid in full immediately prior to the date of this Prospectus through the return to the Company for cancellation of 27,085, 26,910, 14,627 and 9,145 shares of Common Stock by Eugene D. Story, Robert D. Ohmes, Donald F. Logan, Jr. and Mark E. Story, respectively.

   In March 1995, the Company obtained a $500,000 loan from CII, currently a principal stockholder of the Company, bearing interest at the rate of 10% per annum evidenced by the Senior Note. In connection with this loan, the Company issued warrants to CII to purchase an aggregate of 259,888 shares of its Common Stock at an initial exercise price of $2.31 per share. In August 1996, the Company sold 7,500 shares of its Preferred Stock to CII in exchange for
(i) CII's payment of $500,000 in cash, (ii) the cancellation of $236,924 of the $473,848 principal amount of indebtedness then outstanding under the Senior Note, and (iii) CII's relinquishment of one- half of its warrants, leaving CII with the CII Warrants to purchase 129,944 shares of Common Stock. Immediately prior to the consummation of this offering, the 7,500 shares of Preferred Stock held by CII will be converted into an aggregate of 277,777 shares of Common Stock, which shares will be subject to piggyback registration rights. In addition, upon the consummation of this offering, the Company intends to use proceeds from this offering to repay the balance of the Senior Note ($236,924 plus approximately $23,700 in accrued interest) and to redeem the CII Warrants (approximately $95,000). See "Description of Securities."

   In June 1996, Robert D. Ohmes acquired a $75,000 loan from a bank, the proceeds of which he, in turn, loaned to the Company. Subsequently, in November 1996, such loans were amended to reflect the Company as the bank's borrower and eliminating Mr. Ohmes as a lender.

   In connection with the Fall 1996 Borrowings, on October 29, 1996, Lyman C. Hamilton, Jr., a trust for the benefit of Donald F. Logan, Jr.'s mother, Christopher Story, and Tiffany Story, the niece of Eugene D. Story, loaned the Company $100,000, $50,000, $5,000 and $5,000 respectively. Each of these loans bears interest at 10% per annum and is due and payable upon the earlier of the consummation of this offering and April 29, 1997. All of such indebtedness is subordinated to all other indebtedness of the Company except for an aggregate of $500,000 payable to Eugene D. Story and Robert D. Ohmes.

   From September through December 1996, the Company borrowed $90,000 from Scott R. Ohmes, $29,000 from Eugene D. Story, $10,000 from Robert D. Ohmes, $15,000 from Mark E. Story and $22,000 from Donald

F. Logan, Jr. All of such indebtedness bears interest at the rate of 9% per annum and matures on December 2, 1998. In addition, all of such indebtedness is subordinated to all other indebtedness of the Company except for an aggregate of $500,000 payable to Eugene D. Story and Robert D. Ohmes.

   In December 1996, the Company entered into the Sperry Agreement, a five-year marketing and distribution agreement, with Sperry. In connection with the Sperry Agreement, Sperry provided $500,000 in financing to the Company, which financing consisted of the Sperry Convertible Note in the principal amount of $250,000, the Sperry Non-Convertible Note in the principal amount of $250,000, and the Sperry Warrants. As a result of this transaction, immediately prior to the consummation of this offering Sperry is the beneficial owner of 7.2% of the outstanding Common Stock of the Company. In addition, of the Shares and Warrants being sold in this offering, 200,000 Shares and 200,000 Warrants have been reserved for sale, at the initial public offering prices, to Sperry.

   In connection with the Bridge Financing, Eugene D. Story and Robert D. Ohmes contributed 45,000 and 25,000 of their shares of Common Stock, respectively, to the Company's treasury immediately prior to the closing of such financing. Such 70,000 shares were then issued by the Company to the investors in the Bridge Financing as the Bridge Shares.

   Eugene D. Story and his spouse have personally guaranteed the payment of all indebtedness of the Company to the Company's bank. As of December 31, 1996, the principal amount of such indebtedness was approximately $680,000. Mr. Story's spouse has also executed an open-end mortgage deed with respect to the residence of Mr. Story and his spouse, which mortgage deed secures the payment of the guarantee up to a maximum of $225,000. In addition, Robert D. Ohmes and his spouse have personally guaranteed the payment of all indebtedness of the Company to the bank. Mr. Ohmes and his spouse have also executed an open-end mortgage deed with respect to the residence of Mr. Ohmes and his spouse, which mortgage deed secures the payment of the guarantee up to a maximum of $100,000. Furthermore, Mr. Ohmes and his spouse pledged $137,000 in securities as additional collateral for their guarantee.

   There can be no assurance that all of the foregoing transactions were on terms no less favorable to the Company than could be obtained from independent third parties. Future transactions, if any, between the Company and any of its directors, officers and/or 5% stockholders will be on terms no less favorable to the Company than could be obtained from independent third parties and will be approved by a majority of the independent, disinterested directors of the Company.

                          DESCRIPTION OF SECURITIES

GENERAL

   The Company is authorized to issue 9,000,000 shares of Common Stock, par value $.002 per share, and 7,500 shares of Preferred Stock, par value $100 per share. As of the date of this Prospectus, the Company has 2,623,343 shares of Common Stock outstanding held by 52 stockholders and 7,500 shares of Preferred Stock outstanding held by one stockholder. Upon the consummation of this offering (assuming also the consummation of the Preferred Stock Conversion and the Sperry Note Conversion), there will be 4,201,120 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

   The holders of the Common Stock are entitled to one vote for each share held of record in the election of directors of the Company and in all other matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. Subject to the rights of holders of Preferred Stock, holders of Common Stock are entitled (i) to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor and (ii) in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. Holders of

Common Stock have no conversion rights and are not subject to further capital calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of Common Stock have no preemptive rights. All of the outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

   The holder of the 7,500 shares of Preferred Stock is entitled to receive a dividend on such shares of 8% payable quarterly in arrears. Each share of Preferred Stock will be automatically converted into shares of Common Stock upon the consummation of this offering. Based upon the current conversion price of $2.70, the 7,500 outstanding shares of Preferred Stock will be converted into a total of 277,777 shares of Common Stock. In addition, the holder of the Preferred Stock is entitled to certain registration rights with respect to the Common Stock into which the Preferred Stock is convertible. See "-- Registration Rights."

EXISTING WARRANTS

   There are currently outstanding warrants to purchase an aggregate of 477,163 shares of Common Stock, consisting of the Management Warrants which are exercisable to purchase an aggregate of 222,219 shares of Common Stock, the CII Warrants which are exercisable to purchase an aggregate of 129,944 shares of Common Stock and the Sperry Warrants to purchase an aggregate of 125,000 shares of Common Stock. Each Management Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $3.38 per share and expires in 2006. Each CII Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $2.31 per share and expires in 2005. In connection with the CII Warrant Redemption which is to occur simultaneously with the consummation of this offering, the Company will use approximately $95,000 of the proceeds from this offering to purchase the CII Warrants back from CII. Each Sperry Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $5.00 per share and expires in 2001. The holder of the Sperry Warrants is also entitled to certain registration rights with respect to the shares of Common Stock underlying the Sperry Warrants. See "-- Registration Rights."

PUBLIC WARRANTS

   Each Warrant offered hereby will entitle the registered holder thereof to purchase one share of Common Stock, at a price of $5.50, subject to adjustment in certain circumstances, at any time during the four-year period
commencing on    , 1998. The Warrants will be separately transferable
immediately upon issuance.

   The Warrants are redeemable by the Company, at any time commencing on
       , 1998, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third trading day prior to the day on which the Company gives notice (the "Call Date") has been at least 150% (currently $8.25, subject to adjustment) of the then effective exercise price of the Warrants and the Company obtains the written consent of the Underwriter to such redemption prior to the Call Date. The holders of the Warrants will have the right to exercise their Warrants until the close of business on the date fixed for redemption.

   The Warrants will be issued in registered form under a warrant agreement by and among the Company, American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"), and the Underwriter (the "Warrant Agreement"). The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Warrants are not subject to adjustment for issuances of Common Stock at prices below the exercise price of the Warrants. Reference is made to the Warrant Agreement (which has been filed as an exhibit to the Registration Statement of which the Prospectus forms a part) for a complete description of the terms and conditions therein (the description herein contained being qualified by reference thereto).

   The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate com-pleted and executed as indicated, accompanied by full payment of the exercise price (by certified check or bank draft payable to the Company) to the Warrant Agent for the number of Warrants being exercised. The holders of Warrants do not have the rights or privileges of holders of Common Stock.

   No Warrant will be exercisable unless, at the time of exercise, the Company has filed a current registration statement with the Commission covering the shares of Common Stock issuable upon exercise of such Warrant and such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such Warrant. The Company will use its best efforts to have all such shares so registered or qualified and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement. However, while it is the Company's intention to maintain such a current prospectus for such time period, there can be no assurance that it will be able to do so.

   No fractional shares will be issued upon exercise of the Warrants. However, if a warrantholder exercises all Warrants then owned of record by him, the Company will pay to such warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

REGISTRATION RIGHTS

   Upon the consummation of this offering, the holders of 946,640 shares of Common Stock and 125,000 shares of Common Stock issuable upon the exercise of warrants, or their assignees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. In particular, the Company has granted certain demand and/or piggyback registration rights with respect to the 233,326 shares of Common Stock issued in the 1996 Private Placement, the 277,777 shares of Common Stock issuable upon conversion of the Preferred Stock, the 100,000 shares issuable upon conversion of the Sperry Convertible Note, the 125,000 shares issuable upon exercise of the Sperry Warrants, the 265,537 shares of Common Stock owned by COMSAT Mobile Investments, Inc. and the 70,000 Bridge Shares. The holders of all such registration rights have waived their rights to have their securities included in this registration statement or any registration statement for a period of twelve months following the date of this Prospectus without the Underwriter's prior written consent.

   In connection with the Bridge Financing, the Company has agreed to include the 70,000 Bridge Shares in a registration statement which the Company will prepare and file with, and use its best efforts to have declared effective by, the Commission so as to permit the public trading of the Bridge Shares pursuant thereto commencing no later than 15 months following the consummation of this offering. If such registration statement is not declared effective by the Commission within 15 months following the consummation of this offering, then, commencing on the first day of the 16th month following the consummation of this offering, the Company shall issue to each holder of Bridge Shares, on the first day of each month a registration statement continues not to have been declared effective by the Commission, such number of additional shares of Common Stock (the "Additional Shares") as is equal to 10% of the number of the sum of Bridge Shares and Additional Shares held by each holder thereof. Notwithstanding the foregoing, in the event, and during such time as, the effectiveness of such registration statement is delayed due to unforeseen reasons beyond the Company's control, the Company shall not be obligated to issue Additional Shares to any holder of Bridge Shares during any consecutive 12-month period commencing on the 16th month following the consummation of this offering which are equal to more than 25% of such holder's original Bridge Shares. In the event the Company fails to maintain the effectiveness of a registration statement with respect to the Bridge Shares, the Company is obligated to issue, on one occasion only, other added shares of Common Stock.

   In connection with this offering, the Company has agreed to grant to the Underwriter certain demand and piggyback registration rights in connection with the 240,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants and the warrants included therein. See "Underwriting."

ANTI-TAKEOVER EFFECT OF PROVISIONS OF DELAWARE LAW AND CERTAIN CHARTER
PROVISIONS

   Upon consummation of this offering, the Company will be subject to the provisions of Section 203 of the DGCL. In general, such statute prohibits a publicly traded Delaware corporation from engaging in various

"business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction in which the "interested stockholder" obtained such status or the business combination is approved by the Board of Directors prior to the date the "interested stockholder" obtained such status; (ii) upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number shares outstanding those shares owned by
(a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 % of the outstanding voting stock that is not owned by the "interested stockholder." For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

   The Company's Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. To the extent permitted by the DGCL, the provisions eliminate a director's personal liability for monetary damages for a breach of fiduciary duty. The provisions also indemnify directors and officers to the fullest extent permitted by the DGCL.

TRANSFER AGENT AND REGISTRAR

   The Company's Transfer Agent and Registrar is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Upon the consummation of this offering, the Company will have 4,201,120 shares of Common Stock outstanding (assuming no exercise of the Warrants or other outstanding options or warrants), of which the 1,200,000 Shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act.

   The remaining 3,001,120 shares of Common Stock outstanding are "restricted securities" as that term is defined in Rule 144 and may only be sold pursuant to an effective registration under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Subject to the contractual restrictions described below, 529,944 of such restricted shares will be freely tradeable without registration, under Rule 144, commencing as of the date of this Prospectus, and the balance of such shares will be eligible for sale without registration, under Rule 144, subject to certain volume and manner of sale limitations prescribed by Rule 144, at various times commencing 90 days following the date of this Prospectus. The officers, directors and substantially all of the stockholders of the Company who, in the aggregate, beneficially own 2,830,540 shares of Common Stock have agreed not to sell their shares of Common Stock for a period of twelve months following the date of this Prospectus without the Underwriter's prior written consent.

   In general, under Rule 144 a person (or persons whose shares are aggregated), including persons who may be deemed "affiliates" of the Company as that term is defined under the Securities Act, is entitled to sell, within any three-month period, such number of restricted shares of Common Stock that have been beneficially owned by such holder for at least two years which does not exceed the greater of (i) 1% of the Company's then outstanding shares of Common Stock or (ii) an amount equal to the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. A person who is not an affiliate, has not been an affiliate within three months prior to the sale and has beneficially owned the restricted shares for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. The Commission has approved changes to Rule 144 to be adopted as of April 29, 1997 reducing the foregoing two-year period and three-year period to one year and two years, respectively.

   Prior to this offering, there has been no market for any of the securities of the Company, and no predictions can be made as to the effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of the Company's securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market may adversely affect prevailing market prices.

                                 UNDERWRITING

   Whale Securities Co., L.P. (the "Underwriter") has agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase the 1,200,000 Shares and 1,200,000 Warrants offered hereby from the Company. The Underwriter is committed to purchase and pay for all of the Shares and Warrants offered hereby if any of such securities are purchased. The Shares and Warrants are being offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions.

   The Underwriter has advised the Company that it proposes to offer the Shares and Warrants to the public at the public offering prices set forth on the cover page of this Prospectus. The Underwriter may allow to certain dealers who are members of the National Association of Securities Dealers,
Inc. (the "NASD") concessions, not in excess of $   per Share and $   per
Warrant, of which not in excess of $   per Share and $   per Warrant may be
reallowed to other dealers who are members of the NASD.

   The Company has granted to the Underwriter an option, exercisable for 45 days following the date of this Prospectus, to purchase up to 180,000 additional Shares and/or 180,000 additional Warrants at the respective public offering prices set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriter may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the Shares and/or Warrants offered hereby.

   The Company has agreed to pay to the Underwriter a nonaccountable expense allowance equal to 3% of the gross proceeds of this offering, including the gross proceeds from the sale of any Shares and Warrants sold pursuant to the Underwriter's exercise of its over-allotment option, $50,000 of which has been paid as of the date of this Prospectus. The Company has also agreed to pay all expenses in connection with qualifying the Shares and Warrants offered hereby for sale under the laws of such states as the Underwriter may designate, including expenses of counsel retained for such purpose by the Underwriter.

   The Company has agreed to issue to the Underwriter and its designees, for an aggregate of $132, the Underwriter's Warrants to purchase up to 120,000 shares of Common Stock, at an exercise price of $7.25 per share (145% of the public offering price per share), and/or up to 120,000 warrants (each to purchase one share of Common Stock at $7.975 per share), at a purchase price of $.145 per warrant (145% of the public offering price per Warrant). The Underwriter's Warrants may not be transferred for one year following the date of this Prospectus, except to the officers and partners of the Underwriter and members of the selling group, and are exercisable at any time and from time to time during the four-year period commencing one year following the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Underwriter's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Company's Common Stock. To the extent that the Underwriter's Warrants are exercised, dilution to the interests of the Company's stockholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Underwriter's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriter's Warrants. Any profit realized by the Underwriter on the sale of the Underwriter's Warrants, the underlying shares of Common Stock or the underlying warrants, or the shares of Common Stock issuable upon exercise of such underlying warrants, may be deemed additional underwriter compensation. Subject to certain limitations and exclusions, the Company has agreed, at the request of the holders of a majority of the Underwriter's Warrants, at the Company's expense, to register the Underwriter's Warrants and the underlying securities under the Securities Act on one occasion during the Warrant Exercise Term and to include such Underwriter's Warrants and such underlying securities in any appropriate registration statement which is filed by the Company during the seven years following the date of this Prospectus.

   The Company has agreed, for a period of three years following the date of this Prospectus, if so requested by the Underwriter, to nominate and use its best efforts to elect a designee of the Underwriter as a director of the Company, or, at the Underwriter's option, as a non-voting advisor to the Company's Board of Directors. The Company's officers, directors and substantially all of its stockholders have agreed to vote their shares of Common Stock in favor of such designee. The Underwriter has not yet exercised its right to designate such a person.


   The Company also has agreed, in connection with the exercise of the Warrants pursuant to solicitation (commencing one year following the date of this Prospectus), to pay to the Underwriter a fee of 5% of the exercise price for each Warrant exercised; provided, however, that the Underwriter will not be entitled to receive such compensation in Warrant exercise transactions in which (i) the market price of Common Stock at the time of the exercise is lower than the exercise price of the Warrants; (ii) the Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of the Warrants at the time of exercise; (iv) the holder of the Warrants has not confirmed in writing that the Underwriter solicited such exercise; or (v) the solicitation of exercise of the Warrants was in violation of Rule 101 promulgated under the Exchange Act.

   The Company has granted the Underwriter a three-year right of first refusal to underwrite or place any public or private sale of debt or equity securities of the Company, or of any subsidiary or successor of the Company, offered for sale by the Company or any of its subsidiaries, successors or securityholders. In addition, the Company's officers, directors and substantially all of its securityholders have granted the Underwriter a three- year right of first refusal to purchase for the Underwriter's account or to sell for the account of the Company's officers, directors or such securityholders, any securities of the Company sold through a broker, agent or underwriter pursuant to Rule 144.

   Regulation M under the Exchange Act may prohibit the Underwriter from engaging in any market-making activities with regard to the Company's securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Underwriter of the exercise of outstanding Warrants until the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of the Warrants following such solicitation; and any period during which the Underwriter, or any affiliated parties, participate in a distribution of any securities of the Company for the account of the Underwriter or any such affiliate. As a result, the Underwriter may be unable to provide a market for the Company's securities during certain periods, including while the Warrants are exercisable.

   The Company has agreed to retain the Underwriter as a financial consultant for a period of two years following the consummation of this offering at an annual fee of $12,500, the entire $25,000 being payable in advance, upon the consummation of this offering. The consulting agreement with the Underwriter will not require it to devote a specific amount of time to the performance of its duties thereunder. It is anticipated that these consulting services will be provided by principals of the Underwriter and/or members of the Underwriter's corporate finance department who, however, have not been designated as of the date hereof. In addition, in the event that the Underwriter originates a financing, merger, acquisition, joint venture or other transaction to which the Company is a party, the Underwriter will be entitled to receive a finder's fee in consideration for the origination of such transaction.

   All of the Company's current directors and officers, and substantially all of its current securityholders, have agreed that, without the Underwriter's prior written consent, for the 12-month period following the date of this Prospectus, they will not sell or otherwise dispose of any securities of the Company in any public market transaction (including pursuant to Rule 144) or exercise any rights held by them to cause the Company to register any shares of Common Stock for sale pursuant to the Securities Act.

   The Underwriter has informed the Company that it does not expect sales to discretionary accounts to exceed 1% of the securities offered hereby.

   The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

   Prior to this offering, there has been no public market for the Shares or Warrants. Consequently, the initial public offering prices for the Shares and Warrants and the exercise price and terms of the Warrants have been determined by negotiation between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth or other established criteria of value. Among the factors considered in determining such prices and terms are the Company's financial condition and prospects, management, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and the general condition of the securities market.

   In order to facilitate the offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the prices of the Common Stock and Warrants. Specifically, the Underwriter may over-allot in connection with the offering, creating a short position in the Common Stock and/or Warrants for its own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock and Warrants, the Underwriter may bid for, and purchase, shares of Common Stock and Warrants in the open market. The Underwriter may also reclaim selling concessions allowed to a dealer for distributing the Common Stock and Warrants in the offering, if the Underwriter repurchases previously distributed Common Stock and Warrants in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock and Warrants above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

                                LEGAL MATTERS

   The validity of the securities offered hereby will be passed upon for the Company by Shipman & Goodwin LLP, Hartford, Connecticut. Certain legal matters will be passed upon for the Underwriter by Tenzer Greenblatt LLP, New York, New York.

                                   EXPERTS

   The financial statements included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding substantial doubt as to the Company's ability to continue as a going concern, appearing elsewhere herein and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

   The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such securities, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any agreement or any other document referred to are not necessarily complete, and, in each instance, if such agreement or document is filed as an exhibit, reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional office located at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference section of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                                                               Marine Management
                                                                   Systems, Inc.

                                                                        Contents

================================================================================
Report of independent certified public accountants                       F-2

Financial statements:
   Balance sheets                                                        F-3
   Statements of operations                                              F-4
   Statements of stockholders' equity (deficit)                          F-5
   Statements of cash flows                                              F-6
   Notes to financial statements                                  F-7 - F-23

Report of Independent Certified Public Accountants



To the Board of Directors of Marine
       Management Systems, Inc.

We have audited the accompanying balance sheets of Marine Management Systems, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marine Management Systems, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

The financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company has suffered losses, has a capital deficit and has negative working capital. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. While the Company plans to raise additional capital, there can be no assurance that such efforts will be successful. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                          BDO Seidman, LLP


Valhalla, New York
February 14, 1997

                                                               Marine Management
                                                                   Systems, Inc.

                                                                  Balance Sheets



=================================================================================================================================
                                                                                                        December 31,
                                                                                              1995                       1996
---------------------------------------------------------------------------------------------------------------------------------

Assets (Notes 4, 6 and 7)
Current:
   Cash                                                                                        $15,350                   $58,117
   Accounts receivable (Note 12)                                                               891,540                   954,480
   Inventories                                                                                  41,862                    22,307
   Prepaid expenses and other                                                                   32,972                    44,865
---------------------------------------------------------------------------------------------------------------------------------
              Total current assets                                                             981,724                 1,079,769
Property and equipment, net (Note 2)                                                            96,921                   210,449
Computer software costs, net of accumulated amortization of $786,779 and                     1,288,201                 2,002,281
   $1,306,426
Deferred registration costs                                                                          -                   314,141
Other                                                                                           14,172                     5,914
---------------------------------------------------------------------------------------------------------------------------------
                                                                                            $2,381,018                $3,612,554
=================================================================================================================================
Liabilities and Stockholders' Deficit
Current:
   Short-term borrowings (Note 4)                                                             $375,000                  $975,000
   Accounts payable and accrued expenses                                                       526,679                   812,914
   Advances payable - related parties (Note 3)                                                 225,000                         -
   Subordinated debt - related parties (Notes 3 and 7)                                               -                   410,000
   Billings in excess of costs on uncompleted contracts (Note 5)                               107,391                    81,704
   Deferred revenue                                                                             82,026                   275,226
   Customer deposits                                                                           101,841                    79,240
   Current portion of long-term debt and capital lease obligations (Note 6)                    178,374                   296,767
---------------------------------------------------------------------------------------------------------------------------------
              Total current liabilities                                                      1,596,311                 2,930,851
Long-term debt and capital lease obligations, less current portion (Note 6)                    650,857                   266,292
Subordinated debt - related parties (Notes 3 and 7)                                            657,500                   666,000
---------------------------------------------------------------------------------------------------------------------------------
              Total liabilities                                                              2,904,668                 3,863,143
---------------------------------------------------------------------------------------------------------------------------------
Redeemable preferred stock, $100 par value, 8% cumulative, 7,500 shares                              -                   750,000
   authorized, none and 7,500 shares issued and outstanding (Note 9)
---------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 8, 13 and 15)
Stockholders' deficit (Notes 3, 7, 9 and 15):
   Preferred stock, $100 par value, 6% non-cumulative preferred, 2,100                         209,900                         -
      shares authorized, 2,099 shares issued and outstanding at December 31,
      1995
   Common stock, $.002 par value, 9,000,000 shares authorized, 2,007,576 and                     4,015                     5,402
      2,701,110 issued and outstanding
   Additional paid-in capital                                                                3,759,587                 5,333,475
   Accumulated deficit                                                                      (4,108,315)               (5,950,629)
   Loans receivable officers                                                                  (388,837)                 (388,837)
---------------------------------------------------------------------------------------------------------------------------------
              Total stockholders' deficit                                                     (523,650)               (1,000,589)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                            $2,381,018                $3,612,554
=================================================================================================================================


                                 See accompanying notes to financial statements.

                                                               Marine Management
                                                                   Systems, Inc.

                                                        Statements of Operations



=================================================================================================================================
                                                                                                Years ended December 31,
                                                                                         1995                            1996
---------------------------------------------------------------------------------------------------------------------------------

Revenues (Note 12):
   Software                                                                             $1,896,129                    $2,024,388
   Hardware                                                                              2,042,384                     1,370,447
   Contract                                                                                390,757                       955,447
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         4,329,270                     4,350,282
---------------------------------------------------------------------------------------------------------------------------------
Cost of revenues:
   Software                                                                                958,504                       887,170
   Software amortization                                                                   258,682                       519,647
   Hardware                                                                              1,607,316                     1,105,238
   Contract                                                                                390,757                       505,895
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         3,215,259                     3,017,950
---------------------------------------------------------------------------------------------------------------------------------
              Gross profit                                                               1,114,011                     1,332,332
---------------------------------------------------------------------------------------------------------------------------------
Operating expenses:
   Research and development                                                                245,821                       401,791
   Selling and administrative                                                            1,045,827                     2,249,372
   Depreciation and amortization                                                            35,965                        67,951
---------------------------------------------------------------------------------------------------------------------------------
                                                                                         1,327,613                     2,719,114
---------------------------------------------------------------------------------------------------------------------------------
Loss from operations                                                                      (213,602)                   (1,386,782)
---------------------------------------------------------------------------------------------------------------------------------
Other income (expense):
   Interest income                                                                          24,561                             -
   Interest expense                                                                       (136,659)                     (455,532)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                          (112,098)                     (455,532)
---------------------------------------------------------------------------------------------------------------------------------
Net loss                                                                                 $(325,700)                  $(1,842,314)
=================================================================================================================================
Loss per share of common and common stock equivalents                                        $(.12)                        $(.67)
=================================================================================================================================
Weighted average number of shares outstanding                                            2,496,966                     2,759,234
=================================================================================================================================

                                 See accompanying notes to financial statements.

                                                               Marine Management
                                                                   Systems, Inc.

                                    Statements of Stockholders' Equity (Deficit)

==================================================================================================
                                                Preferred Stock              Common Stock
                                             ----------------------      ----------------------
                                              Shares        Amount          Shares      Amount
--------------------------------------------------------------------------------------------------
Balance, December 31, 1994                     2,099      $209,900       2,007,576      $4,015
Accrued interest contributed to
 capital                                           -             -               -           -
Loans receivable officers to be
 satisfied with stock                              -             -               -           -
Net loss                                           -             -               -           -
--------------------------------------------------------------------------------------------------
Balance, at December 31, 1995                  2,099       209,900       2,007,576       4,015
Sale of common stock for cash, net
 of offering cost                                 -             -          233,326         467
Conversion of stock                           (2,099)     (209,900)         62,191         124
Conversion of debt to common stock                 -             -         398,017         796
Adjustment from revaluation of
 convertible debt                                  -             -               -           -
Net loss                                           -             -               -           -
==================================================================================================
Balance, December 31, 1996                         -            $-       2,701,110      $5,402
==================================================================================================


                                RESTUBBED TABLE




===========================================================================================================
                                           Additional                          Loans            Total
                                            Paid-in        Accumulated       Receivable     Stockholders'
                                            Capital          Deficit          Officers    Equity  (Deficit)
-----------------------------------------------------------------------------------------------------------

Balance, December 31, 1994                    $3,722,587     $(3,782,615)      $        -        $153,887
Accrued interest contributed to
 capital                                          37,000               -                -          37,000
Loans receivable officers to be
 satisfied with stock                                  -               -         (388,837)       (388,837)
Net loss                                               -        (325,700)               -        (325,700)
-----------------------------------------------------------------------------------------------------------
Balance, at December 31, 1995                  3,759,587      (4,108,315)        (388,837)       (523,650)
Sale of common stock for cash, net
 of offering cost                                732,408               -                -         732,875
Conversion of stock                              209,776               -                -               -
Conversion of debt to common stock               381,704               -                -         382,500
Adjustment from revaluation of
 convertible debt                                250,000               -                -         250,000
Net loss                                               -      (1,842,314)               -      (1,842,314)
===========================================================================================================
Balance, December 31, 1996                    $5,333,475     $(5,950,629)       $(388,837)    $(1,000,589)
===========================================================================================================

                                 See accompanying notes to financial statements.

                                                               Marine Management
                                                                   Systems, Inc.

                                                        Statements of Cash Flows
                                           Increase (Decrease) in Cash (Note 14)




=================================================================================================================================
                                                                                                   Years ended December 31,
                                                                                             1995                        1996
---------------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
   Net loss                                                                                $(325,700)                $(1,842,314)
   Adjustments to reconcile net loss to net cash used in operating activities:
        Depreciation and amortization                                                        294,647                     587,598
        Provision for losses on accounts receivable                                                -                      25,000
        Discount on issuance of preferred stock                                                    -                      13,076
        Interest adjustment from revaluation of convertible debt                                   -                     250,000
        Changes in assets and liabilities:
           Accounts receivable                                                              (487,466)                    (87,940)
           Inventories                                                                          (435)                     19,555
           Prepaid expenses and other                                                        (46,718)                    (11,893)
           Loans receivable officers                                                          15,627                           -
           Other assets                                                                            -                       8,258
           Accounts payable and accrued expenses                                             153,095                     286,235
           Billings in excess of costs on uncompleted contracts                              107,391                     (25,687)
           Deferred revenue and deposits                                                      38,799                     170,599
---------------------------------------------------------------------------------------------------------------------------------
              Net cash used in operating activities                                         (250,760)                   (607,513)
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Capitalized computer software costs                                                      (501,536)                 (1,233,727)
   Acquisitions of property and equipment                                                    (15,545)                    (84,002)
---------------------------------------------------------------------------------------------------------------------------------
              Net cash used in investing activities                                         (517,081)                 (1,317,729)
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Proceeds from short-term borrowings - net                                                 225,000                   1,010,000
   Proceeds from issuance of long-term debt                                                  500,000                     166,000
   Proceeds from advances payable                                                            325,000                           -
   Payments of advances payable                                                             (185,000)                          -
   Payments of long-term debt and capital lease obligations                                  (86,834)                   (126,725)
   Proceeds from sale of common stock                                                              -                     732,875
   Proceeds from sale of preferred stock                                                           -                     500,000
   Deferred registration costs                                                                     -                    (314,141)
---------------------------------------------------------------------------------------------------------------------------------
              Net cash provided by financing activities                                      778,166                   1,968,009
---------------------------------------------------------------------------------------------------------------------------------
Net increase in cash                                                                          10,325                      42,767
Cash, beginning of period                                                                      5,025                      15,350
---------------------------------------------------------------------------------------------------------------------------------
Cash, end of period                                                                          $15,350                     $58,117
=================================================================================================================================

                                 See accompanying notes to financial statements.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements



================================================================================

 1. Summary of Significant    Business Description
    Accounting Policies

                              Marine Management Systems, Inc. (the "Company") provides a variety of products and services related to ship operations and maintenance management. The Company develops and sells computer software programs, information systems and computer equipment, as well as providing support and engineering services related to these products throughout the world.

                              Reclassification

                              Certain 1995 account balances have been
                              reclassified for comparative purposes.

                              Inventories

                              Inventories, consisting primarily of computer hardware are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

                              Property, Equipment, Depreciation and Amortization

                              Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets using the straight-line and accelerated methods for both financial reporting and income tax purposes. Leasehold improvements are amortized using the straight-line method over the estimated useful life of the improvement or the term of the lease, whichever is shorter. For leasehold improvements, expected renewal terms are included in the term of the lease.

                              The following estimated useful lives are applied in the computation of depreciation and amortization.

                                                                       Years
                               ----------------------------------------------
                               Computer equipment                        5-7
                               Leasehold improvements                   7-10
                               Equipment under capital leases              7
                               Furniture and fixtures                   7-10
                               ==============================================

                              Upon retirement or sale, the cost and related accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the statement of operations.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements



================================================================================

                              Computer Software Costs and Amortization

                              The Company capitalizes the direct costs and allocated overhead associated with the development and testing of software programs after technological feasibility has been established. The annual amortization of the capitalized costs is the greater of the amount computed using the rates that current gross revenues for a product or products bear to the total of current and anticipated future gross revenues for that product or products or the straight-line method over the remaining estimated economic life of the product including the period being presented. The establishment of technological feasibility and the on going assessment of recoverability of capitalized computer software costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in software and hardware technologies. During the fourth quarter of 1996, the Company recognized $228,128 of software amortization based on a change in estimate of the estimated economic life of its products. Research and development expenditures are expensed in the period incurred.

                              Revenue and Cost Recognition

                              Software revenues are revenues which are derived from the sale of software, extended warranty and support services to the marine industry customers. Revenues are recognized in the period when the products are delivered or the services are rendered. Revenues from the sales of extended warranty contracts are deferred and recognized on a straight-line basis over the term of the contract.

                              Hardware revenues are revenues which are derived from the sale of hardware to non-marine and marine industry customers.

                              Revenues for contracts with a term in excess of one year are recognized using the percentage-of-completion method, measured by percentage of costs incurred to date to estimated total costs for each contract. Contract costs include all direct costs and those indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Billings in excess of costs and estimated earnings on uncompleted contracts represents billings in excess of revenues recognized on contracts in progress. Revenues for contracts with a term less than one year are recognized when either the services are performed or when the products are delivered.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements



================================================================================
                              Credit Risk

                              Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade accounts receivable. The Company's cash investments are placed with high credit quality financial institutions and may exceed the amount of federal deposit insurance. Concentrations of credit risk with respect to trade receivables are with other companies.

                              Income Taxes

                              Deferred income taxes are provided on differences between the financial reporting and income tax bases of assets and liabilities based upon statutory tax rates enacted for future periods.

                              Use of Estimates

                              In preparing the financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              Financial Instruments

                              The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and short-term debt approximated fair value as of December 31, 1995 and 1996, because of the relatively short maturity of these instruments. The carrying value of long-term debt, including the current portion, approximated fair value as of December 31, 1995 and 1996, based upon quoted market prices for similar debt issues. The carrying value of amounts due from and due to related parties cannot be determined because of the nature of the terms.

                              Loss Per Share of Common Stock

                              Loss per share of common stock is calculated by dividing net loss by the weighted average number of shares of common stock and common stock equivalents, if dilutive, outstanding during each of the periods presented after giving retroactive effect to the 1 for 2.7 reverse stock split (See
                              Note 9). In addition, when an initial public offering is contemplated, common stock and common stock equivalents issued by the Company at a price less than the estimated initial public offering price during the twelve months immediately preceding the anticipated initial filing of the offering are treated as outstanding for all periods presented, using the treasury stock method.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements



================================================================================

                              Deferred Registration Costs

                              Costs incurred in connection with the Company's anticipated public offering are deferred and will be charged against stockholders' equity upon successful completion of the offering. If the offering is not consummated, deferred costs will be charged to expense.

                              Long-Lived Assets

                              In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121 requires, among other things, impairment losses on assets to be held and gains or losses from assets that are expected to be disposed of be included as a component of income from continuing operations before taxes on income. The Company adopted SFAS No. 121 as of January 1, 1996 and its implementation did not have an effect on the financial statements.

                              Stock-Based Compensation

                              In October 1995, FASB issued SFAS No. 123,
                              "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value method for accounting for stock-based compensation plans either through recognition or disclosure. The Company adopted the employee stock-based compensation provisions of SFAS No. 123 by disclosing the pro forma net income and pro forma net income per share amounts assuming the fair value method as of January 1, 1995. The adoption of this standard did not impact the Company's results of operations, financial position or cash flows. Stock arrangements with non-employees, if applicable, are recorded at fair value.

                              Transfers and Servicing of Financial Assets and Extinguishment of Liabilities

                              In June 1996, FASB issued SFAS No. 125,
                              "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 125"). SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on the financial components approach, which focuses on the entity's control of its financial assets. If control of financial assets is surrendered, a sale is recognized and the asset is recognized. Liabilities are recognized when they are extinguished. The Company will prospectively adopt SFAS No. 125 as of January 1, 1997 and has not determined the effect, if any, of its adoption on the future financial statements.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements



================================================================================
2. Property and         Property and equipment consist of the following:
   Equipment
                                                            December 31,
                                                      1995              1996
               ----------------------------------------------------------------
               Computer equipment                   $387,521          $180,559
               Leasehold improvements                141,299            10,641
               Equipment under capital leases        160,149           167,818
               Furniture and fixtures                 52,229            21,771
               ----------------------------------------------------------------
                                                     741,198           380,789
               Less accumulated depreciation
                and amortization                     644,277           170,340
               ----------------------------------------------------------------
               Property and equipment, net           $96,921          $210,449
               ================================================================

3. Related Party              The Company has outstanding loans to certain
   Transactions               officers and directors at December 31, 1995 and
                              1996 in the aggregate of $388,837, including interest, which bear interest at a variable rate, 6.3% at December 31, 1996. These loans are unsecured and payable on demand (See Note 15b).

                              The Company had advances payable to related parties at December 31, 1995 in the amount of $225,000 (See Note 9). These advances had interest rates ranging from 9-3/4% to 12%.

                              The Company has subordinated debt payable to certain officers and related parties at December 31, 1995 and 1996 in the amounts of $657,500 and $1,076,000, respectively (See Note 7). At December 31, 1996, this debt has interest rates ranging from 9% to 10-1/4%.




4. Short Term Borrowings      The Company has a demand line of credit with a
                              bank for $400,000 with interest at 1-1/2% over the bank's prime rate, 9-3/4% at December 31, 1996 and is secured by substantially all of the assets of the Company and guaranteed by certain officers/directors. In addition, the line of credit restricts the declaration and payment of dividends. The outstanding balance on the line of credit as of December 31, 1995 and 1996 was $375,000 and $400,000, respectively. The line of credit agreement expires on December 31, 1997. The note is secured by substantially all of the assets of the Company and guaranteed by certain officers/directors.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements



================================================================================

                              In November 1996, the Company issued an additional $75,000 note which bears interest at 1-1/2% over the bank's prime rate and is due on February 1, 1997. This note is secured by substantially all of the assets of the Company and guaranteed by certain officers/directors.

                              On January 3, 1997, the bank agreed to extend the terms of the $400,000 line of credit and the $75,000 note to April 1, 1998 subject to, among other things, the completion of the anticipated initial public offering by May 15, 1997.


                              On December 12, 1996, the Company issued two promissory notes each in the amount of $250,000 which bear interest at a rate of 9% per annum and mature at the earlier of January 31, 1998 or the closing of an initial public offering. One of these notes is convertible into the Company's common stock at a rate of $2.50 per share. The note and unpaid interest thereon may be converted by the holder at any time but automatically converts upon the closing of an initial public offering. As of December 31, 1996, the Company recognized a charge to operations in the amount of $250,000 in connection with the adjustment for revaluation of the convertible debt. In addition, the Company issued a warrant, to the holder of the notes to purchase 125,000 shares of its common stock at an exercise price per share of $5.00. If an initial public offering is not consummated by January 31, 1998 then the exercise price per share shall be reduced to the lesser of $2.50 or the lowest price per share that the Company issues stock during the six month period prior to January 31, 1998. The warrants expire on December 12, 2001.


                              The weighted average amounts outstanding under the short-term borrowings were $175,274 and $440,000 for the years ended December 31, 1995 and 1996, respectively. The weighted average interest rates were 10.36% and 9.76% % for the years ended December 31, 1995 and 1996, respectively.


5. Billings in Excess of      Billings and costs on uncompleted contracts
   Costs on Uncompleted       (See Note 12) are summarized as follows:
   Contracts

                                                                     December 31,
                                                              1995                 1996
------------------------------------------------------------------------------------------
Billings to date                                            $498,148           $1,385,037
Costs incurred on uncompleted contracts                      390,757              886,010
Estimated earnings                                                 -              417,323
==========================================================================================
Billings in excess of costs on uncompleted                  $107,391              $81,704
   contracts
==========================================================================================

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements



================================================================================
6. Long-term Debt and         Long-term debt and capital lease obligations
   Capital Lease              consist of the following:
   Obligations


                                                                       December 31,
                                                                 1995              1996
------------------------------------------------------------------------------------------
Long term debt:
 Note payable, Bank, payable in monthly installments of          $275,000        $205,000
   $5,833 plus interest at 1-1/2% over the bank's
   prime rate, 9-3/4% as of December 31, 1996,
   secured by all the assets of the Company and
   guaranteed by certain officers/directors and matures
   June 1998 (a)
 Note payable, payable in monthly installments of $10,624         500,000         236,924
   including interest at 10%, commencing January 1, 1996.
   The note matures on January 1, 2001 and is secured by
   substantially all of the Company's assets (See Note
   9)(b)
------------------------------------------------------------------------------------------
                                                                  775,000         441,924
Capital lease obligations (See Note 8)                             54,231         121,135
------------------------------------------------------------------------------------------
                                                                  829,231         563,059
Less current maturities of long-term debt and capital
   lease obligations                                              178,374         296,767
------------------------------------------------------------------------------------------
                                                                 $650,857        $266,292
==========================================================================================

                              ---------

                              (a) The loan agreement restricts the declaration on payment of dividends. In addition, the loan agreement requires, among other things, maintenance of a minimum tangible net worth, minimum leverage ratio and restrictions on the Company's capital expenditures. At various dates through January 3, 1997, the Company received waivers of default from the bank of certain covenant violations through May 15, 1997. As a result, the outstanding balance at December 31, 1996 of $205,000 is presented as a current liability.

                              (b) The Company ceased payments of principal and interest in April 1996. On January 10, 1997, the Company received a waiver of this default. Principal and interest payments are due to recommence on May 15, 1997 or the entire balance is due upon successful completion of the anticipated initial public offering.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements



================================================================================

                              Maturities of long-term debt as of December 31, 1996 are as follows:

                              Years ended December 31,
                           -----------------------------------------------------
                                             1997                      $255,000
                                             1998                        39,815
                                             1999                        44,507
                                             2000                        49,693
                                             2001                        52,909
                           -----------------------------------------------------
                                                                       $441,924
                           =====================================================


7. Subordinated Debt -     Subordinated debt consists of the following:
   Related Parties

                                                                      December 31,
                                                                1995               1996
------------------------------------------------------------------------------------------
 Note payable, officer and director, interest                  $300,000          $300,000
   payable monthly at the prime rate plus 2%,
   10-1/4% at December 31, 1996 with no principal
   payment provisions, secured by the general assets
   of the Company (a).
 Note payable, officer and director, interest at the            200,000           200,000
   prime rate plus 2%, 10-1/4% at December 31, 1996,
   with no principal payment provisions, secured by
   the assets of the Company (a).
 Note payable, director, interest at 10% payable                 62,500                 -
   semi-annually, convertible into 62,074 shares of
   the Company's common stock. The note matures on
   January 1, 2001 and is secured by the assets of
   the Company (a) and (b).
 Note payable, interest at the prime rate plus 1%,               25,000                 -
   9-1/4% at June 30, 1996, payable monthly with no
   principal payment provisions, is convertible into
   10,018 shares of the Company's common stock and
   is secured by the assets of the Company (a) and
   (b).
Note payable, interest at 8%, payable on demand,                 70,000                 -
   convertible into 259,259 shares of the Company's
   common stock and is secured by the assets of the
   Company (a) and (b).
Note payable, officers and related party, interest                    -           166,000
   at 9%, payable monthly, due December 2, 1998,
   secured by the general assets of the Company (a).
Unsecured note payable, director and related                          -           410,000
   parties, interest at 10% due at the earlier of
   April 1997 or the closing of the anticipated
   initial public offering (a).
------------------------------------------------------------------------------------------
                                                               $657,500        $1,076,000
==========================================================================================

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements



================================================================================

                              --------
                              (a) The debt is subordinated to the bank's note and the principal cannot be repaid without its approval or until that debt has been satisfied. The bank's note is due in 1998. Therefore, for maturity purposes, such debt, except for $410,000 which is considered currently due, has been presented as if it would be repaid in 1998.

                              (b) As of June 30, 1996, these notes were converted into an aggregate of 331,351 shares of the Company's common stock based on the original terms of the debt agreements.

8. Commitments and            The Company leases certain operating and data
   Contingencies              processing equipment under capital leases
                              expiring at various dates.

                              The Company also rents office space and equipment under operating leases.

                              In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases.

                              On October 31, 1995, the Company entered into a facility lease for seven years with an option to extend the lease for five years. The commencement date of the lease was March 1, 1996. The agreement calls for fixed rent to be paid in monthly installments in advance commencing on July 1, 1996 and on the first day of each month thereafter. In addition to the fixed rent, the lease provides for escalation of the lease payment as maintenance cost and taxes increase. The Company received a rent abatement from the period March 1, 1996 through June 30, 1996. In connection with this lease, a bank has issued the Company an unconditional letter of credit of $150,000 expiring on December 31, 1997. The letter of credit is to be used as a security deposit to be reduced by $7,500 per month starting May 31, 1996 until fully liquidated. The Connecticut Development Authority has issued a guarantee to a bank in the amount of $150,000. The guarantee will be reduced monthly as it relates to the facilities lease entered into October 1995 by the Company. At December 31, 1996 the outstanding balance under the letter of credit was $90,000.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements



================================================================================

                              Future net minimum lease payments under capital leases, and future minimum rental payments required under operating leases as of December 31, 1996 are as follows:


                       Years ended December 31,       Capital         Operating
                       ---------------------------------------------------------
                       1997                           $59,707          $188,153
                       1998                            50,215           194,831
                       1999                            31,755           200,793
                       2000                            25,254           198,604
                       2001                            12,024           188,278
                       Later years                          -           193,648
                       ---------------------------------------------------------
                       Total                          178,955        $1,164,307
                       Less amounts representing
                        interest                       57,820
                       ---------------------------------------------------------
                       Net                           $121,135
                       =========================================================

                              Total facilities rental expense was $93,370 and $156,547 for the years ended December 31, 1995 and 1996, respectively.

                              The Company has entered into employment
                              agreements, which will become effective upon the closing of the anticipated public offering, with certain key employees and shall expire two years from that date. The minimum aggregate annual compensation under these agreements is $575,000. The annual compensation is subject to annual increases based upon the Consumer Price Index. In addition, these employees are eligible to receive a bonus at the discretion of the Board of Directors, not to exceed 50% of their annual compensation.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements



================================================================================

9. Capital Transactions       On February 20, 1996 the Company completed a
                              reorganization and incorporated in the State of Delaware. The Company authorized 9,000,000 shares of common stock with a par value of $.001 and 2,100 shares of preferred stock with a par value of $.001. As a result of the reorganization, each previously issued and outstanding share of common stock of the Company was converted into fifty shares of common stock. In addition, each issued and outstanding share of preferred stock was converted into one share of preferred stock. As prescribed by their terms, the holders of convertible notes and warrants also had each share available to them converted into fifty shares of common stock. Effective August 21, 1996, the
                              Company completed a recapitalization of its common shares by declaring a 1 for 2.7 reverse stock split. The Company issued one share of $.002 par value common stock for 2.7 shares of existing
                              $.001 par value common stock. In connection with the August 21, 1996 recapitalization, the Company authorized 7,500 shares of 8% cumulative preferred stock with a par value of $100 per share. All references to par value and shares of capital stock in the financial statements have been adjusted to give retroactive effect for these actions.

                              During the year ended December 31, 1996, the Company sold 233,326 shares of common stock for net proceeds of $732,875 pursuant to a private placement of its stock. At June 30, 1996, advances payable to related parties of $225,000 were exchanged for 66,666 shares of common stock. In addition, at June 30, 1996, all of the Company's outstanding preferred stock was converted into 62,191 shares of common stock.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements



================================================================================

                              In connection with the original $500,000 note payable to Connecticut Innovations, Inc. (CII) (See Note 6), the Company issued a warrant to CII to purchase 259,888 shares of common stock at an exercise price per share of $2.31. In connection with the August 1996 transactions, described below, one half of these warrants have been cancelled. The remaining warrants, 129,944, have a term of 10 years. If during the term of the warrant, the Company issues shares at amounts less than $2.31 per share then the exercise price will be adjusted to that amount. In connection with the warrant, CII has the right to put the warrant to the Company at the difference between the fair market value of the warrant and the exercise price. The put provision is exercisable, among other occurrences, if the Company closes a public offering of its stock. In addition, the Company may cancel the remaining warrants upon the satisfaction of one half of the original note and pay an amount sufficient to provide a 25% return compounded annually on the amount of the debt that was satisfied. Upon completion of the anticipated public offering, the Company intends to redeem all of the outstanding warrants. Upon such redemption, the Company will recognize a charge to operations in the amount of approximately $95,000.

                              In August 1996, the Company sold 7,500 shares of its 8% cumulative preferred stock, $100 par value, to CII for cash of $500,000 and the conversion of indebtedness in the amount of $236,924. The preferred stock is convertible into 277,777 shares of common stock and is redeemable at the holders option, in August 1999, at the greater of the par value plus 25% compounded annually for each year outstanding or the then fair market value of the preferred stock. Upon the conversion, the Company recognized $13,076 of miscellaneous expense representing the discounted purchase price.

                              During the six months ended June 30, 1996, the Company issued warrants to key employees to purchase 222,219 shares of common stock at $3.375 per share. The warrants vest immediately and expire in 2006.

                              In March 1996 and as amended in December 1996, the Board of Directors approved a stock option plan for key employees and reserved 225,040 shares for stock options. The board retained the authority to determine the individuals to whom, and the times at which, stock grants would be made, along with the number of shares, vesting schedule and other provisions relating to the stock grants. During the year ended December 31, 1996, the Company issued stock options to purchase 71,290 shares of common stock exercisable at $3.375 per share, of which 3,703 were forfeited, and vest at the rate of 25% per year over four years from the date of the grant. These options expire in 2006.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements



================================================================================

                              As of December 31, 1996, the Company has 1,079,980 shares of its common stock reserved for issuance pursuant to options, warrants and convertible securities.

                              No options or warrants have been exercised.

                              Certain of the outstanding indebtedness and warrants either prohibit or restrict the declaration or payment of dividends.

                              At December 31, 1996, the Company has a stock option plan and has issued warrants to certain employees. The Company applies APB Opinion No. 25 and related Interpretations by recording compensation expense for the excess of the fair market value and the exercisable price per share as of date of grant in accounting for its stock options. Accordingly, no compensation cost has been recognized for its issuance of 71,290 options or 222,219 warrants to employees since the exercise price was equal to the then fair market value on the date of grant. SFAS No. 123 requires the Company to provide pro forma information regarding net loss and net loss per share as if compensation cost for the Company's stock awards had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates fair value of each stock based award at the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions used for grants in 1996; dividend yield of 0.0%, expected volatility at 0.0001%, risk-free interest rate of 7.0% and expected life of ten years. Had compensation cost for the issuance of options and warrants been determined based on the fair value at the grant dates consistent with the fair value method of SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:



                                                               Year ended
                                                            December 31, 1996
                             --------------------------------------------------
                             Net loss:
                                  As reported                     $(1,842,314)
                                  Pro forma                       $(1,891,314)
                             Loss per share of common stock
                              and common stock equivalent:
                                  As reported                           $(.67)
                                  Pro forma                             $(.69)
                             ==================================================

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements



================================================================================

                              A summary of the Company's stock awards at December 31, 1996 and the year then ended are as follows:

                                                Weighted-                       Weighted-
                                                 Average                         Average
                                                Remaining                       Exercise
                                                   Life            Shares         Price
------------------------------------------------------------------------------------------
Outstanding, at beginning of year                                        -             $-
Granted                                                            293,509          3.375
------------------------------------------------------------------------------------------
Outstanding, at end of year                     9.5 years          293,509         $3.375
==========================================================================================

Options exercisable at end of year                                 231,130         $3.375
Weighted average fair value of options                                              $1.70
   granted during the year
==========================================================================================

                              During the initial phase-in period of SFAS 123, the effects on pro forma results are not likely to be representative of the effects on pro forma results in future years since options vest over several years and additional awards could be made each year.


10. Going Concern             The Company's financial statements have been
                              prepared assuming that the Company will continue as a going concern. The Company has suffered losses, has a capital deficit and has negative working capital. The Company has relied on its capital and related party advances to sustain its working capital needs. The predominant use of cash has been capitalized computer software costs.
                              Management believes that the proceeds of the contemplated initial public offering (See Note
                              15a), will be sufficient to meet its cash flow needs for the coming year. However, there can be no assurance that the offering will be completed.
                              The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements



================================================================================



11. Income Taxes              No tax provision has been recognized due to losses
                              incurred during the periods presented. At December
                              31, 1996, the Company has net operating loss carryforwards in the amount of approximately
                              $4,400,000 which expire during the period 1999 to 2011. The Company had deferred tax assets of approximately $950,000 and approximately
                              $1,400,000 at December 31, 1995 and 1996,
                              respectively, relating to the net operating loss carryforwards. The Company has recognized a valuation allowance for the entire deferred tax asset. The need for the valuation allowance is evaluated periodically by the Company.

12. Revenues                  Two customers accounted for 13% and 10% of
                              revenues for the year ended December 31, 1995. Two customers accounted for 26% and 12% of revenues for the year ended December 31, 1996. One customer accounted for 16% of accounts receivable as of December 31, 1995. One customer accounted for 22% of accounts receivable at December 31, 1996.

                              For the year ended December 31, 1995, the Company had revenues from foreign customers of approximately $1,340,000 of which the Company had revenues from customers located in the Middle East and the United Kingdom of approximately $860,000 and $210,000, respectively. For the year ended December 31, 1996, the Company had revenues from foreign customers of approximately $926,000 of which the Company had revenues from customers located in the Middle East and Australia of approximately $228,000 and $221,000, respectively.

                              On July 11, 1995, the Company, as part of the Integrated Shipboard Information Technology (ISIT) Consortium, entered into an agreement with the United States, Department of Transportation, Maritime Administration (the "Government") to provide advanced software, state of the art hardware and standardized procedures, which together provide the ability to collect, process and store information electronically from shipboard sub-systems, and distribute that information throughout the ship and to the ship's land-based offices via seamless satellite communications. The total estimated cost to the consortium to complete this project is approximately $3,900,000 over an eighteen month period. The Company's share of the project is approximately $1,950,000 of which the Government will fund approximately $975,000 of project costs.

                              In addition, on July 31, 1995, the Company entered into an agreement with CII. Under the agreement CII will fund approximately $490,000 to the ISIT project costs.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements



================================================================================

                              For the years ended December 31, 1995 and 1996 $390,757 and $912,576 respectively, has been recognized as contract revenue based on the percentage-of-completion of the project measured by the cost-to-cost method which is based on the completion of certain milestones as defined in the Government and CII agreements.

13. Profit Sharing Plan       The Company sponsors a 401(K) profit sharing plan
                              which covers substantially all employees. Company contributions to the plan totaled $30,945 and $43,862 for the years ended December 31, 1995 and 1996, respectively.

14. Statements of Cash        Supplemental disclosure of cash flow information:
    Flows - Supplemental
    Disclosures


                                                                 Years ended December 31,
                                                        1995                            1996
              --------------------------------------------------------------------------------
              Cash paid for interest                   $136,659                      $185,483
              Supplemental disclosure of
                 non-cash investing and
                 financing activities:
              Accrued interest contributed to capital    37,000                             -
              Conversion of debt to common stock              -                       382,500
              Conversion of debt to preferred stock           -                       236,924
              Adjustment for revaluation of
                 convertible debt                             -                       250,000
              Increase in capital lease obligations      60,750                        97,477



15. Subsequent Events         (a) The Company has a letter of intent with Whale
                                  Securities Co., L.P. in connection with a proposed offering and sale to the public of one million two hundred thousand shares of common stock of the Company at a price of $5 per share and one million two hundred thousand warrants at a price of $.10 per warrant. Each warrant will be exercisable to purchase one share of common stock at $5.50 per share.

                              (b) Immediately prior to effectiveness of the
                                  Company's anticipated public offering, certain officers of the Company have agreed to satisfy their respective outstanding loan balances in the aggregate amount of $388,837 by selling to the Company 77,767 shares of common stock. As of December 31, 1995 and 1996, such balances have been included as a reduction of stockholders' equity.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements



================================================================================


                              (c) In January 1997, the Company completed the
                                  sale of seven investment units to six
                                  investors at a price of $50,000 for each unit. Each investment unit consists of a $50,000 promissory note which bears interest at 9% and is due at the earlier of one year or the completion of the anticipated initial public offering and 10,000 shares of common stock. In the connection with the sale of units, the Company recognized a loan discount in the amount of $175,000 and debt issuance cost of $28,000. The Company will recognize a charge to operations in the amount of $203,000 upon satisfaction of the debt from the proceeds of the anticipated public offering.

[COMPANY LOGO]                                    Integrated Shipboard
                                                  Information Technology
                                                  (ISIT) PLATFORM

             [GRAPHIC REPRESENTATION OF ISIT PLATFORM ARCHITECTURE
                          CONTAINING TEXT AS FOLLOWS:]

                             SHIPBOARD APPLICATIONS

     Planned                  Crew Personnel      Data           Vessel
    Maintenance  Purchasing     & Payroll     Communication      Status
    [GRAPHIC]    [GRAPHIC]      [GRAPHIC]       & E-MAIL        [GRAPHIC]
                                                [GRAPHIC]
   FleetWORKS   FleetWORKS     FleetWATCH       FleetLINK      FleetWATCH

     Cargo        Safety &      Condition      Spare Parts        Report
    Loading      Regulatory     Monitoring    & Consumables       Writer
   [GRAPHIC]      [GRAPHIC]     [GRAPHIC]       Inventory        [GRAPHIC]
                                                [GRAPHIC]
  FleetWATCH     FleetWORKS     FleetWORKS      FleetWORKS      FleetREPORT

                                   [GRAPHIC]

                               SHIPBOARD HARDWARE
  Navigation      Machinery   Communications   Engine    Vessel     Voyage
   Control         Control                   Monitoring  Traffic     Data
                                                         System     Recorder

                                   [GRAPHIC]

                               INFORMATION LAYER
                           System & Safety Databases

                                   [GRAPHIC]

                                 ISIT PLATFORM
             ISIT Executive Services, Data Acquisition Services and
                             System Communications

                                   [GRAPHIC]

                                OPERATING SYSTEM
                                  Windows NT TM

MMS is developing the ISIT platform to permit the integration of a myriad of ship equipment and informational systems (including porposed ISIT-compliant versions of MMS's Fleet Manager Series software products) under a common protocol and to provide a standard interface to shore-based systems. MMS believes it is the only company developing a systems operating environment compliant with recently created ASTM and proposed ISO standard, which standards are expected to become the software operating systems standards for the industry.

=============================================================================

No dealer, salesperson or other person has been authorized to give any information or make any representation not contained in this Prospectus in connection with the offer made by this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                                    ------

                              TABLE OF CONTENTS

                                                                       Page
                                                                      --------
Prospectus Summary  ........................                              3
Risk Factors  ..............................                             10
Use of Proceeds  ...........................                             22
Dividend Policy  ...........................                             23
Dilution  ..................................                             23
Capitalization  ............................                             25
Selected Financial Data  ...................                             26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations ...............................                             27
Business  ..................................                             33
Management  ................................                             45
Principal Stockholders  ....................                             50
Certain Transactions  ......................                             51
Description of Securities  .................                             53
Shares Eligible for Future Sale  ...........                             56
Underwriting  ..............................                             57
Legal Matters  .............................                             59
Experts  ...................................                             59
Additional Information  ....................                             59
Index to Financial Statements  .............                            F-1


                                    ------

   Until       , 1997 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

=============================================================================

=============================================================================




                                Marine Management
                                  Systems, Inc.




                       1,200,000 Shares of Common Stock
                                     and
                       Redeemable Warrants to Purchase
                       1,200,000 Shares of Common Stock





                                    ------
                                  PROSPECTUS
                                    ------




                          Whale Securities Co., L.P.



                                         , 1997





=============================================================================

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Company's Certificate of Incorporation provides that the personal liability of the directors of the Registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivatives suits on behalf of the Registrant) to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Registrant or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

   In addition, the Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL.
Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The estimated expenses of the Registrant to be incurred in connection with the distribution of the shares of Common Stock registered hereby (other than underwriting discounts and commissions and the Underwriter's nonaccountable expense allowance) are as follows:

 SEC registration fee  ..........................................   $  4,756.19
NASD filing fee  ...............................................       2,069.55
Nasdaq listing fee  ............................................      10,000.00
Underwriter's consulting fee  ..................................      25,000.00
Printing expenses  .............................................      75,000.00
Fees and expenses of counsel for the Registrant  ...............     225,000.00
Accounting fees and expenses  ..................................     250,000.00
Blue sky fees and expenses (including counsel fees and
  expenses) ....................................................      50,000.00
Fees and expenses of transfer agent and registrar  .............       2,500.00
Miscellaneous  .................................................       5,674.26
                                                                   -------------
          Total expenses  ......................................    $650,000.00
                                                                   =============


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

   Within the past three years, the Registrant has issued the following securities without registration under the Securities Act:

   a) On March 21, 1995, the Registrant issued a warrant to purchase 259,888 shares of its Common Stock to Connecticut Innovations, Incorporated ("CII") in connection with the provision of financing to the Registrant. The exercise price under the warrant is $2.31 per share, and the warrant is exercisable until March 21, 2005. On August 21, 1996, this warrant was cancelled and replaced with a warrant to purchase 129,944 shares of the Registrant's Common Stock, under the same terms and conditions as the warrant issued on March 21, 1995.

   b) On a number of different dates between February and July 1996, the Registrant issued and sold an aggregate of 233,326 shares of its Common Stock to 16 investors, each of whom qualified as an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act. The aggregate consideration received by the Company for such shares was $787,500.

   c) On March 22, 1996, the Registrant granted options to purchase a total of 71,290 shares of its Common Stock to 12 employees of the Registrant pursuant to its 1996 Key Employees' Stock Option Plan. These options have an exercise price of $3.38 per share and are exercisable until March 22, 2006.

   d) On April 1, 1996, the Registrant issued warrants to purchase an aggregate of 166,665 shares of its Common Stock to Mark E. Story and Michael
P. Barney, each an executive officer of the Registrant, and to Robert F. Ohmes and Scott R. Ohmes, sons of Robert D. Ohmes, an executive officer and director of the Registrant. The exercise price under the warrants is $3.38 per share, and the warrants are exercisable until April 1, 2006.

   e) On June 1, 1996, Robert D. Ohmes and Scott R. Ohmes converted a total of $225,000 of indebtedness from the Registrant into an aggregate of 66,666 shares of Common Stock of the Registrant.

   f) One June 1, 1996, the Registrant issued an aggregate of 62,191 shares of its Common Stock to Eugene D. Story, Robert D. Ohmes and Donald F. Logan, Jr., each an executive officer and director of the Registrant, upon conversion of 2,099 shares of its Preferred Stock held by such officers.

   g) On June 3, 1996, the Registrant issued warrants to purchase an aggregate of 55,554 shares of its Common Stock to Eugene D. Story, Robert D. Ohmes, Donald F. Logan, Jr. and Mark E. Story. The exercise price under the warrants is $3.38 per share, and the warrants are exercisable until June 3, 2006.

   h) On June 30, 1996, Scott R. Ohmes converted a convertible subordinated debenture in the principal amount of $70,000 into 259,259 shares of the Registrant's Common Stock.

   i) On June 30, 1996, Lyman C. Hamilton, Jr., a director of the Registrant, converted a convertible subordinated note in the principal amount of $62,500 into 62,074 shares of the Registrant's Common Stock.

   j) On June 30, 1996, Christopher Story, the brother of Eugene D. Story, converted a convertible subordinated debenture in the principal amount of $25,000 into 10,018 shares of the Registrant's Common Stock.

   k) On August 21, 1996, the Registrant issued and sold 7,500 shares of its Preferred Stock to CII for $500,000 in cash, the cancellation of $236,924 of principal amount of indebtedness owed to CII by the Registrant and CII's relinquishment of warrants to purchase 129,944 shares of Common Stock.

   l) On December 12, 1996, the Registrant issued a promissory note in the principal amount of $250,000, convertible into an aggregate of 100,000 shares of its Common Stock, and a warrant to purchase 125,000 shares of its Common Stock to Sperry Marine Inc. in connection with its provision of financing to the Registrant. The exercise price under the warrant is $5.00 per share, and the warrant is exercisable until December 12, 2001.

   m) On January 29, 1997, the Registrant issued to George Schimenti, Thomas Anastasoglou, Daniel M. Keenan, David Miller, Sefta Trustees Limited and Westminster Capital, Inc. $350,000 in aggregate principal amount of promissory notes and an aggregate of 70,000 shares of Common Stock pursuant to a private placement (the "Bridge Financing"). The Registrant received total cash consideration in the gross amount of $350,000. In connection with the Bridge Financing, Whale Securities Co., L.P. ("Whale") acted as placement agent whereby Whale received an aggregate commission of $35,000 in cash.

   The securities issued in the foregoing transactions were not registered under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2) relating to transactions by an issuer not involving any public offering. In claiming the Section 4(2) exemption with respect to the transactions other than the grant of options to employees, the registrant relied on the following facts: (i) each of the purchasers was an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act and acquired the shares or other securities for the purchaser's own account in a transaction not involving any general solicitation or general advertising, and not with a view to the distribution thereof; and (ii) a restrictive legend was placed on each certificate evidencing the shares.

ITEM 27. EXHIBITS

   The following is a list of exhibits filed as a part of this registration statement:

  Exhibit No.                                                Description
 ---------------   ------------------------------------------------------------------------------------------------
1.01              Form of Underwriting Agreement.*
3.01(a)           Amended and Restated Certificate of Incorporation of the Registrant.*
    (b)           Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant.*
3.02              Amended Bylaws of the Registrant.
4.01              Specimen Certificate representing shares of Common Stock, par value $.002 per share, of the Registrant.
4.02              Specimen Certificate representing the Public Warrants of the Registrant.
4.03              Form of Public Warrant Agreement among the Registrant, Whale Securities Co., L.P. as Underwriter and
                  American Stock Transfer & Trust Company as Warrant Agent.*
4.04              Form of Underwriter's Warrant Agreement, including form of warrant certificate.*
4.05(a)           Commercial Revolving Loan, Term Loan and Security Agreement between People's Bank and the Registrant, dated June 4, 1993.*
    (b)           Second Modification of Commercial Revolving Loan, Term Loan and Security Agreement between People's
                  Bank and the Registrant, dated December 21, 1995.*
    (c)           Letter from People's Bank to the Registrant, dated February 8, 1995.*
    (d)           $450,000 Term Promissory Note from the Registrant to People's Bank, dated June 4, 1993.*
    (e)           $400,000 Amended and Restated Revolving Loan Note from the Registrant to People's Bank, dated December
                  21, 1995.*
    (f)           $150,000 Irrevocable Standby Letter of Credit in favor of Seaboard Stamford Investors Associates LLC, between People's Bank and the Registrant, dated January 25, 1996.*
    (g)           Third Modification of Commercial Revolving Loan, Term Loan and Security Agreement, dated February
                  12, 1997.*
4.06              $75,000 Loan Note from the Registrant to People's Bank, as amended, dated February 13, 1997.*
5.01              Opinion and Consent of Shipman & Goodwin LLP as to the legality of the shares to be registered.
9.01              Stock Purchase, Option and Shareholder Agreement among COMSAT Investments, Inc., the Registrant, Eugene
                  D. Story, Robert D. Ohmes and Donald F. Logan, Jr., dated June 20, 1990.*
10.01(a)          Form of Purchase Warrant for the Purchase of Common Stock, par value $.001 per share.*
     (b)          Schedule of Warrant Holders.*
10.02             $300,000 Subordinated Note from the Registrant to Eugene D. Story, dated July 1, 1994.*
10.03             $200,000 Subordinated Note from the Registrant to Robert D. Ohmes, dated July 1, 1994.*
10.04             $29,000 Subordinated Note from the Registrant to Eugene D. Story, dated December 2, 1996.*
10.05             $10,000 Subordinated Note from the Registrant to Robert D. Ohmes, dated December 2, 1996.*
10.06             $15,000 Subordinated Note from the Registrant to Mark E. Story, dated December 2, 1996.*
10.07             $90,000 Subordinated Note from the Registrant to Scott R. Ohmes, dated December 2, 1996.*
10.08             $22,000 Subordinated Note from the Registrant to Donald F. Logan, Jr., dated December 2, 1996.*
10.09             Key Employee Agreement between the Registrant and Eugene D. Story.*
10.10             Key Employee Agreement between the Registrant and Robert D. Ohmes.*

                                      II-3


  Exhibit No.                                                Description
 ---------------   ------------------------------------------------------------------------------------------------
10.11             Form of Key Employee Agreement between the Registrant and each of Michael P. Barney, Donald F. Logan,
                  Jr. and Mark E. Story.*
10.12             Marine Management Systems, Inc. 1996 Key Employees' Stock Option Plan.*
10.13(a)          Agreement of Lease between Seaboard Stamford Investor Associates, LLC and the Registrant, dated October
                  31, 1995 with respect to Premises located at 470 West Avenue, Stamford, Connecticut 06902.*
     (b)          Letter Amendment to Agreement of Lease, dated September 21, 1995.*
     (c)          Letter Amendment to Agreement of Lease.*
10.14(a)          United States of America Department of Transportation Maritime Administration Notification of Assistance
                  Approval (Cooperative Agreement), Project Number: DTMA91-95-H-00069, Title: Integrated Shipboard
                  Information Technology (ISIT) Platform, Effective Date July 12, 1995.*
     (b)          Modification 0001 to Project Number DTMA91-95-H-00069, dated September 29, 1995.*
     (c)          Modification 0002 to Project Number DTMA91-95-H-00069, dated March 25, 1996.*
     (d)          Modification 0003 to Project Number DTMA91-95-H-00069, dated July 10, 1996.*
     (e)          Clarification Letter from U.S. Department of Transportation Maritime Administration to the Registrant,
                  dated October 31, 1996.*
     (f)          Modification 0004 to Project Number DTMA91-95-H-00069, dated August 16, 1996.*
     (g)          Modification 0005 to Project Number DTMA91-95-H-00069, dated February 6, 1997.*
10.15             Federal Technology Partnership Assistance Agreement between the Registrant and Connecticut Innovations,
                  Incorporated, dated July 31, 1995.*
10.16             Marketing and Distribution Agreement between the Registrant and Sperry Marine Inc., dated December
                  4, 1996.*
10.17             Warrant for the Purchase of Common Stock, par value $.002 per share, issued to Sperry Marine Inc., dated December 12, 1996.*
10.18(a)          Form of Registration Rights Agreement between the Registrant and the Holder, dated as of January 29,
                  1997.*
     (b)          Schedule of Holders.*
10.19             Consulting Agreement between the Registrant and Whale Securities Co., L.P.*
23.01             Consent of BDO Seidman, LLP.
23.02             Consent of Shipman & Goodwin LLP, included in opinion filed as Exhibit 5.01.
24.01             Power of Attorney, included in the signature page of this registration statement.*
27.01             Financial Data Schedule



------
 * Previously filed


ITEM 28. UNDERTAKINGS

   (1) The undersigned Registrant hereby undertakes that it will:

   (a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act,
       (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

       (iii) Include any additional or changed material information on the plan of distribution.

   (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

   (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of this offering.

   (2) The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (4) The undersigned Registrant hereby undertakes that it will:

   (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

   (b) For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES


   In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Stamford, State of Connecticut, on April 8, 1997.



                                          MARINE MANAGEMENT SYSTEMS, INC.




                                          By:   /s/ Eugene D. Story
                                              --------------------------------
                                              Eugene D. Story
                                              President and Chief Executive
                                              Officer


   In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

          Signature                            Title                          Date
 ---------------------------   --------------------------------------   ----------------
     /s/ Eugene D. Story      President, Chief Executive Officer and           April 8, 1997
  --------------------------  Director
       Eugene D. Story

     /s/ Robert D. Ohmes      Executive Vice President, Chief Financial        April 8, 1997
  --------------------------  Officer, Secretary and Director (Principal
       Robert D. Ohmes        Accounting Officer)

  Donald F. Logan, Jr.*       Senior Vice President - Operations and           April 8, 1997
  --------------------------  Director
     Donald F. Logan, Jr.

       Mark E. Story*         Vice President - Technical and Director          April 8, 1997
  --------------------------
        Mark E. Story

    Donald W. Forster*        Director                                         April 8, 1997
  --------------------------
      Donald W. Forster

  Lyman C. Hamilton, Jr.*     Director                                         April 8, 1997
  --------------------------
    Lyman C. Hamilton, Jr.

     Michael C. Hughes*       Director                                         April 8, 1997
  --------------------------
      Michael C. Hughes

By: /s/  Eugene D. Story
  --------------------------
       Eugene D. Story,
       Attorney-in-Fact


------
*Each by his Attorney thereunto duly authorized by Power of Attorney.

                                EXHIBIT INDEX

                                                                                                             Sequentially
  Exhibit No.                                           Description                                          Numbered Page
 ---------------   -------------------------------------------------------------------------------------   -----------------
       1.01       Form of Underwriting Agreement.*
       3.01(a)    Amended and Restated Certificate of Incorporation of the Registrant.*
           (b)    Certificate of Amendment of Amended and Restated Certificate of Incorporation of the
                  Registrant.*
       3.02       Amended Bylaws of the Registrant.
       4.01       Specimen Certificate representing shares of Common Stock, par value $.002 per share, of the Registrant.
       4.02       Specimen Certificate representing the Public Warrants of the Registrant.
       4.03       Form of Public Warrant Agreement among the Registrant, Whale Securities Co., L.P. as Underwriter
                  and American Stock Transfer & Trust Company as Warrant Agent.*
       4.04       Form of Underwriter's Warrant Agreement, including form of warrant certificate.*
       4.05(a)    Commercial Revolving Loan, Term Loan and Security Agreement between People's Bank and the
                  Registrant, dated June 4, 1993.*
           (b)    Second Modification of Commercial Revolving Loan, Term Loan and Security Agreement between
                  People's Bank and the Registrant, dated December 21, 1995.*
           (c)    Letter from People's Bank to the Registrant, dated February 8, 1995.*
           (d)    $450,000 Term Promissory Note from the Registrant to People's Bank, dated June 4, 1993.*
           (e)    $400,000 Amended and Restated Revolving Loan Note from the Registrant to People's Bank, dated December 21, 1995.*
           (f)    $150,000 Irrevocable Standby Letter of Credit in favor of Seaboard Stamford Investors Associates
                  LLC, between People's Bank and the Registrant, dated January 25, 1996.*
           (g)    Third Modification of Commercial Revolving Loan, Term Loan and Security Agreement, dated
                  February 12, 1997.*
       4.06       $75,000 Loan Note from the Registrant to People's Bank, as amended, dated February 13,
                  1997.*
       5.01       Opinion and Consent of Shipman & Goodwin LLP as to the legality of the shares to be registered.
       9.01       Stock Purchase, Option and Shareholder Agreement among COMSAT Investments, Inc., the
                  Registrant, Eugene D. Story, Robert D. Ohmes and Donald F. Logan, Jr., dated June 20, 1990.*
      10.01(a)    Form of Purchase Warrant for the Purchase of Common Stock, par value $.001 per share.*
           (b)    Schedule of Warrant Holders.*
      10.02       $300,000 Subordinated Note from the Registrant to Eugene D. Story, dated July 1, 1994.*
      10.03       $200,000 Subordinated Note from the Registrant to Robert D. Ohmes, dated July 1, 1994.*
      10.04       $29,000 Subordinated Note from the Registrant to Eugene D. Story, dated December 2, 1996.*
      10.05       $10,000 Subordinated Note from the Registrant to Robert D. Ohmes, dated December 2, 1996.*
      10.06       $15,000 Subordinated Note from the Registrant to Mark E. Story, dated December 2, 1996.*
      10.07       $90,000 Subordinated Note from the Registrant to Scott R. Ohmes, dated December 2, 1996.*




                                                                                                             Sequentially
  Exhibit No.                                           Description                                          Numbered Page
 ---------------   -------------------------------------------------------------------------------------   -----------------
      10.08       $22,000 Subordinated Note from the Registrant to Donald F. Logan, Jr., dated December 2,
                  1996.*
      10.09       Key Employee Agreement between the Registrant and Eugene D. Story.*
      10.10       Key Employee Agreement between the Registrant and Robert D. Ohmes.*
      10.11       Form of Key Employee Agreement between the Registrant and each of Michael P. Barney, Donald
                  F. Logan, Jr. and Mark E. Story.*
      10.12       Marine Management Systems, Inc. 1996 Key Employees' Stock Option Plan.*
      10.13(a)    Agreement of Lease between Seaboard Stamford Investor Associates, LLC and the Registrant,
                  dated October 31, 1995 with respect to Premises located at 470 West Avenue, Stamford, Connecticut
                  06902.*
           (b)    Letter Amendment to Agreement of Lease, dated September 21, 1995.*
           (c)    Letter Amendment to Agreement of Lease.*
      10.14(a)    United States of America Department of Transportation Maritime Administration Notification
                  of Assistance Approval (Cooperative Agreement), Project Number: DTMA91-95-H-00069, Title:
                  Integrated Shipboard Information Technology (ISIT) Platform, Effective Date July 12, 1995.*
           (b)    Modification 0001 to Project Number DTMA91-95-H-00069, dated September 29, 1995.*
           (c)    Modification 0002 to Project Number DTMA91-95-H-00069, dated March 25, 1996.*
           (d)    Modification 0003 to Project Number DTMA91-95-H-00069, dated July 10, 1996.*
           (e)    Clarification Letter from U.S. Department of Transportation Maritime Administration to
                  the Registrant, dated October 31, 1996.*
           (f)    Modification 0004 to Project Number DTMA91-95-H-00069, dated August 16, 1996.*
           (g)    Modification 0005 to Project Number DTMA91-95-H-00069, dated February 6, 1997.*
      10.15       Federal Technology Partnership Assistance Agreement between the Registrant and Connecticut
                  Innovations, Incorporated, dated July 31, 1995.*
      10.16       Marketing and Distribution Agreement between the Registrant and Sperry Marine Inc., dated
                  December 4, 1996.*
      10.17       Warrant for the Purchase of Common Stock, par value $.002 per share, issued to Sperry Marine
                  Inc., dated December 12, 1996.*
      10.18(a)    Form of Registration Rights Agreement between the Registrant and the Holder, dated as of
                  January 29, 1997.*
           (b)    Schedule of Holders.*
      10.19       Consulting Agreement between the Registrant and Whale Securities Co., L.P.*
      23.01       Consent of BDO Seidman, LLP.
      23.02       Consent of Shipman & Goodwin LLP, included in opinion filed as Exhibit 5.01.
      24.01       Power of Attorney, included in the signature page of this registration statement.*
      27.01       Financial Data Schedule



------
 * Previously filed